As filed with the Securities and Exchange Commission on May 30, 2008

File No. 333-116217

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

POST-EFFECTIVE AMENDMENT NO. 6 to FORM SB-2 ON

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OPHTHALMIC IMAGING SYSTEMS

(Exact name of registrant as specified in its charter)

California	3841	94-3035367
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

__________________________

221 Lathrop Way, Suite I

Sacramento, California 95815

(916) 646-2020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ariel Shenhar

Chief Financial Officer

Ophthalmic Imaging Systems

221 Lathrop Way, Suite I

Sacramento, California 95815

(916) 646-2020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Henry I. Rothman

Troutman Sanders LLP

405 Lexington Avenue

New York, New York 10174

(212)704-6000

__________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Pursuant to Rule 429 of the Securities Act of 1933, as amended, this registration statement also serves as Post-Effective Amendment No. 7 to the registrant’s Registration Statement on Form SB-2, File No. 333-110334 relating to 375,000 shares of the registrant’s common stock that was issued upon exercise of a warrant and Post Effective Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2, File No. 333-147680 relating to 3,056,728 shares of the registrant’s common stock which represents 140% of the number of shares of common stock presently issuable upon conversion of its 6.5% Convertible Notes Due April 30, 2010 and 115% of the number of shares of common stock presently issuable upon exercise of warrants.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 30, 2008.

PRELIMINARY PROSPECTUS

7,794,728 Shares

OPHTHALMIC IMAGING SYSTEMS

Common Stock

This prospectus relates to the resale by the selling security holders for their own accounts of up to an aggregate of 7,794,728 shares of our common stock, of which (1) 375,000 shares are held by Laurus Master Fund, Ltd. (“Laurus”), (2) 313,000 shares are issuable upon exercise of warrants issued to Laurus, (3) 4,050,000 shares are held by MediVision Medical Imaging Ltd., and (4) 3,056,728 shares represent 140% of the number of shares of common stock presently issuable upon conversion of our 6.5% Convertible Notes Due April 30, 2010 and 115% of the number of shares of common stock presently issuable upon exercise of warrants issued to Tail Wind Fund Ltd. and Solomon Strategic Holding Inc.

Our common stock trades on the OTC Bulletin Board® under the symbol “OISI.” The last reported sale price of our common stock on May 28, 2008, was $0.32 per share.

The mailing address and the telephone number of our principal executive offices are 221 Lathrop Way, Suite I, Sacramento, California 95815, (916) 646-2020.

Investing in our common stock involves a high degree of risk.

Please see the section of this prospectus entitled “Risk Factors” beginning on page 5.

We will not receive any proceeds from the sale of the shares by the selling security holders. We may receive proceeds in connection with the exercise of warrants whose underlying shares may be sold in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____, 2008.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	3
RISK FACTORS	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	11
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	12
DILUTION	12
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	13
BUSINESS	29
MANAGEMENT	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
EXECUTIVE COMPENSATION	44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	47
SELLING SECURITY HOLDERS	48
PLAN OF DISTRIBUTION	52
DESCRIPTION OF SECURITIES	54
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	55
TRANSFER AGENT AND REGISTRAR	55
INTEREST OF EXPERTS AND COUNSEL	55
WHERE YOU CAN FIND MORE INFORMATION	56

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors.”

This prospectus relates to the resale by the selling security holders for their own accounts of up to an aggregate of 7,794,728 shares of our common stock, of which (1) 375,000 shares are held by Laurus Master Fund, Ltd. (“Laurus”), (2) 313,000 shares are issuable upon exercise of warrants issued to Laurus, and (3) 4,050,000 shares are held by MediVision Medical Imaging Ltd., and (4) 3,056,728 shares represent 140% of the number of shares of our common stock presently issuable upon conversion of our 6.5% Convertible Notes Due April 30, 2010 and 115% of the number of shares of common stock presently issuable upon exercise of warrants issued to the Tail Wind Fund Ltd (“Tail Wind”) and Solomon Strategic Holding Inc. (“SSH”).

In June 2003, pursuant to Amendment No. 1 to the Working Capital Funding Agreement, MediVision Medical Imaging Ltd. (“MediVision”), an Israeli corporation, converted $1,150,000 of outstanding principal and accrued interest under a promissory note held by it into 6,216,216 shares of our common stock at a conversion price of $0.185 per share. This prospectus covers the resale of 4,050,000 of such shares of common stock held by MediVision.

In connection with a private placement transaction with Laurus on September 25, 2003, this prospectus covers the resale of 375,000 shares held by Laurus, which was issued upon exercise of a warrant issued as part of the September 5, 2003 private placement (the “2003 Laurus Warrant”). The exercise price of the 2003 Laurus Warrant range between $1.23 and $1.61 per share.

In connection with a private placement transaction on April 27, 2004 with Laurus this prospectus covers the resale of 313,000 shares issuable to Laurus upon exercise of a warrant (the “2004 Laurus Warrant”). The exercise price of the 2004 Laurus Warrant range between $1.40 and $1.83 per share.

On October 29, 2007, we entered into a purchase agreement with Tail Wind and SSH pursuant to which we issued to Tail Wind and SSH (i) 6.5% Convertible Notes Due April 30, 2010 in the aggregate principal amount of $2,750,000, which notes are convertible into 1,676,828 shares of our common stock and (ii) warrants to purchase an aggregate of 616,671 shares of our common stock at an exercise price of $1.87 per share. This prospectus covers the resale of the shares issuable upon conversion of the notes and exercise of the warrants held by Tail Wind and SSH.

Our Company

We are engaged in the business of designing, developing, manufacturing and marketing digital imaging systems, image enhancement and analysis software and informatics solutions for use by practitioners in the ocular health field. Our products are used for a variety of standard diagnostic test procedures performed in most eye care practices. Since our inception, we have developed products that have addressed primarily the needs of the ophthalmic angiography markets, both fluorescein and indocyanine green. The current flagship products in our angiography line are our WinStation digital imaging systems. These WinStation products are targeted primarily at retinal specialists and general ophthalmologists in the diagnosis and treatment of retinal diseases and other ocular pathologies. See “Description of Business” for more information.

The Offering

Common stock offered by selling security holders

Up to an aggregate of 7,794,728 shares of common stock may be offered under this prospectus, of which (1) 375,000 shares are held by Laurus, (2) 313,000 shares are issuable upon exercise of warrants issued to Laurus, (3) 4,050,000 shares are held by MediVision Medical Imaging Ltd. and (4) 3,056,728 shares represent 140% of the number of shares of common stock presently issuable upon conversion of our 6.5% Convertible Notes Due April 30, 2010 and 115% of the number of shares of common stock presently issuable upon exercise of warrants issued to Tail Wind and SSH.

Use of Proceeds	All proceeds of this offering will be received by the selling security holders for their own accounts. We may receive proceeds in connection with the exercise of warrants whose underlying shares may be sold in this Offering.

Risk Factors	You should read the “Risk Factors” section beginning on page 5, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.
OTC Bulletin Board®	OISI.OB

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding to invest in shares of our common stock. If any of the following risks actually occurs, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

If we are unable to obtain additional capital, we would be required to eliminate certain activities that would adversely effect our operations.

We may require substantial funds for various purposes, including continuing research and development, manufacturing and marketing our existing products. We may need to seek additional capital, possibly through public or private sales of our securities, in order to fund our activities on a long-term basis. Adequate funds may not be available when needed or on terms acceptable to us. Insufficient funds may require us to delay, scale back or eliminate certain or all of our research and development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop ourselves, which may materially adversely affect our continued operations.

If we fail to develop and successfully introduce new and enhanced products that meet the needs of our customers, our business may be harmed.

Our future success depends on our ability to anticipate our customers’ needs and develop products that address those needs. This will require us to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. We cannot assure that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost effective manner. Our failure to do so could lead to a reduction in sales and our business may be harmed.

Our market is unpredictable and characterized by rapid technological changes and evolving standards, and, if we fail to keep up with such changes, our business and operating results will be harmed.

Our industry is characterized by extensive research and development, rapid technological change, frequent innovations and new product introductions, changes in customer requirements and evolving industry standards. Demand for our products could be significantly diminished by new technologies or products that replace them or render them obsolete, which would have a material adverse effect on our business, financial condition and results of operations.

The markets in which we sell our products are intensely competitive and increased competition could cause reduced sales levels, reduced gross margins or the loss of market share.

Competition for products that can diagnose and evaluate eye disease is intense and is expected to increase.  With respect to our WinStation products, we are aware of two primary competitors in the United States, which produce and are delivering digital fundus imaging systems in volume, Topcon and Zeiss. In addition, there are a few other small competitors. Both Topcon and Zeiss, however, manufacture fundus cameras and produce angiography products that interface mostly with their own fundus cameras. In contrast, our products interface with different models of fundus cameras from a wide variety of manufacturers. Three other companies are known to have systems in primarily the international market, and the U.S. market to a limited extent, each with small market penetration.

We are aware of five primary competitors for the DSLI, namely Veatch, MVC, Kowa, Helioasis and Lombart. Additionally, there are approximately four other companies, which manufacture similar systems, but these systems currently have minimal market presence.

We are aware of two primary competitors for the Ophthalmic PACS, which develops a similar solution, Topcon and Medflow.

Abraxas Medical Solutions, (“Abraxas”), our wholly-owned subsidiary, does not consider many of the companies currently offering some type of EMR or PM products as future competitors, as they sell to hospitals, large clinics, surgery centers and other facilities that are not in Abraxas’ current target market. Abraxas also excluded others as competitors because of their focus on certain medical specialties that Abraxas does not plan to target. Abraxas is aware of a some competitors for the EMR/PM products, namely Allscripts, GE, Sage Software, and NextGen, which provide solutions for the multi-specialty medical market, a few smaller competitors, namely HCIT, Eye Doc, MedFlow and Compulink, which provide the EMR and or PM solutions predominantly to the eye care market. Others, namely Digi-Chart and Greenway provide the EMR and or PM solutions predominantly to the OB/GYN market, other companies also specialize in the Orthopedic market or the Primary care market.

Although we will continue to work to develop new and improved products, many companies are engaged in research and development of new devices and alternative methods to diagnose and evaluate eye disease. Introduction of such devices and alternative methods could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations. Many of our competitors and potential competitors have substantially greater financial, manufacturing, marketing, distribution and technical resources than us.

The acquisition of substantially all of the assets of AcerMed and the formation of Abraxas will allow us to broaden our product offerings to the ocular health care industry as well as to primary care, obstetrics and gynecology, and orthopedic surgeons. However there is no guarantee that our sales efforts in this new endeavor will be successful in the future. Additional R&D efforts, long sales cycles, new sales training requirements and potential resistance to the initial high cost of the software may hinder our success in selling these products.

Any business combinations or mergers among our competitors, forming larger competitors with greater resources, or the acquisition of a competitor by a major medical or technology corporation seeking to enter this business, could result in increased competition.

We may experience a decline in selling prices of our products as competition increases, which could adversely affect our operating results.

As competing products become more widely available, the average selling price of our products may decrease. Trends toward managed care, health care, cost containment and other changes in government and private sector initiatives in the United States and other countries in which we do business are placing increased emphasis on the delivery of more cost-effective medical therapies which could also adversely affect prices of our products. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes, our net sales will decline. In addition, to maintain our gross margins, we must continue to reduce the cost of our products. Further, as average selling prices of our current products decline, we must develop and introduce new products and product enhancements with higher margins. If we cannot maintain our net sales and gross margins, our operating results could be seriously harmed, particularly if the average selling prices of our products decrease significantly.

If we do not spend heavily on research and development and we fail to address rapid technological changes in our markets, it could adversely affect our business.

We have incurred substantial research and development expenditures in the past, and plan to continue to do so in the future. Over the last three fiscal years, our research and development expenses have been in the range of 10% to 11% of our net revenues. We cannot assure that our expenditures for research and development will result in the introduction of new products or, if such products are introduced, that those products will achieve sufficient market acceptance. Our failure to address rapid technological changes in our markets could adversely affect our business and results of operations.

Our products are subject to U.S., E.U. and international medical regulations and controls, which impose substantial financial costs on us and which can prevent or delay the introduction of new products.

Our ability to sell our products is subject to various federal, state and international rules and regulations. In the United States, we are subject to inspection and market surveillance by the FDA, to determine compliance with regulatory requirements. The regulatory process is costly, lengthy and uncertain.

Pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act (“FDCA”), we are required to file, and submit, a pre-marketing notification with the FDA which provides certain safety and effectiveness information concerning our diagnostic imaging systems, including our DFI and DSLI. The FDA has approved our pre-marketing notification submittals, thereby granting us permission to market our products, subject to the general controls and provisions of the FDCA. The classification of our products require, among other things, annual registration, listing of devices, good manufacturing practices, labeling and prohibition against misbranding and adulteration. Further, because we are engaged in international sales, our products must satisfy certain manufacturing requirements and may subject us to various filing and other regulatory requirements imposed by foreign governments as a condition to the sale of such products.

We have registered our manufacturing facility with both the FDA and certain California authorities as a medical device manufacturer and operate such facility under FDA and California requirements concerning Quality System Requirements (“QSR”). As a medical device manufacturer, we are required to continuously maintain our QSR compliance status and to demonstrate such compliance during periodic FDA and California inspections. If the facilities do not meet applicable QSR regulatory requirements, we may be required to implement changes necessary to comply with such regulations.

Although the FDA has made findings which permit us to sell our products in the marketplace, such findings do not constitute FDA approval of these devices and we can not predict the effect that future legislation or regulatory developments may have on our operations. Additional regulations, reconsideration of approvals granted under current regulations, or a change in the manner in which existing statutes and regulations are interpreted or applied may have a material adverse impact on our business, financial condition and results of operations. Moreover, new products and services developed by us, if any, also may be subject to the same or other various federal and state regulations, in addition to those of the FDA.

Following clearance or approval, marketed products are subject to continuing regulation. We are required to adhere to the FDA’s Quality System Regulation, or QSR, and similar regulations in other countries, which include design, testing, quality control and documentation requirements. Ongoing compliance with QSR, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by the FDA and by comparable agencies in other countries.

The purchase of AcerMed software and the formation of Abraxas may not generate any significant future revenue for us.

In January 2008, we purchased substantially all of the assets of AcerMed, Inc., a leading software developer for Electronic Medical Records (EMR) and Practice Management software. The acquisition was through our wholly-owned subsidiary; Abraxas Medical Solutions, Inc. AcerMed has been recognized as a leader in providing comprehensive and advanced EMR and Practice Management software solutions for a wide range of medical practices, from sole practitioners to multi-site, multi-specialty group practices nationwide. Through the acquisition, we gained the rights to software applications that automate the clinical, administrative, and financial operations of a medical office. Due to the acquisition of Abraxas, NextGen Healthcare Information Systems, Inc. chose recently to discontinue its relationship with OIS. There is no guarantee that Abraxas’ sales efforts in this endeavor will be successful in the future. Long sales cycles, new sales training requirements and potential resistance to the initial high cost of the software may be among the factors contributing to us not being successful in selling these products.

We depend on skilled personnel to operate our business effectively in a rapidly changing market, and if we are unable to retain existing or hire additional personnel, our ability to develop and sell our products could be harmed.

Our success depends to a significant extent upon the continued service of our key senior management, sales and technical personnel, any of whom could be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. We cannot assure that we will continue to be successful in hiring and retaining properly trained personnel. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

We may not be able to protect our proprietary technology, which could adversely affect our competitive advantage.

We rely on a combination of patent, copyright, trademark and trade secret laws, non-disclosure and confidentiality agreements and other restrictions on disclosure to protect our intellectual property rights. We cannot assure that our patent applications will be approved, that any patents that may be issued will protect our intellectual property, that any issued patents will not be challenged by third parties or that any patents held by us will not be found by a judicial authority to be invalid or unenforceable. Other parties may independently develop similar or competing technology or design around any patents that may be issued to or held by us. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Moreover, if we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees.

The long sales cycles for our products may cause us to incur significant expenses without offsetting revenues.

Customers typically expend significant effort in evaluating, testing and qualifying our products before making a decision to purchase them, resulting in a lengthy initial sales cycle. While our customers are evaluating our products we may incur substantial sales and marketing and research and development expenses to customize our products to the customer’s needs. We may also expend significant management efforts, increase manufacturing capacity and order long-lead-time components or materials. Even after this evaluation process, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

If we fail to accurately forecast component and material requirements for our products, we could incur additional costs and significant delays in shipments, which could result in the loss of customers.

We must accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors including the specific supplier requirements, the size of the order, contract terms and current market demand for components. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs, impair our available liquidity and could have a material adverse effect on our business, operating results and financial condition. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers. Any of these occurrences would negatively impact our net sales, business and operating results and could have a material adverse effect on our business, operating results and financial condition.

Our dependence on sole source suppliers exposes us to possible supply interruptions that could delay or prevent the manufacture of our systems.

Certain of the components used in our products are purchased from single sources. While we believe that most of these components are available from alternate sources, an interruption of these or other supplies could have a material adverse effect on our ability to manufacture some of our systems.

Some of our medical customers’ willingness to purchase our products depends on their ability to obtain reimbursement for medical procedures using our products and our revenues could suffer from changes in third-party coverage and reimbursement policies.

Our medical segment customers include doctors, clinics, hospitals and other health care providers whose willingness and ability to purchase our products depends in part upon their ability to obtain reimbursement for medical procedures using our products from third-party payers, including private insurance companies, and in the U.S. from health maintenance organizations, and federal, state and local government programs, including Medicare and Medicaid. Third-party payers are increasingly scrutinizing health care costs submitted for reimbursement and may deny coverage and reimbursement for the medical procedures made possible by our products. Failure by our customers to obtain adequate reimbursement from third-party payers for medical procedures that use our products or changes in third-party coverage and reimbursement policies could have a material adverse effect on our sales, results of operations and financial condition.

We have limited product liability insurance and if we are held liable in a products liability lawsuit for amounts in excess of our insurance coverage, we could be rendered insolvent.

There can be no assurance that we will not be named as a defendant in any litigation arising from the use of our products. Although we have our own product liability insurance policy with a limit of $4 million, should such litigation ensue and we are held liable for amounts in excess of such insurance coverage, we could be rendered insolvent. In addition, there can be no assurance that product liability insurance will continue to be available to us or that the premiums therefore will not become prohibitively expensive.

If our facilities were to experience catastrophic loss, our operations would be seriously harmed.

Our facilities could be subject to a catastrophic loss such as fire, flood or earthquake. A substantial portion of our manufacturing activities and many other critical business operations are located near major earthquake faults in California, an area with a history of seismic events. Our corporate headquarters is also in a possible flood zone and our insurance coverage is only $500,000. Should such a loss ensue for amounts in excess of such insurance coverage, we could be rendered insolvent. Any such losses at our facility could disrupt our operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility. Any such loss could have a material adverse effect on our sales, results of operations and financial condition.

Since a significant portion of our research and development is done in Israel, we are also exposed to terrorism, which could also have a material adverse effect on our business operations.

If MediVision fails to repay amounts guaranteed by us under the Debenture, it could result in a material adverse effect on our business, operating results, or financial condition.

We are a party to the Debenture whereby we guarantee the payment of all of the debts and liabilities of MediVision to United Mizrahi Bank, up to $2,000,000. The Debenture is secured by a first lien on all of our assets. MediVision pledged 2,345,500 shares of our common stock it owns to us in order to secure the Debenture. For a more detailed description of the Debenture, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation— MediVision Transactions”

If MediVision fails to pay the debts and liabilities secured by us under the Debenture we will likely be required to pay these amounts to United Mizrahi Bank. If the shares posted as collateral to secure the Debenture are insufficient in value to pay such amounts, the cash required to pay such amounts will most likely come out of our working capital. Since we rely on our working capital for our day to day operations, any such default by MediVision could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

Risks Related to This Offering

We may experience volatility in our stock price, which could negatively affect your investment, and you may not be able to resell your shares at or above the offering price.

The offering price of our common stock may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the offering price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including: a quarterly variations in operating results; changes in financial estimates by securities analysts; changes in market valuations of other similar companies; announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures; additions or departures of key personnel; any deviations in net sales or in losses from levels expected by securities analysts; and future sales of common stock.

In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

Because our securities trade on the OTC Bulletin Board, your ability to sell your shares in the secondary market may be limited.

The shares of our common stock have been listed and principally quoted on the Nasdaq OTC Bulletin Board under the trading symbol “OISI” since May 28, 1998 and prior thereto on the Nasdaq Small-Cap Market. In May 1998, the NASD notified us that we no longer satisfied Nasdaq Small-Cap Market listing requirements and, in accordance with the terms of the Nasdaq Listing Qualifications Panel decision, our common stock was delisted therefrom on May 27, 1998. Further, due to our inability to comply with the Boston Stock Exchange listing requirements, our common stock was delisted therefrom on March 3, 1998. As a result, it may be more difficult for an investor to dispose of our securities, or to obtain accurate quotations on their market value. Furthermore, the prices for our securities may be lower than might otherwise be obtained.

Moreover, because our securities currently trade on the OTC Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person’s written consent to the transaction prior to sale. Consequently, these rules may adversely affect the ability of purchasers to sell our securities and otherwise affect the trading market in our securities.

Because our shares are deemed “penny stocks,” you may have difficulty selling them in the secondary trading market.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange that makes certain reports available, the equity security may also constitute a “penny stock.” As our common stock falls within the definition of penny stock, these regulations require the delivery by the broker-dealer, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock. The ability of broker-dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

We have additional securities available for issuance, including preferred stock, which if issued could adversely affect the rights of the holders of our common stock.

Our articles of incorporation authorize the issuance of 35,000,000 shares of common stock and 20,000,000 shares of preferred stock. The common stock and the preferred stock can be issued by, and the terms of the preferred stock, including dividend rights, voting rights, liquidation preference and conversion rights can generally be determined by, our board of directors without shareholder approval.

Any issuance of preferred stock could adversely affect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. Accordingly, shareholders, including those purchasing the securities offered hereby, will be dependent upon the judgment of our management in connection with the future issuance and sale of shares of our common stock and preferred stock, in the event that buyers can be found therefor. Any future issuances of common stock or preferred stock would further dilute the percentage ownership of our company held by the public shareholders. Furthermore, the issuance of preferred stock could be used to discourage or prevent efforts to acquire control of our company through acquisition of shares of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, in other materials we file with the SEC or otherwise release to the public, and on our website. In addition, our senior management might make forward-looking statements orally to analysts, investors, the media and others. Statements concerning our future operations, prospects, strategies, financial condition, future economic performance (including growth and earnings) and demand for our products and services, and other statements of our plans, beliefs, or expectations, including the statements contained under the heading, “Management’s Discussion and Analysis or Plan of Operation,” regarding our future plans, strategies and expectations are forward-looking statements. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. We intend such forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended and in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are cautioned not to place undue reliance on these forward-looking statements because these forward-looking statements we make are not guarantees of future performance and are subject to various assumptions, risks, and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. Thus, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: economic conditions generally and the medical instruments market specifically, legislative or regulatory changes that affect us, including changes in healthcare regulation, the availability of working capital, the introduction of competing products, and other risk factors described herein. These risks and uncertainties, together with the other risks described from time to time in reports and documents that we filed with the SEC should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Indeed, it is likely that some of our assumptions will prove to be incorrect. Our actual results and financial position will vary from those projected or implied in the forward-looking statements, and the variances may be material. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. Rather, the selling security holders will receive those proceeds directly. We may receive proceeds in connection with the exercise of warrants whose underlying shares may in turn be sold by the selling security holder. Although the amount and timing of our receipt of any such proceeds are uncertain, such proceeds if received will be used for general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares of common stock, no par value, have been listed and principally quoted on the Nasdaq OTC Bulletin Board under the trading symbol “OISI” since May 28, 1998 and prior thereto on the Nasdaq Small-Cap Market. The following table sets forth the high and low prices for our common stock as reported on the Nasdaq OTC Bulletin Board. These prices reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

	Year Ended December 31, 2008		Year Ended December 31, 2007		Year Ended December 31, 2006
	Low Bid	High Ask	Low Bid	High Ask	Low Bid	High Ask
First Quarter	$.32	$.70	$1.35	$2.10	$1.35	$2.10
Second Quarter*	$.33	$.44	$1.60	$2.18	$1.60	$2.18
Third Quarter	N/A	N/A	$1.85	$2.49	$1.85	$2.49
Fourth Quarter	N/A	N/A	$2.05	$3.49	$2.05	$3.49

* Through May 15, 2008.

On May 15, 2008, the closing price for our common stock, as reported by the Nasdaq OTC Bulletin Board, was $.35 per share and there were approximately 122 shareholders of record.

Dividend Policy

We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We expect to retain our earnings, if any, to provide funds for the expansion of our business. Future dividend policy will be determined periodically by the Board of Directors based upon conditions then existing, including our earnings and financial condition, capital requirements and other relevant factors.

DILUTION

Sales of the shares of common stock by the selling security holders in this offering will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling security holders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling security holders. Prospective investors in the shares held by the selling security holders should be aware, however, that the price of shares being offered by the selling security holders may not bear any rational relationship to our net tangible book value per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

General

To date, we have designed, developed, manufactured and marketed ophthalmic digital imaging systems and informatics solutions and have derived substantially all of our revenues from the sale of such products. The primary target market for our digital angiography systems and informatics solutions has been retinal specialists and general ophthalmologists.

In January 2008, we purchased substantially all of the assets of AcerMed, Inc., a leading software developer for Electronic Medical Records (EMR) and Practice Management software. The acquisition was through our wholly-owned subsidiary; Abraxas Medical Solutions, Inc. AcerMed has been recognized as a leader in providing comprehensive and advanced EMR and Practice Management software solutions for a wide range of medical practices, from sole practitioners to multi-site, multi-specialty group practices nationwide. Through the acquisition, we gained the rights to software applications that automate the clinical, administrative, and financial operations of a medical office. This means that paper charting can be virtually eliminated and clinical charting would be done, for example, using a wireless computer pen tablet at the point of care. Due to the acquisition of Abraxas, NextGen Healthcare Information Systems, Inc. chose recently to discontinue its relationship with us. We were marketing and selling their EMR and EPM software products to the ophthalmic market.

At December 31, 2007, we had stockholders’ equity of $10,119,390 and our current assets exceeded our current liabilities by $9,453,101.

There can be no assurance that we will be able to achieve or sustain significant positive cash flows, revenues or profitability in the future.

Financing Transactions

In May 2003, we entered into a $150,000 line of credit agreement with our bank. Our line is secured by a pledged investment with the bank equal to the amount of the line of credit. The interest charged on the line of credit is at the prime rate and is due monthly. Advances on the line of credit mature on September 10, 2008.

In April 2004, we entered into a $1,000,000 debt agreement with Laurus in the form of a three-year convertible note with a fixed coupon price of 6.5% per annum. On January 20, 2006, Laurus converted all amounts outstanding under this convertible note into 528,082 shares of our common stock for a conversion price of $644,261. We also issued five-year warrants to Laurus to purchase 313,000 shares of our common stock at exercise prices ranging between $1.40 and $1.83 per share. These warrants have an expiration date of April 27, 2009.

In October 2007, we entered into the purchase agreement with Tail Wind and SSH pursuant to which we issued (i) 6.5% Convertible Notes Due April 30, 2010 in the aggregate principal amount of $2,750,000, which notes are convertible into 1,676,829 shares of our common stock and (ii) warrants to purchase an aggregate of 616,671 shares of our common stock at an exercise price of $1.87 per share. We will use the proceeds from the issuance of the notes for working capital and potential acquisitions.

MediVision Transactions

United Mizrahi Bank Ltd. Guarantee

On July 20, 2005 our Board of Directors authorized us to guarantee and/or provide security interests in our assets for certain of MediVision’s loans with United Mizrahi Bank Ltd. We entered into a Secured Debenture (the “Debenture”) in favor of United Mizrahi Bank Ltd., in an amount of up to $2,000,000 (plus interest, commissions and all expenses). Under the terms of the Debenture, we guarantee the payment of all of the debts and liabilities of MediVision to United Mizrahi Bank. The Debenture is secured by a first lien on all of our assets. MediVision pledged 2,345,500 shares of our common stock it owns to us in order to secure the Debenture. The amount owed to United Mizrahi Bank by MediVision and secured by us as of December 31, 2007 and March 14, 2008 was approximately $2,000,000.

As of December 31, 2007, the total number of shares securing the Debenture is 2,345,500 out of the 9,380,843 shares of our common stock owned by MediVision.

License and Distribution Agreement

On June 28, 2006, we and MediVision entered a License and Distribution Agreement (the “License and Distribution Agreement”) whereby MediVision appointed us to be its exclusive distributor of a new digital imaging system, the Electro-Optical Unit, currently being developed, in the Americas and the Pacific Rim (excluding China and India), for a term of ten years. In return, among other things, we granted MediVision a license to use our OIS WinStation software and any other applicable OIS system and the accompanying intellectual property rights therein and a license to use our patents to develop the Electro-Optical Unit and fulfill its obligations under this agreement. Our foregoing appointment as an exclusive distributor is conditional upon the payment of the $460,000 advance and MediVision’s successful completion of the engineering, mass manufacture, and supply of the Electro-Optical Unit, which has specifically dedicated features for the retinal market, in accordance with the technical specifications contained in this agreement. On September 21, 2006, we paid $160,000 based on the completion of the first milestone in the agreement. On June 20, 2007, we paid $150,000 based on the completion of the second milestone in the agreement. These milestone payments were attributed as partial payment of the $460,000 in advances we agreed to pay. For more detail, see Item 1. Description of Business – OIS Sales, Marketing and Distribution.

From April 9, 2007 through January 30, 2008, we and MediVision entered into a series of addendums to the License and Distribution Agreement, whereby we agreed to loan MediVision funds for the engineering of the Electro-Optical Unit. As of March 14, 2008, we have agreed to loan MediVision up to $1,350,000. The loan incurs interest of 8% per annum and repayment will commence on May 1, 2009. Repayments will be made in 36 equal payments, payable on the first of each month. The monthly amount will be calculated based on the amount of principal outstanding on April 30, 2009. Upon a default under License and Distribution Agreement, as amended, or the related promissory note or security agreement issued with the License and Distribution Agreement and its addendums, the principal and interest outstanding on the loan will become immediately due and payable. The loan is secured by shares of our common stock, owned by MediVision. The amount of shares pledged under the loan was calculated using the amount of the loan, $1,350,000 divided by $0.43, the average closing price of our common stock for the ten business days prior to January 30, 2008, less a 25% discount. If MediVision defaults on its repayment obligation as specified in the License and Distribution Agreement, as amended, we may seek repayment by foreclosing on the shares pledged as collateral or, alternatively, we have the option to receive a portion of MediVision’s ownership interest in patent rights relating to the Electro-Optical Unit, calculated based on the amount of principal and interest outstanding on the loan, which is in default at the time we exercise this option, divided by 1,350,000, multiplied by 42.1875%. For more details of the License and Distribution Agreement and each addendum thereto, see Item 1. Description of Business – OIS Sales, Marketing and Distribution.

As of December 31, 2007, MediVision’s principal outstanding under the License and Distribution Agreement, as amended, is $1,013,460. As of March 14, 2008, MediVision’s principal outstanding under the License and Distribution Agreement, as amended is $1,263,460. MediVision has pledged as collateral for this note, and the $200,000 loan and security agreement described below, an aggregate 3,604,651 shares of our common stock.

Loan and Security Agreement

On January 30, 2008, we also entered into a Loan and Security Agreement with MediVision whereby we agreed to lend to MediVision up to $200,000 upon their request for working capital. Interest will accrue on this note at 8% per annum. The loan is secured by MediVision’s shares in our stock. The number of shares was calculated using the amount of loan given to MediVision divided by $0.43, the average closing price of our common stock for the ten business days prior to January 30, 2008, less a 25% discount.

As of March 14, 2008, MediVision’s principal outstanding under this Loan and Security Agreement is $200,000.

MediVision’s Aggregate Holdings

As of March 14, 2008 and December 31, 2007, MediVision owns approximately 9,380,843 shares of our common stock or 56% of our outstanding common stock. Of these amounts, MediVision has pledged an aggregate of 5,949,651 and 3,423,931 shares of our common stock as of March 14, 2008 and December 31, 2007, respectively.

Acquisition of MediVision

On March 25, 2008, we entered into a definitive merger agreement (the “Merger Agreement”) with MV Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary us (“Merger Sub”), and MediVision, pursuant to which Merger Sub will merge with and into MediVision (the “Merger”), MediVision will become a wholly owned subsidiary of us and Merger Sub will cease to exist. At the effective time of the Merger (the “Effective Time”) (1) each ordinary share, par value NIS 0.1 per share, of MediVision (“MediVision Shares”) issued and outstanding immediately before the Effective Time, will be automatically converted into 1.66 shares of our common stock and each outstanding option to purchase MediVision Shares under certain of MediVision’s stock option plans, warrants or other rights to purchase MediVision Shares will be assumed by us such that it is converted into an option to purchase our common stock.

Consummation of the Merger is subject to certain conditions, including among others, (i) the approval of the holders of our common stock and MediVision Shares, (ii) the declaration by the SEC that the S-4 Registration Statement, registering shares of our common stock to be issued to MediVision’s shareholders pursuant to the Merger Agreement, has become effective under the Securities Act of 1933, (iii) the receipt of a permit of the “Israeli Prospectus,” a prospectus containing the Prospectus/Proxy Statement and any additional disclosures and that complies in form and substance with applicable Israeli Law and regulations in connection with the issuance of shares of our common stock in the Merger, from the Israeli Securities Authority, (iv) the approval of the applicable Belgian, Israeli, and U.S. governmental entities required for the consummation of the Merger and other transactions contemplated by the Merger Agreement, and (v) the elapse of certain Israeli statutory waiting periods.

We have capitalized the direct costs associated with the merger. To date, these costs have accumulated to approximately $712,039.

New Accounting Pronouncements

Financial Accounting Pronouncement FIN 48

In June 2006, the FASB issued FASB interpretation No. 48 (FIN48), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The provisions of FIN 48 were adopted on January 1, 2007 and were applied to all tax positions. Only tax positions that meet the more-likely-than-not recognition threshold on January 1, 2007 were recognized or continue to be recognized upon adoption. We previously recognized income tax positions based on management’s estimate of whether it was reasonably possible that a liability had been incurred for unrecognized income tax benefits by applying FASB Statement No. 5, Accounting for Contingencies. The adoption of FIN 48 did not have a material impact on our financial position, results of operations of cash flow.

Financial Accounting Pronouncement FAS 157

In December 2006, the Financial Accounting Standards Board (“FASB”) released Statement of Financial Accounting Standards No. 157 – Fair Value Measurements. This statement defines fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This standard applies under other accounting pronouncements that require or permit fair value measurements and is intended to increase consistency and comparability. This statement was adopted as of January 1 2008. The adoption of FASB 157 did not have a material impact on our financial position, results of operations or cash flows.

Financial Accounting Pronouncement FAS 141R

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141(R), among other things, establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in it’s financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We are required to adopt SFAS No. 141(R) for all business combinations for which the acquisition date is on or after January 1, 2009. Earlier adoption is prohibited. This standard will change the accounting treatment for business combinations on a prospective basis. We do not believe that the adoption of FASB 141 (R) will have a material impact on our financial position, results of operations or cash flows.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The financial information contained in the financial statements is, to a significant extent, financial information based on effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value obtained when earning income, recognizing an expense, recovering an asset or relieving a liability.

Management is also required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates. In addition, GAAP itself may change from one previously acceptable method to another. Although the economics of our transactions would not change, the timing of the recognition of such events for accounting purposes may change.

Revenue Recognition

Our revenue recognition policies are in compliance with applicable accounting rules and regulations, including Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements,” American Institute of Certified Public accountants (“AICPA”), Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” SOP 98-9, “Modification of SOP 97-2”, with Respect to Certain Transactions and Emerging Issues Task Force Issue 00-21, “Revenue Arrangements with Multiple Deliverables.”

Under EITF 00-21, the multiple components of our revenue are considered separate units of accounting in that revenue recognition occurs at different points of time for product shipment, installation and training services, and service contracts based on performance or contract period.

Revenue for the product shipment is recognized when title passes to the customer, which is upon shipment, provided there are no conditions to acceptance, including specific acceptance rights. If we make an arrangement that includes specific acceptance rights, revenue is recognized when the specific acceptance rights are met. Upon review, we concluded that consideration received from our customer agreements are reliably measurable because the amount of the consideration is fixed and no specific refund rights are included in the arrangement. We defer 100% of the revenue from sales shipped during the period that we believe may be uncollectible.

Installation revenue is recognized when the installation is complete. Separate amounts are charged and assigned in the customer quote, sales order and invoice, for installation and training services. These amounts are determined based on fair value, which is calculated in accordance with industry and competitor pricing of similar services and adjustments according to what the market will bear. There is no price reduction in the product price if the customer chooses to not have us complete the installation.

Extended product service contracts are offered to our customers and are generally entered into prior to the expiration of our one year product warranty. The revenue generated from these transactions are recognized over the contract period, normally one to four years.

In general, our arrangements with customers, resellers, and distributors do not provide any special rights or privileges with respect to refund or return rights, and in most cases, we do not have arrangements that include acceptance rights. If we make such arrangements for acceptance rights, revenue is recognized when the specific acceptance rights are met.

Tax Provision

We calculate a tax provision quarterly and assess how much of our deferred tax asset is more likely than not to be used in the future. We use the following analysis to assess whether we will more likely than not realize the deferred tax asset. In the analysis, we assume that we will be able to use all of our unlimited NOL amounts. We then assess the amount of our future capped net operating losses we will more likely than not be able to use.

In order to realize our tax asset in 2007 and 2006, we needed to evaluate whether we will more likely than not be able to realize our deferred tax asset for 12 and 13 years ahead, respectively. We were not profitable for seventeen consecutive years between 1984 and 2000. We became profitable in 2001 and have been profitable for the last six years. There is significant uncertainty in projecting future profitability due to the history of our business, and the rapidly changing medical technology market that we are in.

We used the following analysis to determine whether we needed to recognize a valuation allowance for our deferred tax asset, and if so, how much. In our analysis, we assumed, based on management’s determination, that we will be able to use all of our unlimited NOL amounts. We then assessed the amount of future capped net operating losses we will more likely than not be able to use. In 2007, we made an assessment that we will be able to use six years of capped net operating losses in the future, and projected taxable income in 2008. In 2007, we did not have enough available information to look beyond the year 2014 when assessing the amount of deferred tax assets that are more likely than not to be used. In 2006, we made an assessment that we will be able to use five years of capped net operating losses in the future, and projected taxable income in 2007. In 2006, we did not have enough available information to look beyond the year 2012 when assessing the amount of deferred tax assets that are more likely than not to be used. Forming a conclusion that a valuation allowance is not needed is difficult if there is a history of losses in the company, especially if the losses were not due to an extraordinary item.

We re-evaluate our estimates and assumptions we use in our financials on an ongoing and quarterly basis. We adjust these estimates and assumptions as needed and as circumstances change. If circumstances change in the future, we will adjust our estimates and assumptions accordingly. At the present time, we cannot surmise whether our assumptions and estimates will change in the future. Based on historical knowledge, however, it is reasonably likely that there will be some changes in some of our estimates and assumptions.

Warranty Reserve

We have two types of warranty reserves. A general product reserve on a per product basis and specific reserves created as we become aware of system performance issues. The product reserve is calculated based on a fixed dollar amount per system shipped each quarter. These specific reserves usually arise from the introduction of new products. When a new product is introduced, we reserve for specific problems arising from potential issues, if any. As issues are resolved, we reduce the specific reserve. These types of issues can cause our warranty reserve to fluctuate outside of sales fluctuations.

Historically, we estimated the cost of the various warranty services by taking into account the estimated cost of servicing routine warranty claims in the first year, including parts, labor and travel costs for service technicians. In the fourth quarter of 2006, we analyzed the margin of our total service department, the price of our extended warranty contracts, factored in the hardware costs of the various systems, and used a percentage for the first year warranty to calculate the cost per various systems for the first year manufacturer’s warranty. Based on this analysis, we did not need to change our estimated cost per product in our general reserve for products shipped in the current year.

In 2007, the warranty reserve decreased from $395,575 to $122,249 substantially due to the decrease of our specific reserves related to possible replacements, repairs or upgrades of our products. At the end of 2006, we had specific reserves for new products in the amount of $249,825. During 2007, many of the possible replacements, repairs or upgrades that were reserved for at the end of 2006 were determined unnecessary, leaving no specific reserve balance within our warranty reserve at December 31, 2007.

Other

We expense as incurred all costs, such as costs of services performed under the extended warranty contract. Estimates are used in determining the expected useful lives of depreciable assets.

Results of Operations

Selected Financial Data

	YEARS ENDED DECEMBER 31,
	2007	2006	2005
Statement of Income:
Net revenues	$14,489,044	$15,797,163	$13,650,507
Cost of sales	6,265,695	6,545,792	5,766,883
Gross profit	8,223,349	9,251,371	7,883,624
Total operating expenses	6,810,897	7,107,464	5,994,028
Income from operations	1,412,452	2,143,907	1,889,596
Other income (expense), net	141,104	75,852	(187,342)
Net income before provision for income tax (expense) benefit	1,553,556	2,219,759	1,702,254
Provision for income tax (expense) benefit	(940)	31,000	53,000
Net income	$1,552,616	$2,250,759	$1,755,254
Basic earnings per share	$0.09	$0.14	$0.12
Shares used in the calculation of basic earnings per share	16,682,773	16,090,610	15,205,689
Diluted earnings per share	$0.09	$0.13	$0.11
Shares used in the calculation of diluted earnings per share	18,023,500	17,797,162	16,530,277
Balance Sheet:
Assets:
Cash and investments	$7,630,284	$6,163,857	$3,940,706
Accounts receivable, net	2,535,843	3,108,727	2,841,203
Accounts receivable, related party	397,307	160,656	—
Note receivable, related party	1,146,872	—	—
Inventories, net	746,342	808,238	380,676
Other current assets	1,849,732	1,352,744	2,114,833
Total Current Assets	14,306,380	11,594,222	9,277,418
Licensing agreement	273,808	273,808	—
Prepaid products	460,000	160,000	—
Capitalized merger-related costs	527,327	—	—
Other assets	1,119,380	638,804	313,142
Total Assets	$16,686,895	$12,666,834	$9,590,560
Liabilities:
Accounts payable	$726,573	$765,235	$512,914
Accrued liabilities	3,097,063	3,580,535	3,596,102
Notes payable - current portion	1,029,643	11,204	508,109
Total Current Liabilities	4,853,279	4,356,974	4,617,125

Notes payable – non-current portion	1,564,226	—	—
Other liabilities	150,000	153,833	349,237
Total Liabilities	6,567,505	4,510,807	4,966,362
Stockholders’ Equity:
Common stock	16,474,720	16,255,077	14,974,007
Additional paid in capital	191,104	—	—
Accumulated deficit	(6,546,434)	(8,099,050)	(10,349,809)
Total Stockholders’ Equity	$10,119,390	$8,156,027	$4,624,198
Total Liabilities and Stockholders’ Equity	$16,686,895	$12,666,834	$9,590,560

	Years Ended December 31,
	2007	2006	2005
Statement of Cash Flows Data:
Net cash provided by operating activities	$639,614	$1,535,056	$1,807,858
Net cash used in investing activities	(924,827)	(364,796)	(33,500)
Net cash provided by financing activities	1,751,640	1,052,891	176,038
Net increase in cash and cash equivalents	$1,466,427	$2,223,151	$1,950,396

	THREE MONTHS ENDED MARCH 31,
	2008	2007
Statement of Income:
Net revenues	$3,147,692	$4,160,380
Cost of sales	1,543,832	1,728,546
Gross profit	1,603,860	2,431,834
Total operating expenses	1,847,151	1,816,890
Income from operations	(243,291)	614,944
Other income (expense), net	(33,223)	42,638
Net income before provision for income tax (expense) benefit	(276,514)	657,582
Provision for income tax (expense) benefit	(1,286)	(4,439)
Net income	$(277,800)	$653,143
Basic earnings per share	$(0.02)	$0.04
Shares used in the calculation of basic earnings per share	16,866,831	16,508,677
Diluted earnings per share	$(0.02)	$0.04
Shares used in the calculation of diluted earnings per share	17,103,385	18,356,856
Balance Sheet:
Assets:
Cash and investments	$5,559,490	$7,630,284
Accounts receivable, net	2,409,107	2,535,843
Accounts receivable, related party	496,817	397,307
Note receivable, related party	1,765,404	1,146,872
Inventories, net	1,094,508	746,342
Other current assets	1,831,306	1,849,732
Total Current Assets	13,156,632	14,306,380

Licensing agreement	273,808	273,808
Prepaid products	460,000	460,000
Capitalized merger-related costs	584,178	527,327
AcerMed software purchase	553,830	90,815
Capitalized software development	225,892	—
Other assets	1,187,200	1,028,565
Total Assets	$16,441,540	$16,686,895
Liabilities:
Accounts payable	$853,328	$726,573
Accrued liabilities	2,971,547	3,097,063
Notes payable - current portion	1,023,558	1,029,643
Total Current Liabilities	4,848,433	4,853,279
Notes payable – non-current portion	1,593,948	1,564,226
Other liabilities	150,000	150,000
Total Liabilities	6,592,381	6,567,505
Stockholders’ Equity:
Common stock	16,482,288	16,474,720
Additional paid in capital	191,104	191,104
Accumulated deficit	(6,824,233)	(6,546,434)
Total Stockholders’ Equity	$9,849,159	$10,119,390
Total Liabilities and Stockholders’ Equity	$16,441,540	$16,686,895

	THREE MONTHS ENDED MARCH 31,
	2007	2006
Statement of Cash Flows Data:
Net cash provided by operating activities	$(537,981)	$483,546
Net cash used in investing activities	(959,899)	(112,569)
Net cash provided by financing activities	(572,914)	732
Net increase in cash and cash equivalents	$(2,070,794)	$371,709

Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006

Revenues

Our revenues for the year ended December 31, 2007 were $14,489,044 representing a decrease of $1,308,119 or 8% as compared to revenues of $15,797,163 for the year ended December 31, 2006. The decreased revenues for 2007 resulted from decreased product sales of $2,009,973, including installation, offset by increased service revenues of $701,854. The decrease in product sales is primarily due to the impact of two large non-repeating contracts recognized during the second and third quarters of 2006. Digital angiography systems and Ophthalmology Office products accounted for approximately 79% and 85% of our total revenues during 2007 and 2006, respectively. Service revenue for the years ended 2007 and 2006 accounted for approximately 21% and 15% of our total revenues for the years ended 2007 and 2006, respectively. The increased service revenue is primarily due to the increase in our extended service contracts due to an increase in our customer base and more customers understanding the benefits of purchasing extended warranty contracts. Our remaining service revenue which has stayed nominally constant consists of non warranty repairs and parts, and technical support phone billings for customers not under warranty.

Gross Margins

Gross margins decreased to 57% from 59% in fiscal 2007 versus 2006, respectively, primarily due to the increased costs incurred by our service department. We anticipate that our gross margins will decrease as our sales of service contracts become more significant, since the gross margins associated with such sales are lower than the majority of the products that we currently market.

Sales and Marketing Expenses

Sales and marketing expenses accounted for 24% of revenues during fiscal 2007 and 2006. Sales and marketing expenses were $3,494,926 during fiscal 2007, representing a decrease of $300,633 or 8% compared to sales and marketing expenses of $3,795,559 in fiscal 2006. The decrease in sales and marketing expenses were primarily the result of a few vacant sales positions during the year at various times.

General and Administrative Expenses

General and administrative expenses accounted for 12% and 11% of revenues in fiscal 2007 and 2006, respectively. Expenses were $1,684,751 during fiscal 2007, representing a decrease of $11,396 or 1% compared to expenses of $1,696,147 during fiscal 2006.

Research and Development Expenses

Research and development expenses accounted for 11% of revenues during fiscal 2007 and 10% during fiscal 2006. Expenses were $1,631,220 during 2007, representing an increase of $15,462 or 1% compared to expenses of $1,615,758 during 2006. During 2007, we focused our research and development efforts on new digital image capture products. We expect our research and development expenditures to increase. Outside consultants and MediVision currently conduct most of our research and development.

Other Income (Expense), net

Other income was $141,104 during 2007 compared to $75,852 during 2006. The 2007 and 2006 amounts were comprised primarily of interest income, offset by fees paid to facilitate third party financing arrangements for certain customers in connection with sales of our products.

The financing arrangements are the result of tri-party arrangements with our customers and an intermediary lender. In substance these transactions allow the customer to obtain financing from an intermediary lender to pay amounts due to us. We incur these financing costs to expedite payment and lessen the necessary collection efforts. In these transactions, we record fee expense for the difference between the face value of the receivable due from our customer and the discounted amount that we accept as full payment from the intermediary lender.

Income Taxes

At December 31, 2007 and 2006, management reviewed recent operating results and projected future operating results. At the end of each of these years, management determined that it was more likely than not that a portion of the deferred tax assets attributable to net operating losses would not likely be realized. Due to our limited history of profitable operations, management recorded a valuation allowance at December 31, 2007 and 2006. At December 31, 2007, our valuation allowance was $1,359,000 compared to $2,085,000 at December 31, 2006. In 2007, we made an assessment that we will be able to use six years of capped net operating losses in the future, and projected taxable income in 2008. In 2007, we did not have enough available information to look beyond the year 2014 when assessing the amount of deferred tax assets that are more likely than not to be used. The amount of the valuation allowance will be adjusted in the future if management determines that it is more likely than not the deferred assets will be realized.

We have no net operating loss carryforward for California state income tax purposes. In 2006, we used the federal tax credit carryforward of approximately $175,000. Due to changes in ownership which occurred in prior years, Section 382 of the Internal Revenue Code provides for significant limitations on the utilization of net operating loss carryforwards and tax credits. As a result of these limitations, a portion of these loss and credit carryovers may expire without being utilized.

In June 2006, the FASB issued FASB interpretation No. 48 (FIN48), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The provisions of FIN 48 were adopted on January 1, 2007 and were applied to all tax positions. Only tax positions that meet the more-likely-than-not recognition threshold on January 1, 2007 were recognized or continue to be recognized upon adoption. We previously recognized income tax positions based on management’s estimate of whether it was reasonably possible that a liability had been incurred for unrecognized income tax benefits by applying FASB Statement No. 5, Accounting for Contingencies. The adoption of FIN 48 did not have a material impact on our financial position, results of operations of cash flow.

Net Income

We reported net income of $1,552,616, or $0.09 basic and diluted earnings per share during 2007 compared to net income of $2,250,759, or $0.14 basic earnings per share and $0.13 diluted earnings per share during 2006. Earnings per share is calculated in accordance with Financial Accounting Standards No. 128 (see Note 1 of Notes to Financial Statements included in Item 7 of this Form 10-KSB). The results of operations for 2007 reflect the softening in demand for our digital imaging equipment in the second half of 2007.

Export Sales

Revenues from sales to customers located outside of the United States accounted for approximately 5% of our net sales for 2007 and 2006. Sales to MediVision, included in these totals, accounted for approximately 78% or $608,000 and 47% or $376,000 of our export sales for 2007 and 2006, respectively.

Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005

Revenues

Our revenues for the year ended December 31, 2006 were $15,797,163 representing an increase of $2,146,656 or 16% as compared to revenues of $13,650,507 for the year ended December 31, 2005. The increased revenues for 2006 resulted from increased product sales of $1,719,471, including installation, and increased service revenues of $427,185. Digital angiography systems and Ophthalmology Office products accounted for approximately 85% and 86% of our total revenues during 2006 and 2005, respectively. Service revenue for the years ended 2006 and 2005 accounted for approximately 15% and 14% of our total revenues, respectively. The increased service revenue is primarily due to the increase in our extended service contracts due to an increase in our customer base and more customers understanding the benefits of purchasing extended warranty contracts. Our remaining service revenue which has stayed nominally constant consists of non warranty repairs and parts, and technical support phone billings for customers not under warranty. The increased product revenues in 2006 reflect the impact of a number of factors discussed in further detail below.

Gross Margins

Gross margins increased to 59% from 58% in fiscal 2006 versus 2005, respectively, due to product mix. We anticipate that our gross margins will decrease as our sales of the Ophthalmology Office software products become more significant, since the gross margins associated with such sales are lower than the majority of the products that we currently market.

Sales and Marketing Expenses

Sales and marketing expenses accounted for 24% of revenues during fiscal 2006 and 25% during fiscal 2005. Sales and marketing expenses were $3,795,559 during fiscal 2006, representing an increase of $356,513 or 10% compared to sales and marketing expenses of $3,439,046 in fiscal 2005. The increase in sales and marketing expenses were primarily the result of increased commissions from increased sales.

General and Administrative Expenses

General and administrative expenses accounted for 11% of revenues in fiscal 2006 and 2005. Expenses were $1,696,147 during fiscal 2006, representing an increase of $253,188 or 18% compared to expenses of $1,442,959 during fiscal 2005.

Research and Development Expenses

Research and development expenses accounted for 10% of revenues during fiscal 2006 and 8% during fiscal 2005. Expenses were $1,615,758 during 2006, representing an increase of $503,735 or 45% compared to expenses of $1,112,023 during 2005. During 2006, we focused our research and development efforts on new digital image capture products. We expect our research and development expenditures to increase. Outside consultants and MediVision currently conducts most of our research and development.

Other Income (Expense), net

Other income was $75,852 during 2006 compared to expenses of $187,342 during 2005. The 2006 amounts were comprised primarily of interest income, offset by fees paid to facilitate third party financing arrangements for certain customers in connection with sales of our products. The 2005 amounts were comprised of interest expense associated with the convertible notes to Laurus, and financing fees, interest income related to the note receivable with MediVision, and debt financing amortization of costs associated with the Laurus convertible notes.

The financing arrangements are the result of tri-party arrangements with our customers and an intermediary lender. In substance these transactions allow the customer to obtain financing from an intermediary lender to pay amounts due to us. We incur these financing costs to expedite payment and lessen the necessary collection efforts. In these transactions, we record fee expense for the difference between the face value of the receivable due from our customer and the discounted amount that we accept as full payment from the intermediary lender.

Income Taxes

At December 31, 2006 and 2005, management reviewed recent operating results and projected future operating results. At the end of each of these years, management determined that it was more likely than not that a portion of the deferred tax assets attributable to net operating losses would not likely be realized. Due to our limited history of profitable operations, management recorded a valuation allowance at December 31, 2006 and 2005. At December 31, 2005, our valuation allowance was $3,069,000. During 2006, we reduced our valuation allowance significantly to $2,085,000. The amount of the valuation allowance will be adjusted in the future if management determines that it is more likely than not the deferred assets will be realized.

During the fourth quarter of 2006, management reviewed the IRC section 382 limitation calculation within the federal net operation loss calculation, and determined that the stock price used to calculate the fair market value of OIS at that time did not reflect the true fair value. Upon further analysis and research, management used a range before and after the change of ownership to get an average stock price that more accurately reflects the fair value of OIS at the time. This increased our federal net operating loss carryover from approximately $2,028,000 to approximately $4,877,000 which expires between 2007 and 2020. We have no net operating loss carryforward for California state income tax purposes. In 2006, we used the federal tax credit carryforward of approximately $175,000. Due to changes in ownership which occurred in prior years, Section 382 of the Internal Revenue Code provides for significant limitations on the utilization of net operating loss carryforwards and tax credits. As a result of these limitations, a portion of these loss and credit carryovers may expire without being utilized.

We reclassified the net operating loss amount and valuation allowance in our financial statements for presentation purposes to reflect the revised estimate of available federal NOL. The 2005 net operating loss carry forward increased from $1,019,000 to $1,988,000. This increased our deferred tax asset from $3,242,000 to $4,211,000, which increased our valuation allowance from $2,100,000 to $3,069,000.

Net Income

We reported net income of $2,250,759, or $0.14 basic earnings per share and $0.13 diluted earnings per share during 2006, compared to net income of $1,755,254, or $0.12 basic earnings per share and $0.11 diluted earnings per share during 2005. Earnings per share is calculated in accordance with Financial Accounting Standards No. 128 (see Note 1 of Notes to Financial Statements included in the prospectus).

The results of operations for 2006 reflect the positive impact of our ongoing attention and resources to core marketing, selling, corporate operations and cost reduction measures. Growing sales of our digital angiography products and informatics solutions reflect the market’s acceptance of these products and the ongoing quality improvements to products to meet customers’ requirements. There can be no assurance, however, that there will be continued market acceptance of our products or that any continued market acceptance will result in significant future unit sales or revenue contribution.

Export Sales

Revenues from sales to customers located outside of the United States accounted for approximately 5% and 9% of our net sales for 2006 and 2005, respectively. Sales to MediVision, included in these totals, accounted for approximately 47% or $376,000 and 63% or $786,000 of our export sales for 2006 and 2005, respectively.

Balance Sheet

Our assets increased by $4,020,061 as of December 31, 2007 as compared to the December 31, 2006. There was an increase in cash and equivalents of $1,466,428 generated primarily from funds raised through a convertible loan of $2,579,371, profitable operations from the previous 12 months of $1,552,616, offset by advances to MediVision of ($1,050,191), expenses related to the possible merger with MediVision of ($527,327), and prepaid products to MediVision of ($400,000). The increase in our assets was also due to an increase in receivables from related parties of $1,383,522, an increase in prepaid products to MediVision of $400,000, and capitalized costs related to the possible merger with MediVision of $527,327.

Our liabilities increased by $2,056,699 mainly due to a new convertible loan described above to qualified institutional buyers of $2,579,371, offset by a decrease in customer deposits of ($255,334) and potential commission owed to employees of ($156,933).

Our stockholders’ equity increased by $1,963,362 due to net income from the previous 12 months of $1,552,616, exercise of employee stock options of $219,642, and additional paid in capital related to the financing agreement with the qualified institutional buyers described above of $191,104.

Liquidity and Capital Resources

Our operating activities provided cash of $639,614 during 2007 as compared to generating cash of $1,535,056 during 2006. The cash provided by operations during 2007 was substantially due to net income for the period of $1,552,616, offset by prepaid products to MediVision for the Electro-Optical unit of ($400,000), prepaid vendors of ($278,728), and a decrease in customer deposits of ($255,334).

Net cash used in investing activities was $924,827 during 2007 versus $364,796 during 2006. Our primary investing activities consisted of costs related to the possible merger with MediVision of $527,327, the acquisition of AcerMed software of $90,815, licensing rights of $75,000, patents of $31,407 and capital asset acquisitions such as software upgrades, phone system and tradeshow booth improvements of $200,278.

We generated cash of $1,751,640 in financing activities during 2007 as compared to $1,052,891 during 2006. The cash generated in financing activities during 2007 was principally from proceeds from a convertible loan with the Tail Wind Fund $2,579,371, offset by an advance to MediVision of $1,050,191. The cash generated in financing activities during 2006 was principally from repayment of the note receivable from MediVision and the exercise of warrants by Laurus Master Fund. On December 31, 2007, our cash and cash equivalents were $7,630,284. Management anticipates that additional sources of capital beyond those currently available to it may be required to continue funding of research and development for new products and selling and marketing related expenses for existing products.

We will continue to evaluate alternative sources of capital to meet our cash requirements, including other asset or debt financing, issuing equity securities and entering into other financing arrangements. There can be no assurance, however, that any of the contemplated financing arrangements described herein will be available and can be obtained on terms favorable to us.

Seasonality

Our most effective marketing tool is the demonstration and display of our products at the annual meeting of the American Academy of Ophthalmology held during the fall of each year, with a significant amount of our sales orders generated during or shortly after this meeting. Accordingly, we expend a considerable amount of time and resources during the fourth quarter of our fiscal year preparing for this event.

Trends

We are unaware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our financial condition, results from operations, or short or long-term liquidity.

Inflation

We believe that inflation has not had a material or significant impact on our revenue or our results of operations.

Off-Balance Sheet Arrangements

We have a Secured Debenture in favor of United Mizrahi Bank Ltd., in an amount of up to $2,000,000 (plus interest, commissions and all expenses). Under the Debenture, we guaranteed the payment of all the debts and liabilities of MediVision to United Mizrahi Bank. The Debenture is secured by a first lien on all of our assets. MediVision pledged 2,345,500 shares of our common stock it owns to us in order to secure the Debenture. The amount owed to the financial institutions by MediVision and secured by us as of December 31, 2007 was approximately $2,000,000.

Comparison of Three Months ended March 31, 2008 to the Three Months Ended March 31, 2007

Revenues

Our revenues for the three months ended March 31, 2008 were $3,147,692, representing a 24% decrease from revenues of $4,160,380 for the three months ended March 31, 2007. The decrease in revenues between the quarters is due to a decrease of product sales in the three months ended March 31, 2008 of approximately $1,169,000, offset by an increase in service revenue of approximately $156,000.

Product sales accounted for approximately 73% and 84% of our revenue for the first quarters of 2008 and 2007, respectively. Service revenues for these products accounted for approximately 27% and 16% of our revenue for the first quarters of 2008 and 2007, respectively. The increase in service revenue is mainly derived from increases in our extended service contract revenue. The volume of extended service contracts sold continues to increase relative to total sales as we continue to educate our customers about the benefits of the contracts. This education process has been ongoing for the last five years and our service revenue increases as more customers buy extended service contracts. The other components of service revenue have stayed relatively constant. Total service revenue during the three months ended March 31, 2008 was comprised mostly of service contract revenue and the rest consists of non-warranty repairs and parts, and technical support phone billings for customers not under warranty.

Revenues from sales of our products to related parties was approximately $162,000 and $187,000 during the three month periods ended March 31, 2008 and March 31, 2007, respectively.

Gross Margins

Gross margins were approximately 51% and 58% during the three month period ended March 31, 2008 and March 31, 2007, respectively. Gross margins decreased due to the decrease in sales with fixed overhead costs.

Sales and Marketing Expenses

Sales and marketing expenses accounted for approximately 30% of total revenues during the first quarter of fiscal 2008 as compared to approximately 21% during the first quarter of fiscal 2007. Expenses increased to $944,009 during the first quarter of 2008 versus $887,334 during the first quarter of 2007, representing an increase of $56,675 or 6%. This increase was mainly due to the sales and marketing expenses from Abraxas.

General and Administrative Expenses

General and administrative expenses were $466,165 in the first quarter of fiscal 2008 and $521,029 in the first quarter of fiscal 2007, representing a decrease of $54,864 or 11%. Such expenses accounted for approximately 15% and 13% of revenues during the first quarters of 2008 and 2007, respectfully. The decrease was primarily due to lower legal expenses.

Research and Development Expenses

Research and development expenses were $436,978 in the first quarter of fiscal 2008 and $408,527 in the first quarter of fiscal 2007, representing an increase of $28,451 or 7%. Such expenses accounted for approximately 14% of revenues during the first quarter of 2008 and 10% of revenues during the first quarter of 2007. The increase in the first quarter of fiscal 2008 resulted from an increase in research and development done by MediVision of approximately $114,000, offset by the capitalization of new imaging software of approximately $80,000. Our research and development expenses are derived primarily from our continued research and development efforts on new digital image capture products. Outside consultants and MediVision currently conduct most of our research and development activities.

Abraxas capitalized research and development efforts in the first quarter of fiscal 2008 related to the development of its software to get it ready to sell to the market.

Interest and other income (expense), net

Interest and other income (expense) were ($33,223) during the first quarter of fiscal 2008 versus $42,638 during the first quarter of fiscal 2007. The decrease is primarily due to the interest expense related to our new financing agreement with the Tail Wind Fund.

Income Taxes

Income tax expense was $1,286 during the first quarter of fiscal 2008 versus $4,439 during the first quarter of fiscal 2007.

We calculate a tax provision quarterly and assess how much deferred tax asset is more likely than not to be used in the future. In determining whether we will more likely than not realize the deferred tax asset, we assess the amount of our future capped net operating losses we will more likely than not be able to use.

Net Income

We recorded net loss of ($277,800) or ($0.02) per share basic and diluted earnings, for the first quarter ended March 31, 2008 as compared to net income of $653,143 or $0.04 per share basic and diluted earnings for the first quarter ended March 31, 2007.

Balance Sheet

Our assets decreased by $245,355 as of March 31, 2008 as compared to December 31, 2007. This decrease was primarily due to a decrease in cash of ($2,070,794), offset by an increase in the note receivable from MediVision of $618,532, an increase in inventory of $348,166, the capitalization of a new software of $157,836, and the purchase of AcerMed software by Abraxas of $463,015 and the capitalization of the related development done on this product to get it ready for the market of $225,892.

Our liabilities increased by $24,876 as of March 31, 2008 as compared to December 31, 2007 primarily due to the amortization of the discount related to a convertible loan described above to qualified institutional buyers.

Our stockholders’ equity decreased by $270,231 as of March 31, 2008 as compared to December 31, 2007 primarily due to a decrease in retained earnings for the quarter.

Our assets increased by $3,167,221 as of March 31, 2008 as compared to March 31, 2007. This increase was primarily due to advances to MediVision of $1,622,306, expenses related to the possible merger with MediVision of $584,178, an increase in inventory of $393,600, prepaid financing costs related to the Tail Wind financing agreement of $132,469, prepaid products to MediVision of $400,000, the capitalization of a new software of $232,836, and the purchase of AcerMed software by Abraxas of $553,830 and the capitalization of the related development done on this product to get it ready for the market of $225,892, offset by a decrease in cash of ($976,077).

Our liabilities increased by $2,135,854 as of March 31, 2008 as compared to March 31, 2007 primarily due to a new convertible loan described above to qualified institutional buyers of $2,617,507, offset by a decrease of customer deposits of $177,680, and a decrease of warranty reserve of $337,450.

Our stockholders’ equity increased by $1,031,368 as of March 31, 2008 as compared to March 31, 2007 primarily due to net income from the previous 12 months of $621,673, exercise of employee stock options of $218,591 and additional paid in capital related to the financing agreement with the qualified institutional buyers described above of $191,104.

Liquidity and Capital Resources

Our operating activities used cash of $537,981 during the three months ended March 31, 2008 as compared to cash generated of $483,546 in the three months ended March 31, 2007. The cash used in operations during the first three months of 2008 was principally from an increase in inventory of ($348,166) and net income of ($277,800).

Cash used in investing activities was $959,899 during the first three months of 2008 as compared to $112,569 during the first three months of 2007. Our investing activities consisted primarily of purchases of AcerMed software of $463,015, the related development to get the AcerMed software ready to sell of $225,892, and new imaging software of $157,836, costs related to possible merger with MediVision of $56,851 and furniture and miscellaneous software of $56,020. We anticipate continued research and development in connection with the AcerMed software to get it ready to sell to the market. We also anticipate that related expenditures, if any, will be financed from our cash flow from operations or other financing arrangements available to us, if any.

We used cash in financing activities of $572,914 during the first three months of fiscal 2008 as compared to cash generated of $732 during the first three months of fiscal 2007. The cash used in financing activities during the first three months of 2008 was principally from advances to related parties of $618,532, offset by amortization of discount and prepaid financing related to the note payable to the Tail Wind Fund of $29,722 and $15,896, respectively.

On March 31, 2008 our cash and cash equivalents were $5,559,490. Management anticipates that additional sources of capital beyond those currently available to us may be required to continue funding for research and development of new products and the continuation of the investment in Abraxas.

On October 29, 2007, we entered into a Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein, pursuant to which we issued to such purchasers (i) an aggregate of $2,750,000 in principal amount of its 6.5% Convertible Notes Due April 30, 2010 (the “Notes”), which Notes are convertible into 1,676,829 shares of our common stock, no par value, and (ii) warrants to purchase an aggregate of 616,671 shares of our common stock at an exercise price of $1.87 per share. We will use the proceeds from the issuance of the Notes for working capital and the continued funding of Abraxas. We anticipate that these notes will be repaid from our cash flow from operations over time or alternative future financing arrangements.

We will continue to evaluate alternative sources of capital to meet our growth requirements, including other asset or debt financing, issuing equity securities and entering into other financing arrangements. There can be no assurance, however, that any of the contemplated financing arrangements described herein will be available and, if available, can be obtained on terms favorable to us.

Off-Balance Sheet Arrangement

We have a Secured Debenture in favor of United Mizrahi Bank Ltd., in an amount of up to $2,000,000 (plus interest, commissions and all expenses). Under the Debenture, we guaranteed the payment of all the debts and liabilities of MediVision to United Mizrahi Bank. The Debenture is secured by a first lien on all of our assets. MediVision pledged 2,345,500 shares of our common stock it owns to us in order to secure the Debenture. The amount owed to the financial institution by MediVision and secured by us as of March 31, 2008 is approximately $2,000,000.

BUSINESS

Ophthalmic Imaging Systems (the “Company,” “OIS,” “we,” “us,” or “our”) was incorporated under the laws of the State of California on July 14, 1986. We are headquartered in Sacramento, California and are engaged in the business of designing, developing, manufacturing and marketing digital imaging systems, image enhancement and analysis software and informatics solutions for use by practitioners in the ocular health field. Our products are used for a variety of standard diagnostic test procedures performed in most eye care practices.

Since our inception, we have developed products that have addressed primarily the needs of the ophthalmic angiography markets, both fluorescein and indocyanine green. The current flagship products in our angiography line are our WinStation digital imaging systems. These WinStation products are targeted primarily at retinal specialists and general ophthalmologists in the diagnosis and treatment of retinal diseases and other ocular pathologies.

We believe, however, that as the U.S. healthcare system moves toward managed care, the needs of managed care providers are changing the nature of demand for medical imaging equipment and services. New opportunities in telemedicine (i.e., the electronic delivery and provision of health care and consultative services to patients through integrated health information systems and telecommunications technologies), combined with lower cost imaging devices and systems, are emerging to allow physicians and managed care organizations to deliver a high quality of patient care while reducing costs. OIS is applying its technology in the ophthalmic imaging field to the development of new ocular imaging devices and exploring telemedicine/managed care applications targeted at the mass markets of general ophthalmology and optometry markets.

Our objective is to become a leading provider of a diverse range of complimentary ophthalmic products and services for the ocular health care industry. We are currently focusing our development efforts on products for the ocular healthcare market, as well as features and enhancements to our existing products.

We entered into the Ophthalmic Picture Archiving and Communications Systems (“PACS”) software market during 2004, enabling medical staff to access new and archived images remotely, ,thus, improving the environment in which to diagnose patients. The ability to instantaneously share information between locations allows specialists to manage more patients in separate locations quickly and efficiently. The Ophthalmic PACS system can be completely integrated with our customers existing infrastructure, including image acquisition, image analysis, short- and long-term storage, archiving, disaster recovery, viewing, and monitoring. The current flagship products in our Ophthalmic PACS product line are its SymphonyTM software solutions.

In January 2008, we, through our wholly-owned subsidiary, Abraxas Medical Solutions, Inc., a Delaware corporation (“Abraxas”), acquired substantially all of the assets of AcerMed, Inc., a leading developer of Electronic Medical Records (EMR) and Practice Management software. AcerMed has been providing comprehensive and advanced EMR and Practice Management software solutions for medical practices, from solo practitioners to multi-site practices nationwide. Through the acquisition, we gained the rights to software applications that automate the clinical, administrative, and financial operations of a medical office. This means that paper charting can be virtually eliminated and clinical charting would be done using, for example, a wireless computer pen tablet at the point of care. Due to the formation of Abraxas, NextGen Healthcare Information Systems, Inc. chose recently to discontinue it relationship with OIS. OIS was marketing and selling these EMR and EPM software products to the ophthalmic market.

Products

OIS Products

WinStationTM Systems

Our WinStation systems and products, categorized by resolution, are primarily used by retina specialists and general ophthalmologists to perform a diagnostic test procedure known as fluorescein angiography. This procedure is used to diagnose and monitor pathology and provide important information in making treatment decisions. Fluorescein angiography is performed by injecting a fluorescent dye into the bloodstream. As the dye circulates through the blood vessels of the eye, the WinStation system, connected to a medical image capture device called a fundus camera, takes detailed images of the patient’s retina. These digital images can provide a “road map” for treatment.

Over the past 40 years, fluorescein angiography has been performed using photographic film, which requires special processing and printing. Our WinStation systems allow for immediate diagnosis and treatment of the patient. Images are automatically transferred to a database and permanently stored on CD-ROM or DVD-ROM. We offer a variety of networking and printer options.

Our WinStation systems are also used by ophthalmologists to perform indocyanine green (“ICG”) angiography. ICG angiography is a diagnostic test procedure used in the treatment of patients with Age-related Macular Degeneration (“AMD”), a leading cause of blindness afflicting over 8 million people in the United States. ICG angiography, used for approximately 5% of patient angiography, is a dye procedure that can only be performed using a digital imaging system.

Digital Slit Lamp Imager -DSLI or WinStation for Slit Lamps

The DSLI is intended for use by a majority of eye care practitioners, including most ophthalmologists and optometrists, with an emphasis on imaging the front of the eye. Slit lamps are imaging devices used in virtually all-ophthalmic and optometric practices. The DSLI adapts to most slit lamp models and is capable of real-time video capture, database management and archiving.

Ophthalmology OfficeTM

We provide a comprehensive solution in ophthalmic informatics for the ophthalmic industry. We provide our own Ophthalmic Symphony TM, which is our image management product and will start to sell Electronic Medical Records (EMR) and Practice Management software through our newly formed subsidiary, Abraxas Medical Solutions in the third quarter of 2008. (See description of Abraxas Products below.) In January 2008, Abraxas purchased substantially all of the assets of AcerMed, Inc., a software developer of Electronic Medical Records (EMR) and Practice Management software, which automates the clinical, administrative, and financial operations of a medical office. Paper charting can be virtually eliminated and clinical charting would be done using, for example, a wireless computer pen tablet at the point of care. Due to the formation of Abraxas, NextGen Healthcare Information Systems, Inc. chose recently to discontinue its relationship with OIS. OIS was marketing and selling their EMR and EPM software products to the ophthalmic market.

Abraxas Products

Abraxas’ proprietary software uses the latest technology to automate the workflow of a medical practice consisting of clinical, financial and administrative tasks, all using a single database. Abraxas’ software modules include:

Abraxas EMR

The Electronic Medical Records software from Abraxas can be populated with Clinical Pathways that are specific to a particular medical specialty. Following these Clinical Pathways, documenting a patient encounter can be as easy as “point and click” on a wireless touch-tablet computer. Alternatively, voice recognition, handwriting, handwriting recognition or typing can be used for charting. Clinicians can have access to the patient’s prior chart notes, test results, clinical information, medical images, etc. They can write electronic prescription, or electronically enter orders for radiology, lab work, etc. Certain lab results will come back to the system electronically and populate patients’ data. This eliminates the hassle of finding, pulling, carrying, filing, and sometimes losing traditional paper charts.

Abraxas PM

Various codes for differing types of office visits are recommended based on the documentation and charges generated at the time of charting, therefore, data entry for billing purposes can be eliminated. Abraxas PM allows for preprocessing of claims and editing for American National Standards Institute (ANSI) compliance prior to submission to minimize payer rejections, resulting in quicker turnover of accounts receivable and, thus, a more efficient collections process and may improve cash flow. Staff members can review detailed management and financial reports and access on-screen accounts receivable reports with filtering based on a wide range of criteria. These filters allow for identification of problem accounts.

Abraxas Scheduling

Patient and resource scheduling is also available and built around the needs of busy practices. This software allows users to view on-screen the schedules of one or multiple physicians at any time, reserve time frames for specific appointment reasons and color code them for on-screen identification, and keep track of patients’ scheduling history.

Markets

Having reviewed a broad selection of third party sources, including reports by National Physician’s Census with data provided by American Osteopathic Association, we believe there are approximately 16,600 ophthalmologists in the United States and 28,000 ophthalmologists practicing medicine in countries outside the United States. This group has been traditionally divided into two major groups: anterior segment (front of the eye) and posterior segment (back of the eye). Within these groups there are several sub-specialties including medical retina, retina and vitreous, glaucoma, neurology, plastics, pediatric, cataract, cornea and refractive surgery. There are also approximately 29,000 practicing optometrists in the United States.

The WinStation market consists of current fundus camera owners and potential purchasers of fundus cameras suitable for interfacing with our digital imaging system products. We believe there are now over 9,000 fundus cameras in clinical use in the United States and an additional 9,000 in the international market. It is estimated that new fundus camera sales fluctuate between 800 and 1,200 units per year, worldwide, at an average per unit selling price of approximately $24,000. Of total cameras worldwide, including new and previously owned, a significant number are suitable to be interfaced with our digital imaging systems.

Currently, we know of 5 manufacturers of fundus cameras. These manufacturers produce a total of 24 models, 8 current and 16 legacy models for each of which we have designed optical and electronic interfaces.

The primary target market for the Ophthalmology Office are the ophthalmologists, described above, numbering approximately 16,600 in the United States.

The primary target market for digital angiography systems are retinal specialists who number approximately 2,000 in the United States. Our digital imaging system sales have been driven in this market by both fluorescein and ICG angiography.

In order to increase our R&D and marketing effectiveness, Abraxas is focusing on the following types of office based physicians: ophthalmology, primary care, obstetrics and gynecology, and orthopedic surgeons. Having reviewed a broad selection of third party sources, including reports by National Physician’s Census, we believe there are approximately 16,600 office-based ophthalmic physicians, 235,000 office-based primary care physicians, 34,700 office-based obstetrics and gynecology physicians, and 19,100 office-based orthopedic surgeons in the United States.

EMR software is used to automate the clinical workflow of medical offices and PM software is used to automate the financial and administrative tasks of medical offices. Medical practices in the United States started automating their practice management decades ago. By the late 90’s, the market for PM software had matured. The market for EMR, on the other hand, has started to increase as a result of various financial incentives and governmental forces.

Currently, the EMR industry has no dominant leader. It includes both large publicly traded companies and small privately held companies. We expect some companies to merge, resulting in constriction of the industry and a lower number of vendors.

Sales, Marketing and Distribution

OIS Sales and Marketing

We utilize a direct sales force in marketing our products throughout the United States and Canada. At December 31, 2007, our sales and marketing organization consisted of one VP Sales USA/Canada, eight territory sales representatives and twelve product specialists located throughout the United States. These regional representatives and product specialists provide marketing, sales, maintenance, installation and training services. We also utilize OIS-trained contractors to provide certain installation and training services. Additionally, we subcontract service maintenance in several cities in the United States and Canada for routine component replacement.

Internationally, we utilize ophthalmic distributors that sell our products in various foreign countries. Each country has trained sales and technical service staff for their respective territories. MediVision, our parent and CCS Pawlowski GmbH, an affiliate (“CCS”), serve as the principal distributors of our products in Europe and certain other international markets.

Under a Distribution Agreement with MediVision, dated as of January 1, 2004, OIS appointed MediVision to be its exclusive distributor of certain products in Europe, Africa, Israel and India (the “MV Territory”). In return, MediVision agreed, among other things (as confined to the MV Territory), (1) to use its best efforts in promoting, marketing and selling those certain products, (2) to service customers who purchased those certain products from MediVision, (3) to diligently advertise the products, (4) to refrain from manufacturing, distributing or marketing any items which will compete directly with the products under the agreement, and (5) to provide OIS with a 12 month forecast of their intended purchases every 3 months. Under the agreement, MediVision must purchase the specified quota of the products as listed in the agreement. If MediVision fails to satisfy its quota obligation, this constitutes a breach and OIS may terminate the exclusivity provision. The quota for 2007 was $850,000, which shall increase by at least 10% next year. For the sale of WinStation products, all distributors, including MediVision, receive a tiered volume discount based on the amount ordered. The agreement, as amended on December 9, 2005, and effective October 1, 2005, increased the discount percentages as summarized in tabular format below. The initial term of the agreement is for two years, which will be automatically renewed in one year periods. Either party may terminate the agreement with at least 6 months prior written notice. Subject to an addendum between the parties dated December 9, 2005, MediVision purchased amounts include amounts purchased from OIS by CCS, MediVision’s German subsidiary. On January 30, 2008, OIS limited the amount of products MediVision may purchase on credit for distribution under this agreement to $450,000.

Distribution Agreement with MediVision(1)
Purchase Range	Discount
$0 - $249,999	0%
$250,000 - $499,999	10%
$500,000 - $749,999	20%
$750,000 - $999,999	30%
$1,000,000 and above	40%

(1)	This same volume discount structure is available to all OIS distributors who deal in WinStation products.

Under the Distribution Agreement with CCS, dated February 14, 2006, OIS appointed CCS, as its exclusive distributor of certain products (the “Distribution Products”) in Germany and Austria (the “Territory”). In return, CCS agreed, among other things (as confined to the Territory), (1) to use its best efforts in promoting, marketing and selling the Distribution Products, (2) to service customers who purchased distribution products from CCS, (3) to diligently advertise the Distribution Products, (4) to refrain from manufacturing, distributing or marketing any items which will compete directly with the Distribution Products, and (5) to provide OIS with a 12 month forecast of their intended purchases every 12 months. Under the agreement, CCS must purchase the specified quota of Distribution Products. If CCS fails to satisfy its quota obligation, this constitutes a breach and OIS may terminate the exclusivity provision. The quota for 2007 was $390,000. All subsequent quotas will be agreed upon between the parties at the beginning of each year. If no quota is agreed upon, the preceding year’s quota will carry forward. For the sale of certain products, CCS will receive a tiered volume discount based on the amount ordered. The discounts are summarized in tabular format below. The initial term is for two years, which will be automatically renewed in one year periods. Either party may terminate the agreement with at least 3 months prior written notice.

Distribution Agreement with CCS
Applicable Dates	Targets	Discount
October - December 2005	0-4 WinStation Systems	40%
	5 or more WinStation Systems	42.5%
2006 and 2007, numbers based on each calendar year	If CCS purchases less than 50% of its DSN2006 or DSN2007, as applicable, from OIS	35%
	If CCS purchases more than 50% but less than 80% of its DSN2006 or DSN2007, as applicable, from OIS	40%
	If CCS purchases more than 80% of its DSN2006 or DSN2007, as applicable, from OIS	42.5%

On June 28, 2006, we and MediVision entered a License and Distribution Agreement whereby MediVision appointed us to be its exclusive distributor of a new digital imaging system, the Electro-Optical Unit, currently being developed, in the Americas and the Pacific Rim (excluding China and India), for a term of ten years. In return, we paid $273,808, consisting of a cash payment of $200,000, and recognition of $73,808 of research and development advances made in previous periods. Payments made under this agreement for exclusive distribution rights have been capitalized and will be amortized over the term of the agreement. Additionally, we are obligated to pay advances totaling $460,000 based on the completion of certain phases of development of the Electro-Optical Unit and the completion of certain documents. We also granted MediVision a license to use our OIS WinStation software and any other applicable OIS system and the accompanying intellectual property rights therein and a license to use our patents to develop the Electro-Optical Unit and fulfill its obligations under this agreement. Our foregoing appointment as an exclusive distributor is conditional upon the payment of the $460,000 advance and MediVision’s successful completion of the engineering, mass manufacture, and supply of the Electro-Optical Unit, which has specifically dedicated features for the retinal market, in accordance with the technical specifications contained in this agreement. On September 21, 2006, we paid $160,000 based on the completion of the first milestone in the agreement. On June 20, 2007, we paid $150,000 based on the completion of the second milestone in the agreement. These milestone payments were attributed as partial payments of the $460,000 in advances we agreed to pay.

The advanced funds will be recovered as we purchase Electro-Optical Units in accordance with specified quotas. The quotas mandate that we purchase a minimum amount of the Electro-Optical Units each year. If we fail to satisfy our quota obligation, then we may pay MediVision the gross profit on the shortfall units to maintain exclusivity in the agreed upon territory. If no such shortfall payment is made, such failure to meet the quota will constitute a material breach and MediVision may terminate the exclusivity provision or the entire agreement. The quotas for 2008, 2009, 2010 and 2011 are 32, 70, 80 and 90 units, respectively, and will be at least 95 units for each year thereafter. The initial term of the agreement is for ten years, which will be automatically renewed in one year periods. Either party may terminate the agreement with at least 6 months prior written notice, provided that, we meet the purchase quotas.

Under the License and Distribution Agreement, we may not deal in the Electro-Optical Unit outside the agreed upon territory. Moreover, excluding our current products or products derived from our current products, we may not deal in products that compete directly with the Electro-Optical Unit or represent or provide services to a company which has a product or products that competes with the Electro-Optical Unit. We also agreed to, among other things, as confined to the agreed upon territory, (1) use commercially reasonable efforts in promoting, marketing and selling the Electro-Optical Unit, (2) service customers who purchased the Electro-Optical Unit in the agreed upon territory, (3) diligently advertise the Electro-Optical Unit in the agreed upon territory in relevant journals and by direct mail, (4) cooperate with MediVision in dealing with customer complaints concerning the Electro-Optical Unit, and (5) provide MediVision with a 12 month forecast of our intended purchases during such year, including, at least 30 days prior to the beginning of each quota year, providing MediVision with an annual purchase order that includes a breakdown of our purchases by quarter; at least 70% of the applicable annual quota must be ordered in this annual purchase order.

Under this Agreement, excluding intellectual property rights, neither party is entitled to damages as a result of loss of use, sales or profits, or any special, indirect, incidental, or consequential loss or damage. Moreover, MediVision will not be liable to us in connection with any patent infringement claim in certain instances whereby (1) the Electro-Optical Unit is combined with another device not manufactured by MediVision, (2) the Electro-Optical Unit is used in way other than for which it was designed, and (3) the Electro-Optical Unit is modified by OIS or a third party.

On April 9, 2007, we entered into an addendum to the License and Distribution Agreement whereby we agreed to extend certain deadlines as specified in the original License and Distribution Agreement and provide additional financing for the engineering of the Electro-Optical Unit in the form of a loan to MediVision in an aggregate amount of up to $800,000, represented by a promissory note. We provided portions of the loan in various monthly sums as needed in accordance with the budget and schedule beginning in April 2007 for amounts budgeted from January 2007 through December 2007. This loan will incur interest of 8% per annum and repayment will commence on May 1, 2009. Upon a default under the Addendum or the related Promissory Note or Security Agreement, the principal and interest outstanding on the Loan will become immediately due and payable. This loan is secured by shares of our common stock, owned by MediVision. The amount of shares pledged under the loan was calculated using the amount of loan given to MediVision divided by $1.83, the average closing price of our common stock for the ten business days prior to April 9, 2007, less a 25% discount. If MediVision defaults on its repayment obligation as specified in the addendum, we may seek repayment by foreclosing on the shares pledged as collateral or, alternatively, we have the option to receive a portion of MediVision’s ownership interest in patent rights relating to the Electro-Optical Unit, calculated based on the amount of principal and interest outstanding on the loan, which is in default at the time we exercise this option, multiplied by 25%.

On September 25, 2007, we and MediVision entered into a second addendum to the License and Distribution Agreement and amended the First Addendum entered into on April 9, 2007, to provide additional financing for the engineering of the Electro-Optical Unit. Under this second addendum, we agreed to increase the loan amount from an aggregate amount of $800,000 to an aggregate amount of up to $1,100,000. This second addendum also contains the following provisions in connection with the revised loan, (1) the number of MediVision’s shares of our stock acting as collateral for the revised loan will be recalculated as set forth in this second addendum, (2) the formula to calculate our right to receive a portion of MediVision’s ownership interest in patent rights relating to the Electro-Optical Unit will be changed in accordance with the revised loan amount and as set forth in the second addendum, and (3) certain increases to the number of advance order units and certain options thereto. The amount of shares pledged under the loan was recalculated using the amount of loan given to MediVision to date divided by $1.02, the average closing price of our common stock for the ten business days prior to September 25, 2007, less a 25% discount.

On January 30, 2008, we and MediVision entered into a third addendum to the License and Distribution agreement to provide additional financing for the engineering of the Electro-Optical Unit. This addendum amends the License and Distribution Agreement entered into on June 28, 2006 and amended the First Addendum dated April 9, 2007 and the Second Addendum dated September 25, 2007. Under this third addendum, we agreed to increase the loan amount from an aggregate amount of $1,100,000 to an aggregate amount of up to $1,350,000. This loan will incur interest of 8% per annum and repayment will commence on May 1, 2009. Repayments will be made 36 equal payments, payable on the first of each month. The monthly amount will be calculated based on the amount of principal outstanding on April 30, 2009. This addendum also contains the following provisions in connection with the revised loan, (1) the number of MediVision’s shares of our stock acting as collateral for the revised loan will be recalculated as set forth in the third addendum, and (2) the formula to calculate our right to receive a portion of MediVision’s ownership interest in patent rights relating to the Electro-Optical Unit will be changed in accordance with the revised loan amount and as set forth in the third addendum. The amount of shares pledged under the revised loan was calculated using the amount of loan given to MediVision divided by $0.43, the average closing price of our common stock for the ten business days prior to January 30, 2008, less a 25% discount.

To promote sales, we prepare brochures, data sheets and application notes on our products, participate in industry trade shows and workshops, and advertise in trade journals, press releases, direct mail solicitations, journal articles, and scientific papers and presentations.

Abraxas Sale and Marketing

Abraxas, as a newly formed company, is in the process of building its infrastructure. Abraxas is planning to utilize a direct sales force in marketing its products throughout the United States and Canada.

OIS Manufacturing and Production

We are primarily a systems integrator with proprietary software, optical interfaces and electronic fundus camera interfaces. The manufacture of certain components are subcontracted to outside vendors and assembled by OIS. We used outside vendors to minimize production time and reduce capital requirements. We store and assemble the manufactured components in our 13,552 square foot facility located in Sacramento, California.

We have been audited by the Food and Drug Administration (the “FDA”) as recently as May 2007, and there were no findings made. We also have Form 510(k)’s, a pre-marketing notification filed with the FDA which provides certain safety and effectiveness information, on file for our digital angiography products.

Abraxas’ Operations

Abraxas is a software developer. Abraxas operates in its 4,500 square foot facility located in Irvine, California.

OIS Components, Raw Materials and Suppliers

As a systems integrator, a significant number of the major hardware components in our products are procured from sole source vendors. Whenever possible, however, we seek multiple vendors from which to procure our components. Moreover, we work closely with our principal component suppliers, such as Dell Computer, MegaVision, and the rest of our vendors to maintain dependable working relationships and to continually integrate into the manufacturing of our products, whenever possible, the most current, proven, pertinent technologies. But, as with any manufacturing concern dependent on subcontractors and component suppliers, significant delays in receiving products or unexpected vendor price increases could adversely affect our business.

OIS Warranties

We generally provide a 12-month limited warranty for parts, labor and shipping charges in connection with the initial sale of our products. Peripheral products such as monitors, printers and computers also carry the original manufacturer’s warranty.

In the North American market, in order to ensure quality control and the proper functioning of our products on-site at a doctor’s office, we generally install the system and train the doctor and the doctor’s staff. We also offer service plans for sale to our customers as a supplement to the original manufacturer’s warranties.

OIS Competition

The healthcare industry is characterized by extensive research and development efforts and rapid technological change. Competition for products that can diagnose and evaluate eye disease is intense and is expected to increase.

With respect to our WinStation products, we are aware of two primary competitors in the United States, which produce and are delivering digital fundus imaging systems in volume, Topcon and Zeiss. In addition, there are a few other small competitors. Both Topcon and Zeiss, however, manufacture fundus cameras and produce angiography products that interface mostly with their own fundus cameras. In contrast, our products interface with different models of fundus cameras from a wide variety of manufacturers. Three other companies are known to have systems in primarily the international market, and the U.S. market to a limited extent, each with small market penetration.

We are aware of five primary competitors for the DSLI, namely Veatch, MVC, Kowa, Helioasis and Lombart. Additionally, there are approximately four other companies, which manufacture similar systems, but these systems currently have minimal market presence.

We are aware of two primary competitors for the Ophthalmic PACS, which develops a similar solution, Topcon and Medflow.

Abraxas does not consider many of the companies currently offering some type of EMR or PM products as future competitors, as they sell to hospitals, large clinics, surgery centers and other facilities that are not in Abraxas’ current target market. Abraxas also excluded others as competitors because of their focus on certain medical specialties that Abraxas does not plan to target. Abraxas is aware of a some competitors for the EMR/PM products, namely Allscripts, GE, Sage Software, NextGen, and Misys Healthcare Systems, which provide solutions for the multi-specialty medical market, a few smaller competitors, namely HCIT, Eye Doc, MedFlow and Compulink, which provide the EMR and or PM solutions predominantly to the eye care market. Others, namely Digi-Chart and Greenway provide the EMR and or PM solutions predominantly to the OB/GYN market, other companies also specialize in the Orthopedic market or the Primary care market.

Although we will continue to work to develop new and improved products, many companies are engaged in research and development of new devices and alternative methods to diagnose and evaluate eye disease. Introduction of such devices and alternative methods could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations. Many of our competitors and potential competitors have substantially greater financial, manufacturing, marketing, distribution and technical resources than us.

The acquisition of substantially all of the assets of AcerMed and the formation of Abraxas will allow us to broaden our product offerings to the ocular health care industry as well as to primary care, obstetrics and gynecology, and orthopedic surgeons. However there is no guarantee that our sales efforts in this new endeavor will be successful in the future. Additional R&D efforts, long sales cycles, new sales training requirements and potential resistance to the initial high cost of the software may hinder our success in selling these products.

OIS Research and Development

Our net research and development expenditures in the years ended December 31, 2007 and 2006 were approximately $1,633,000 and $1,616,000, respectively. We have focused our recent research and development efforts on new digital image capture products. We expect our research and development expenditures to substantially increase. MediVision Medical Imaging Ltd, our parent company (“MediVision”), and other outsourced consultants currently conduct most of the research and development for us.

MediVision performs our research and development pursuant to a Research and Development Services Agreement dated as of January 1, 2004. Under this agreement, MediVision agreed to use its best efforts to develop the WinStation software in accordance with OIS specifications included therein and OIS, in turn, agreed to pay, in monthly payments, 112% of MediVision’s research and development costs incurred in connection with developing the WinStation software. The initial term of the agreement is for two years, to be automatically renewed for additional 12 month periods unless terminated by either party upon 6 months prior written notice. The agreement is exclusive in that during the effective period OIS may not receive research and development services relating to the WinStation software from other parties without MediVision’s prior written consent. Also under the agreement, MediVision must obtain OIS’ written approval prior to incurring any new research and development expenses in connection thereunder. Moreover, the parties agreed to render to each other, all reasonable assistance in obtaining any regulatory approvals required in connection with the WinStation software or any other results of the research and development services performed under the agreement. The parties also agreed that upon termination, (1) for 12 months, each party must maintain insurance reasonable to cover its liabilities, (2) for 24 months, MediVision agrees to not engage or participate in any business, anywhere in the world, that competes directly with the WinStation or OIS, unless mutually agreed, (3) for 18 months, OIS agrees to not engage or participate in any business, anywhere in the world, that competes directly with MediVision, unless mutually agreed, and (4) for 12 months, generally, neither party may employ any employees, contractors, or directors of the other party or interfere with the other party’s existing business or customer contracts, unless mutually agreed.

Abraxas Research and Development

Abraxas is building its R&D team in Irvine, California and will focus its research and development efforts on the adaptation of the software to its target market as described above.

Patents, Trademarks and Other Intellectual Property

On June 15, 1993, we were issued United States Letters Patent No. 5,220,360 for “Apparatus and Method for Topographical Analysis of the Retina.” This patent relates to the Glaucoma-Scope(R) apparatus, and methods used by the apparatus for topographically mapping the retina and comparing the mapping to previous mappings.

We currently have patent applications outstanding with the U.S. Patent and Trademark Office for “A device, Method and System for Automatic Montage of Segmented Retinal Images” and a “Method for Stabilizing a Sequence Angiographic Images.”

We have a license agreement with the University of Iowa for a patent for “Automatic Detection of Red Lesions in Digital Color Fundus Photographs,”and “Methods and Systems for Optic Nerve Head Segmentation.”

We have registered trademarks for “AutoMontage,” “OIS Symphony,” and “Ophthalmology Office.”

We have copyrights for “Winstation Version 5,” “Winstation Version 6,” and “Winstation version XP.”

On October 24, 2007, we signed a licensing agreement whereby we were granted the right to commercialize background technology and a family of patents for an ocular imaging device, and integrate it into our existing and/or future product range and retain exclusive rights of use, marketing and sale thereof worldwide.

Further, although we believe that our products do not and will not infringe on patents or violate proprietary rights of others, it is possible that our existing rights may not be valid or that infringement of existing or future patents, trademarks or proprietary rights may occur or be claimed to occur by third parties.

In the event that any of our products infringe patents, trademarks or proprietary rights of others, we may be required to modify the design of such products, change the names under which the products or services are provided or obtain licenses. There can be no assurance that we will be able to do so in a timely manner, upon acceptable terms and conditions, or at all. The failure to do any of the foregoing could have a material adverse effect on our business. There can be no assurance that our patents or trademarks, if granted, would be upheld if challenged or that competitors might not develop similar or superior processes or products outside the protection of any patents issued to us. In addition, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent or trademark infringement or proprietary rights violation action. Moreover, if our products infringe patents, trademarks or proprietary rights of others, we could, under certain circumstances, become liable for damages, which also could have a material adverse effect on our business.

We also rely on trade secrets, know-how, continuing technological innovation and other unpatented proprietary technology to maintain our competitive position. Certain of the proprietary software, optical interfaces and synchronization modules of our digital imaging systems are largely proprietary and constitute trade secrets, but the basic computer hardware, software and video components are purchased from third parties. No patent applications have been filed with respect thereto. If challenged, we anticipate aggressively defending our unpatented proprietary technology, although there is no assurance that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets and other proprietary technology.

We seek to protect our unpatented proprietary technology, in part, through proprietary confidentiality and nondisclosure agreements with employees, consultants and other parties. Our confidentiality agreements with our employees and consultants generally contain industry standard provisions requiring such individuals to assign to us without additional consideration, any inventions conceived or reduced to practice by them while employed or retained by OIS, subject to customary exceptions. There can be no assurance that proprietary information agreements with employees, consultants and others will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

Government Regulation

The marketing and sale of our products are subject to certain domestic and foreign governmental regulations and approvals. Pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act (“FDCA”), we are required to file, and has submitted, a pre-marketing notification with the FDA which provides certain safety and effectiveness information concerning our diagnostic imaging systems. The FDA has approved our pre-marketing notification submittals, thereby granting us permission to market our products, subject to the general controls and provisions of the FDCA. The classification of our products require, among other things, annual registration, listing of devices, good manufacturing practices, labeling and prohibition against misbranding and adulteration. Further, because we are engaged in international sales, our products must satisfy certain manufacturing requirements and may subject us to various filing and other regulatory requirements imposed by foreign governments as a condition to the sale of such products.

We have registered our manufacturing facility with both the FDA and certain California authorities as a medical device manufacturer and operate such facility under FDA and California requirements concerning Quality System Requirements (“QSR”). As a medical device manufacturer, we are required to continuously maintain our QSR compliance status and to demonstrate such compliance during periodic FDA and California inspections. If the facilities do not meet applicable QSR regulatory requirements, we may be required to implement changes necessary to comply with such regulations.

Although the FDA has made findings which permit us to sell our products in the marketplace, such findings do not constitute FDA approval of these devices, and we cannot predict the effect that future legislation or regulatory developments may have on our operations. Additional regulations, reconsideration of approvals granted under current regulations, or a change in the manner in which existing statutes and regulations are interpreted or applied may have a material adverse impact on our business, financial condition and results of operations. Moreover, new products and services developed by us, if any, also may be subject to the same or other various federal and state regulations, in addition to those of the FDA.

An FDA inspection of our Sacramento, California facility was conducted in May 2007. There were no findings during the inspection.

Insurance

We maintain general commercial casualty and property insurance coverage for our business operations, as well as directors and officers insurance, flood insurance, and product liability insurance. As of December 31, 2007, we have not received any product liability claims and are unaware of any threatened or pending claims. To the extent that product liability claims are made against us in the future, such claims may have a material adverse impact on our business.

Employees

As of December 31, 2007, we had 60 employees, 2 of which were seasonal employees. We also engage the services of consultants from time to time to assist us on specific projects in the areas of research and development, software development, regulatory affairs and product services, as well as general corporate administration. Certain of these consultants periodically engage contract engineers as independent consultants for specific projects.

We have no collective bargaining agreements covering any of our employees, have never experienced any material labor disruption, and are unaware of any current efforts or plans to organize our employees. We consider our relationship with our employees to be good.

Properties

OIS, Sacramento, CA

We lease our facility space under a noncancelable triple net lease. In 2006, we extended our lease, which will expire in June 2009, and added an additional suite to our lease agreement. The new suite increased our rental space from 10,200 to 13,552 square feet of office, manufacturing and warehouse space in Sacramento, California. Management believes that our existing facility is suitable and adequate to meet our current needs. We pay minimum monthly lease payments, with respect to this property, in the aggregate of approximately $12,212. Management believes our existing leased facility is adequately covered by insurance. We have no current plans to significantly renovate, improve or develop our leased facility. We do not have, and do not foresee acquiring, any real estate or investments in real estate, and are not engaged in any real estate activities.

Abraxas, Irvine, CA

Abraxas leases facility space under a noncancelable lease. The lease will expire in April 2009. The rental space is 4,500 square feet of office space in Irvine, California. Abraxas’ management believes that its existing facility is suitable and adequate to meet its current needs. Abraxas pays minimum monthly lease payments, with respect to this property, in the aggregate of approximately $7,000. Abraxas’ management believes its existing leased facility is adequately covered by insurance. Abraxas has no current plans to significantly renovate, improve or develop its leased facility. Abraxas does not have, and does not foresee acquiring, any real estate or investments in real estate, and is not engaged in any real estate activities.

Legal Proceedings

On May 11, 2007, we filed a civil action in the Superior Court of California for the County of Sacramento against our former president Steven Verdooner. The complaint alleges against Mr. Verdooner claims of breach of fiduciary duty, intentional interference with contract, and intentional interference with prospective economic advantage. The complaint requests total damages against Mr. Verdooner in excess of $7,000,000. Discovery has begun and no trial date has been set yet.

On April 23, 2008, OIS filed an amended complaint adding Opko Health, Inc. and the Frost Group, LLC as defendants to the lawsuit.

MANAGEMENT

Directors and Executive Officers

Each director is elected for a one year term until the next annual meeting of shareholders and their successors are elected and qualified.

The following is a list of the names and ages of our directors and executive officers:
Name	Age	Position
Gil Allon	46	Director, and Chief Executive Officer
Ariel Shenhar	42	Director, Chief Financial Officer, and Secretary
Yigal Berman	59	Director
Jonathan Phillips	35	Director
William Greer	41	Director
Mark De Clerck	49	Director

Gil Allon has served as a member of our Board of Directors since August 2000, as our acting Chief Executive Officer since September 2000 and as our Chief Executive Officer since January 2002. Mr. Allon is also a member of the Compensation, Option and Nomination Committees of our Board of Directors. Mr. Allon has served as the Vice President and Chief Operating Officer of MediVision from June 1993 until August 2000. Mr. Allon also served as a member of the Board of Directors of MediVision since MediVision’s inception in June 1993 through December 2004. Mr. Allon received his B.A. and M.Sc. in Computer Science, both with distinction, from the Technion Israel Institute of Technology in Haifa, Israel in May 1987 and December 1989, respectively, and his M.B.A. with distinction in Business Management from the University of Haifa in September 1999.

Ariel Shenhar has served as a member of our Board of Directors since August 2000, has served as our Vice President and Chief Financial Officer since July 2002, and as our Secretary since August 2002. Mr. Shenhar has also served as a member of the Board of Directors of MediVision from August 1994 through December 2004 and as its Vice President and Chief Financial Officer from January 1997 until May 2005. Mr. Shenhar served as a member of the Board of Directors of Fidelity Gold Real Estate Markets Ltd., an Israeli public company engaged in real estate, from 1994 to 1998, as an accountant at Nissan Caspi & Co. Certified Public Accountants in Jerusalem, Israel in 1996, and at Witkowski & Co. Certified Public Accountants in Tel Aviv, Israel from 1994 to 1995. Mr. Shenhar received his B.A. in Economics and Accounting in June 1992 and his M.B.A. in Finance, with distinction, in June 1999 both from the Hebrew University in Jerusalem, Israel, and has been a Certified Public Accountant since January 1997.

Yigal Berman has served as a member of our Board of Directors since January 2005. Mr. Berman was appointed as Chairman of the Board of Directors in January 2005 as well as Chairman of each of the Audit, Compensation, Option and Nomination Committees of our Board of Directors. Yigal Berman has also served as a member of the Board of Directors of MediVision from July 1996 through December 2004. In addition, since 1991, Mr. Berman has served as Vice President of Finance and Secretary of Intergamma Investment Ltd. Since 1989, Mr. Berman has served as a member of the Board of Directors of Delta Trading, the majority shareholder of MediVision. Mr. Berman received his B.A. in Economics and his M.B.A. in Business Management from the Tel Aviv University in Israel in April 1974 and December 1976, respectively.

Jonathan R. Phillips has served as an independent director on OIS’ Board of Directors since August 2007. Mr. Phillips is currently a member of the Nomination, Audit and Compensation Committees of OIS’ Board of Directors. Since 2005, Mr. Phillips has been a Managing Director and Founder of Healthcare Growth Partners, a company that specializes in strategic and financial advisory services to healthcare technology companies. He also is currently on the Board of Directors of Streamline Health Solutions, a NASDAQ listed company, and serves on its audit and compensation committees. Prior to founding Healthcare Growth Partners, Mr. Phillips served for five years, from 2000 to 2005, as a healthcare investment banker at William Blair & Company and also at Deloitte Consulting specializing in projects for healthcare and non-healthcare clients. He received a Masters of Business Administration from Northwestern University.

William Greer has served as an independent director on OIS’ Board of Directors since August 2007. Mr. Greer is currently a member of the Audit Committee of OIS’ Board of Directors. Since 2003, Mr. Greer has been the President and CEO of Evolved Digital Systems Inc. (TSE:EVD), a healthcare technology solutions company based in Montreal. Prior to joining Evolved Digital Systems, he served various senior finance and accounting positions for the Investment Products unit of CAN Insurance Company, RHI Management Solutions and Southern Financial. Additionally, Mr. Greer has worked at the accounting firms of William Crosslin, Sparks & Vaden and Kraft Bros., Esstman, Patton & Harrell. Mr. Greer received a Bachelor of Science from the University of Tennessee at Martin and was a scholarship recipient to the Graduate School of Banking of the South at Louisiana State University.

Marc De Clerck has served as an independent director on OIS’ Board of Directors since February 2008. Mr. De Clerck is currently the head of the Global Business Growth Center of the Healthcare Business Group at Agfa Gevaert N.V., a Belgian company specializing in analog and digital imaging systems and IT solutions, mainly for the printing industry and the healthcare sector. He also serves as a director on Agfa’s board. Since 1983, Mr. De Clerck has served in various other positions within Agfa. Agfa holds a 19% ownership interest in MediVision Medical Imaging Ltd., our parent company. Mr. De Clerck has graduated with Masters Degrees in Civil Engineering in Electro-Mechanics and in Biomedical Techniques from Catholic University Louvain.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 9, 2008, by (i) each person who “beneficially” owns more than 5% of all outstanding shares of common stock, (ii) each director and the executive officer identified above in Item 10, and (iii) all directors and the executive officers as a group. Unless otherwise indicated, the address for each beneficial owner is 221 Lathrop Way, Suite I, Sacramento, California 95815.

Name and Address of Beneficial Owner Management and the Board	Amount and Nature of Beneficial Ownership		Percent of Class

Gil Allon	460,000	(1)(2)	2.7%

Ariel Shenhar	275,000	(1)	1.6%

William Greer	--		--

Jonathan R. Phillips	--		--

Yigal Berman	--		--

Marc De Clerck	--		--

Directors and Officers as a group	735,000	(1)	4.4%
(total of 5 persons)

5% Shareholders

MediVision Medical Imaging Ltd.	9,380,843	(3)	55.6%
P.O. Box 45, Industrial Park
Yokneam Elit
20692 Israel

Wellington
c/o Wellington Management Company, LLP	856,033	(4)	5.1%
75 State Street
Boston, MA 02109

Wasatch Advisors	941,750	(4)	5.6%
150 Social Hall Ave, 4th Floor
Salt Lake City, UT 84111

(1)	Represents shares subject to stock options exercisable within 60 days from April 9, 2008.
(2)	Includes indirect beneficial ownership by spouse of stock options to purchase 50,000 shares.
(3)	Includes 5,949,651 of shares pledged as security.
(4)	Represents shares as of December 31, 2007

Equity Compensation Plans

The following table sets forth certain information, as at December 31, 2007, with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,288,666(a)	$0.97	41,998(b)
Equity compensation plans not approved by security holders	1,070,020(c)	$0.44	206,999(d)
Total	2,358,686	$0.73	248,997
(a)	Represents 558,666 options granted under our 2003 Stock Option Plan and 730,000 options granted under our 2005 Stock Option Plan.
(b)

Represents 20,000 shares available for grant under the 2005 Stock Option Plan, and 21,998 shares available for grant under the 2003 Stock option Plan to our employees, directors, and consultants. Upon the expiration, cancellation or termination of unexercised options, shares subject to options under the plan will again be available for the grant of options under the applicable plan.

(c)

Includes 35,000 shares subject to options granted under our 1997 Stock Option Plan under which no more options may be granted, 1,028,000 shares subject to options granted under the 2000 Stock Option Plan (the “2000 Plan”), and 7,020 options granted under individual stock option plans. (For material terms of the 1997 and 2000 Stock Option Plans, see the Notes to Financial Statements, footnote 8.)

(d)

Includes 206,999 shares available for future grant under the 2000 Plan, to our employees and directors, consultants, and to non-employees. Upon the expiration, cancellation or termination of unexercised options, shares subject to options under the 2000 Plan will again be available for the grant of options under the applicable plan.

EXECUTIVE COMPENSATION

The following table shows the total compensation that we paid to our chief executive officer and chief financial officer for the last two fiscal years. Those positions were occupied by Gil Allon and Ariel Shenhar, respectively. No other executive officer received more than $100,000 in total compensation during the last two fiscal years. Therefore, for purposes of this disclosure, Mr. Allon and Mr. Shenhar are our only “named executive officers” for the last two fiscal years.

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Fiscal Year (b)	Bonus ($) (d)		Salary ($) (c)	All other Compensation ($) (i)		Total ($) (j)
Gil Allon	2007	$55,000	(1)	$209,808	$11,408	(2)	$286,216
(Chief Executive Officer)	2006	$47,627		$183,558	$9,616		$240,801
Ariel Shenhar	2007	$50,000	(3)	$191,808	$11,408	(4)	$258,216
(Vice President and Chief Financial Officer)	2006	$43,035		$164,981	$9,616		$217,632

(1)	Represents the bonus accrued in the financial statements. As of March 14, 2008, we have paid $55,000 of the bonus.
(2)	Represents automobile expenses we paid for on behalf of Mr. Allon.
(3)	Represents the bonus accrued. As of March 14, 2008, we have paid $50,000 of the bonus.
(4)	Represents automobile expenses that we paid on behalf of Mr. Shenhar.

Employment Agreements

We entered into an employment agreement with Mr. Allon for his services as Chief Executive Officer on December 1, 2001 as amended. The agreement provides for an indefinite term. Mr. Allon is also eligible to participate in our health and welfare insurance plans and is provided an automobile for business use. Either party may terminate the amended agreement upon six months advance notice. The current agreement sets Mr. Allon’s salary at $218,000, with a maximum bonus for 2007 of $65,000, effective June 18, 2007.

We also entered into an employment agreement with Mr. Shenhar for his services as Chief Financial Officer, commencing on July 22, 2002 Mr. Shenhar is also be eligible to participate in our health and welfare insurance plans and is provided an automobile for business use. Either party may terminate the amended agreement upon six months advance notice. The current agreement sets Mr. Shenhar’s salary at $200,000, with a maximum bonus for 2007 of $55,000, effective June 18, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Outstanding Equity Award at Fiscal Year-end

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Gil Allon	360,000				$0.406	4/9/2013
(Chief Executive	90,000				$0.681	10/22/2014
Officer)	20,000	13,333	(1)		$ 1.83	6/14/2016
		130,000	(2)		$ .82	12/19/2015
		130,000	(2)		$ 1.05	12/19/2015

Ariel Shenhar	200,000				$0.406	4/9/2013
(Vice President and
Chief Financial		115,000	(3)		$ .82	12/19/2015
Officer)		115,000	(3)		$ 1.05	12/19/2015
	75,000				$0.681	10/22/2014

(1)	These options were granted to Mr. Allon’s spouse, Karin Alon, and vest equally over three years every six months (1/6 every 6 months) beginning on January 1, 2007.
(2)

These options vest equally over three years every six months (1/6 every 6 months) beginning on June 19, 2008. At December 19, 2007, 130,000 options were granted at a premium of 12% and 130,000 options were granted at a premium of 44%.

(3)

These options vest equally over three years every six months (1/6 every 6 months) beginning on June 19, 2008. At December 19, 2007, 115,000 options were granted at a premium of 12% and 115,000 options were granted at a premium of 44%.

Compensation of Directors

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
Gil Allon			$28,957	(1)	$28,957
Ariel Shenhar			$25,617	(2)	$25,617
William Greer	$7,777	(3)	$7,683	(4)	$15,460
Jonathan Phillips	$8,013	(5)	$7,683	(6)	$15,696
Yigal Berman	$4,911	(7)	-		$4,911
Michael Benoff	$38,825	(8)	-		$38,825
Merle Symes	$9,879	(9)	-		$9,879

(1)

On December 19, 2007, the Board granted Mr. Allon options to purchase 260,000 shares of our common stock, expiring on December 19, 2015. 130,000 these options are exercisable at $0.82 cents per share and the remaining 130,000 are exercisable at $1.05 per share. The options vest in six equal semi-annual installments, beginning June 19, 2008. At December 19, 2007, 130,000 options were granted at a premium of 12% and 130,000 options were granted at a premium of 44%.

(2)

On December 19, 2007, the Board granted Mr. Shenhar options to purchase 230,000 shares of our common stock, expiring on December 19, 2015. 115,000 these options are exercisable at $0.82 cents per share and the remaining 115,000 are exercisable at $1.05 per share. The options vest in six equal semi-annual installments, beginning June 19, 2008. At December 19, 2007, 115,000 options were granted at a premium of 12% and 115,000 options were granted at a premium of 44%.

(3)	Mr. Greer joined the board on August 22, 2007. He received approximately $7,777 for his services in relation to his services as a Director during the fiscal year 2007.
(4)

On December 19, 2007, the Board granted Mr. Greer options to purchase 60,000 shares of our common stock, expiring on December 19, 2015. 30,000 these options are exercisable at $0.82 cents per share and the remaining 30,000 are exercisable at $1.05 per share. The options vest in six equal semi-annual installments, beginning June 19, 2008.

(5)	Mr. Phillips joined the board on August 22, 2007. He received approximately $8,013 for his services in relation to his services as a Director during the fiscal year 2007.
(6)

On December 19, 2007, the Board granted Mr. Phillips options to purchase 60,000 shares of our common stock, expiring on December 19, 2015. 30,000 these options are exercisable at $0.82 cents per share and the remaining 30,000 are exercisable at $1.05 per share. The options vest in six equal semi-annual installments, beginning June 19, 2008.

(7)	Mr. Berman received reimbursement of out of pocket expenses related to physical board meetings
(8)

Mr. Benoff received approximately $14,350 for his services in relation to his services as a Director during the fiscal year 2007. Mr. Benoff received $24,475 for services rendered as a consultant to the Special Committee during the fiscal year 2007. Mr. Benoff resigned from the Board on August 22, 2007.

(9)

Mr. Symes received approximately $7,500 for his services, and $2,379 for reimbursable expenses, in relation to his services as a Director during the fiscal year 2007. Mr. Symes resigned from the Board on August 22, 2007.

Director Compensation Arrangements

We are obligated to pay Mr. Berman out of pocket expenses related to physical board meetings.

Pursuant to a letter agreement executed on August 31, 2007 between Mr. Greer and OIS, OIS agreed to the following in connection with his service as a director: (i) to pay Mr. Greer, in four equal quarterly installments, an annual retainer in the aggregate amount of $15,000 for attendance at up to three Board or Committee meetings per quarter, (ii) to pay Mr. Greer a fee of $100 per hour, not to exceed $500 per day, for attendance at meetings in excess of three Board meetings per quarter.

Pursuant to a letter agreement executed on August 31, 2007 between Mr. Phillips and OIS, OIS agreed to the following in connection with his service as a director: (i) to pay Mr. Phillips, in four equal quarterly installments, an annual retainer in the aggregate amount of $15,000 for attendance at up to three Board or Committee meetings per quarter, (ii) to pay Mr. Greer a fee of $100 per hour, not to exceed $500 per day, for attendance at meetings in excess of three Board meetings per quarter.

Pursuant to a letter agreement executed on June 25, 2004 between Mr. Benoff and us, we agreed to the following in connection with his service as a director: (i) to grant Mr. Benoff options to purchase up to 40,000 shares of our Common Stock, at a per share price not less than fair market value on the date of the grant, (ii) to pay Mr. Benoff, in four equal quarterly installments, an annual retainer in the aggregate amount of $6,000 for attendance at up to two Board meetings per quarter, (iii) to pay to Mr. Benoff a fee of $100 per hour, not to exceed $500 per day, for attendance at meetings in excess of two Board meetings per quarter and reimbursement for related expenses. The above referenced options were granted by the Board in October 2004 at a per share exercise price of $0.68. On March 26, 2007, the compensation committee finalized an approval to increase Mr. Benoff’s annual retainer to $15,000 for attendance at up to two Board meetings per quarter, effective January 1, 2007. Mr. Benoff resigned from the Board on August 22, 2007.

Pursuant to a letter agreement executed on July 20, 2005 between Mr. Symes and us, we agreed to the following in connection with his service as a director: (i) to grant Mr. Symes options to purchase up to 40,000 shares of our common stock, at a per share price not less than fair market value on the date of the grant vesting over a three-year period, (ii) to pay Mr. Symes, in four equal quarterly installments, an annual retainer in the aggregate amount of $6,000 for attendance at up to two Board meetings per quarter, (iii) to pay Mr. Symes a fee of $100 per hour, not to exceed $500 per day, for attendance at meetings in excess of two Board meetings per quarter and reimbursement for related expenses. The above referenced options were granted by the Board in August 2005 at a per share exercise price of $1.20. On March 26, 2007, the compensation committee finalized an approval to increase Mr. Symes annual retainer to $15,000 for attendance at up to two Board meetings per quarter, effective January 1, 2007. Mr. Symes resigned from the Board on August 22, 2007.

No standard arrangement regarding compensation of the directors has been adopted by the Board, and, except as noted above, we have not paid any director compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

In January 2004, we entered into a services agreement with MediStrategy Ltd. (“MS”), an Israeli company owned by Noam Allon, a former Director of the Company, served on the Board until December 2004. Under the terms of the agreement, MS provides services to us primarily in the business development field in ophthalmology, including business cooperation, mergers and acquisitions, identifying and analyzing new lines of business and defining new product lines or business opportunities to be developed. All services provided by MS are performed solely by Noam Allon.

In consideration for the services provided, we agreed to pay MS a monthly sum of $3,300, increased to $4,000 beginning September 1, 2005. In addition, as of September 1, 2005, MS is to be paid a yearly performance bonus of up to $10,000 upon achievement of goals under the terms of the agreement as determined by MS, Noam Allon and our Chairman of the Board. During the year ended December 31, 2005, MS earned fees of $42,400. MS was paid out $30,400 out of the $42,400 and the remainder remains accrued, and not yet paid, as of December 31, 2007. During the year ended December 31, 2006, MS earned fees of $48,000. This amount remains accrued, but not paid as of December 31, 2007. During the year ended December 31, 2007, MS earned fees of $36,000. This amount remains accrued, but no paid as of December 31, 2007.

On June 28, 2006, we and MediVision, our parent company, entered into a Loan and Security Agreement, amended on January 30, 2008, whereby we agreed to provide MediVision with a credit line of up to $200,000 upon their request for working capital. Interest will accrue on this note at 8% per annum. MediVision has pledged as collateral for this agreement, and the $1,350,000 note described below, an aggregate 3,604,651 shares of our common stock. The number of shares was calculated using the amount of loan given to MediVision divided by $0.43, the average closing price of our common stock for the ten business days prior to January 30, 2008, less a 25% discount. As of March 14, 2008, $200,000 was outstanding on this loan. For more detail, see Item 1. Description of Business – OIS Sales, Marketing and Distribution.

OIS also entered into a Research and Development Services Agreement and a Distribution Agreement with MediVision, and a Distribution Agreement with CCS, an affiliate, which are also discussed in greater detail in Item 1. Description of Business – OIS Research and Development. During 2007, we paid MediVision $1,397,000 for research and development performed on our behalf and sales of products to MediVision totaled approximately $608,000. Sales derived from product shipments to MediVision are made at transfer pricing which is based on similar volume discounts that would be available to other resellers or distributors of our products.

As of December 31, 2007, under the Distribution Agreement with CCS, we recorded approximately $36,000 of amounts due from CCS. During 2007, sales to CCS under the Distribution Agreement totaled approximately $170,000.

On June 28, 2006, we and MediVision entered into a License and Distribution Agreement. This agreement was amended on April 9, 2007, September 25, 2007, and January 30, 2008. Under this agreement, we agreed to lend MediVision up to $1,350,000, bearing interest at 8% per annum. MediVision has pledged as collateral for this note, and the $200,000 loan and security agreement described above, an aggregate 3,604,651 shares of our common stock. For the fiscal year ended December 31, 2007, (1) the largest aggregate amount of principal outstanding was $1,013,460, (2) MediVision paid none of the principal outstanding, (3) MediVision paid no interest. As of March 14, 2008, MediVision owed us $1,263,460 under this agreement, as amended. For more details, see Item 1. Description of Business – OIS Sales, Marketing and Distribution. For more detail, see Item 1. Description of Business – OIS Sales, Marketing and Distribution.

Parent Information

MediVision is OIS’ parent company based on its 56% ownership of our common stock.

Pursuant to certain agreements between Agfa and MediVision, MediVision must receive Agfa’s approval when voting upon proposals that concern the sales of OIS or substantially all of OIS’ assets and to issue stock at levels that require shareholder approval.

Directors

Yigal Berman, Jonathan Phillips, and William Greer are independent directors as defined by the Nasdaq Marketplace Rules. Gil Allon, who is not an independent director, is a member of the Compensation, Option and Nomination Committees of our Board of Directors.

SELLING SECURITY HOLDERS

Laurus Master Fund, Ltd. (“Laurus”) may sell, from time to time under this prospectus, up to an aggregate of 688,000 shares of our common stock, including, (1) in connection with a private placement transaction on April 27, 2004 with Laurus, up to 313,000 shares issuable to Laurus under the exercise of the 2004 Laurus Warrant and (2) in connection with a private placement transaction on September 25, 2003 with Laurus, 375,000 shares of our common stock held by Laurus. The exercise prices of the 2004 Laurus Warrant range between $1.40 and $1.83 per share.

MediVision Medical Imaging Ltd. may sell, from time to time under this prospectus, pursuant to Amendment No. 1 to the Working Capital Funding Agreement, up to 4,050,000 shares of our common stock acquired by MediVision in June 2003 pursuant to the conversion of $1,150,000 of outstanding principal and accrued interest under a promissory note held by MediVision into 6,216,216 shares of our common stock at a conversion price of $0.185 per share. This prospectus covers the resale of 4,050,000 of such shares of common stock held by MediVision.

We issued to Tail Wind and SSH 6.5% Convertible Notes Due April 30, 2010 and warrants to purchase 616,671 shares of our common stock pursuant to a private placement in October 2007. The Notes are convertible at any time into 1,676,828 shares of our common stock. This prospectus relates to the resale from time to time of up to a total of 3,056,728 shares of our common stock, 1,676,828 shares of which are issuable upon conversion of the notes, 616,671 shares of which are issuable upon exercise of the warrants, and 763,229 shares of which may be issuable upon conversion of the notes or exercise of the warrants as a result of either conversion price adjustments or exercise price adjustments, as applicable.

The following table sets forth, to our knowledge, certain information about the selling security holders as of April 9, 2008. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the note and upon exercise of the warrant held by the holder that are currently convertible or are exercisable or convertible or exercisable within 60 days after the date of the table are deemed outstanding.

As of April 9, 2008, a total of 16,866,831 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock both before and immediately after the offering. Actual ownership of the shares is subject to conversion of the convertible notes and exercise of the warrants.

The terms of the warrant issued to Laurus, underlying shares of common stock are included for resale under this prospectus, prohibit conversion of the warrant to the extent that conversion of either or both of the notes andexercise of either or both of the warrants would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the warrant and selling shares underlying the warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.  The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling security holders described below.

	Shares Beneficially Owned Prior to Offering						Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number		% of Class		Shares Being Offered		Number	% of Class
Laurus Master Fund, Ltd. (2)	688,000	(3)	4.1%		688,000	(3)	—	—
MediVision Medical Imaging Ltd. (4)	9,380,843		56.0%		4,050,000		5,330,843	31.6%
The Tail Wind Fund Ltd. (5)	1,681,666	(6)	9.9	% (6)	2,612,114	(7)	—	—
Solomon Strategic Holdings, Inc.(8)	444,614	(9)	2.6	% (9)	444,614	(10)	—	—

_______________________

(1) Assumes all shares being offered by the selling security holders are sold.

(2) To our knowledge, Laurus has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it, except that Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC. The address for Messrs. David Grin and Eugene Grin is 825 Third Avenue, 14th Floor, New York, New York 10022. Laurus has not held nor had any material relationship with us within the past three years.

(3) Includes up to 313,000 shares of our common stock issuable upon the exercise of the 2004 Laurus Warrant.

(4) To our knowledge, the members of the Board of Directors of MediVision hold the voting and investment power with respect to our shares of common stock beneficially owned by MediVision. The members of MediVision’s Board of Directors are Noam Allon, Doron Maor, Marc De Clerck, Mira Nesher and Miri Kerbs. As of April 9, 2008, MediVision, our majority shareholder, beneficially owns 9,380,843 shares of our common stock, which comprises approximately 56% of our total issued and outstanding shares of common stock. Gil Allon has served as a member of our Board of Directors since August 2000, as our acting Chief Executive Officer since September 2000 and as our Chief Executive Officer since January 2002. Mr. Allon is also a member of the Compensation, Option and Nomination Committees of our Board of Directors. Mr. Allon has served as the Vice President and Chief Operating Officer of MediVision from June 1993 until August 2000. Mr. Allon also served as a member of the Board of Directors of MediVision since MediVision’s inception in June 1993 through December 2004. Gil Allon also owns 542,256 shares of common stock of MediVision, which is equal to approximately 8% of MediVision’s issued and outstanding shares. Ariel Shenhar has served as a member of our Board of Directors since August 2000, has served as our Vice President and Chief Financial Officer since July 2002, and as our Secretary since August 2002. Mr. Shenhar has also served as a member of the Board of Directors of MediVision from August 1994 through December 2004 and as its Vice President and Chief Financial Officer from January 1997 until May 2005. Ariel Shenhar also owns 49,568 shares of common stock of MediVision, which is equal to approximately 1% of MediVision’s issued and outstanding shares. Noam Allon, a member of our Board of Directors from August 2000 through December 31, 2004, has served as the President, Chief Executive Officer and a member of the Board of Directors of MediVision from June 1993. Noam Allon also owns 542,256 shares of common stock of MediVision, which is equal to approximately 8% of MediVision’s issued and outstanding shares. MediVision serves as the principal distributor of our products in Europe and certain other international markets and we also outsource our research and development activities to MediVision. See Note 6 to the Notes to our financial statements for the twelve months ended December 31, 2007 for more information with respect to our relationship with MediVision.

(5) To our knowledge, Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM. Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares of our common stock being registered hereunder and held by The Tail Wind Fund Ltd. Andrew P. Mackellar has been authorized by the Board of Directors of Solomon Strategic Holdings, Inc. (“SSH”) to make voting and disposition decisions with respect to the shares on behalf of SSH. By reason of such delegated authority, Mr. Mackellar may be deemed to share dispositive power over the shares of common stock owned by SSH. Mr. Mackellar expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by SSH, and he does not have any legal right to maintain such delegated authority.

(6) Pursuant to the selling security holder’s contractual prohibition from beneficially owning any number greater than 9.99% of our issued and outstanding shares of common stock, the shares of common stock owned prior to the offering is equal to 9.99% of our current issued and outstanding common stock. Notwithstanding this contractual prohibition, as of November 6, 2007, the shares of common stock owned prior to the offering and shares of common stock to be sold in the offering consists of 1,432,926 shares of our common stock issuable upon conversion of notes, 526,973 shares of our common stock issuable upon exercise of warrants, and 652,215 shares of our common stock which may be issuable upon conversion of notes or exercise of warrants as a result of either a conversion price adjustments or exercise price adjustment, as applicable.

(7) Consists of 1,432,926 shares of our common stock issuable upon conversion of notes, 526,973 shares of our common stock issuable upon the exercise of warrants and 652,215 shares of our common stock which may be issuable upon conversion of notes or exercise of warrants as a result of either a conversion price adjustments or exercise price adjustment, as applicable

(8) To our knowledge, Andrew P. Mackellar has been authorized by the Board of Directors of Solomon Strategic Holdings, Inc. (“SSH”) to make voting and disposition decisions with respect to the shares on behalf of SSH. By reason of such delegated authority, Mr. Mackellar may be deemed to share dispositive power over the shares of common stock owned by SSH. Mr. Mackellar expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by SSH, and he does not have any legal right to maintain such delegated authority.

(9) The selling security holder is contractually prohibited from beneficially owning any number greater than 9.99% of our issued and outstanding shares of commons tock.

(10) Consists of 243,902 shares of our common stock issuable upon conversion of notes, 89,698 shares of our common stock issuable upon the exercise of warrants and 111,014 shares of our common stock which may be issuable upon conversion of notes or exercise of warrants as a result of either a conversion price adjustments or exercise price adjustment, as applicable.

PLAN OF DISTRIBUTION

The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares: ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resales by the broker-dealer for its own account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share; a combination of any of these methods of sale; or any other method permitted by applicable law.

The sale price to the public may be: the market price prevailing at the time of sale; a price related to the prevailing market price; at negotiated prices; or a price the selling security holders determines from time to time.

Laurus has agreed, pursuant to securities purchase agreements between us and Laurus, that Laurus or any of its affiliates and investment partners will not and will not cause any person or entity, directly or indirectly, to engage in “short sales” of our common stock for as long as the convertible note is outstanding. “Short sales” are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller’s control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If the selling security holders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If the selling security holders inform us that that they entered into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Ophthalmic Imaging Systems is required to pay all fees and expenses incident to the registration of the shares and has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Darma Plus, Inc. d/b/a Draper & Associates acted as placement agent in connection with the transactions with Laurus and received cash fees totaling $34,000.

Axiom Capital Management, Inc. acted as placement agent in connection with the transactions with Tail Wind and received cash fees totaling $68,750.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 35,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. As of May 15, 2008, we had 16,866,831 shares of common stock outstanding and no shares of preferred stock outstanding. The following is a summary description of our capital stock.

Common Stock

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

The common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets. The rights of holders of common stock are subordinate to those of holders of any series of preferred stock.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders may be diluted.

Preferred Stock

Preferred stock may be issued from time to time in one or more series, and our board of directors, without action by the holders of common stock, may fix or alter the voting rights, redemption provisions, dividend rights, dividend rates, claims to our assets superior to those of holders of our common stock, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock. The board of directors, without shareholder approval, can issue shares of preferred stock with rights that could adversely affect the rights of the holders of common stock. The issuance of shares of preferred stock could adversely affect the voting power of the holders of common stock and could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding common stock.

Preferred stock can be used as an anti-takeover measure. The board of directors has exclusive discretion to issue preferred shares with rights that may trump those of our common stock. The board of directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stock shareholders from initiating a change in control of our company or reduce the rights of common shareholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of our common stock.

Warrant Issued on April 27, 2004

On April 27, 2004, we issued to Laurus the 2004 Laurus Warrant. Laurus may exercise the 2004 Laurus Warrant through April 27, 2009. The exercise price under the 2004 Laurus Warrant is as follows: a price of $1.40 per share for the first 83,000 shares acquired upon exercise of the warrant; a price of $1.59 per share for the next 105,000 shares acquired upon exercise of the warrant; and a price of $1.83 per share for any additional shares acquired upon exercise of the warrant. The terms of the 2004 Laurus Warrant prohibits exercise of the warrant to the extent that exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days’ prior written notice to us.

Warrants Issued on October 29, 2007

On October 29, 2007, we issued to Tail Wind and SSH warrants to purchase an aggregate of 616,671 shares of our common stock at an exercise price of $1.87 per share with an exercise period of five years from the date of issuance. The exercise price of the warrants will be adjusted and the number of shares of our common stock to be issued upon exercise of the warrants will be adjusted upon the occurrence of, among other things, the payment of stock dividend or a stock split. In addition, the warrants include certain anti-dilution provisions if we issue or sell any of our common stock or convertible securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of our common stock or directly or indirectly effectively reduces the conversion, exercise or exchange price for any convertible securities that are currently outstanding, at or to an effective per share selling price which is less than the greater of (i) the closing price on the trading day next preceding such issue or sale or, in the case of issuances to holders of our common stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, or options, or (ii) the then applicable exercise price. Upon the occurrence of an anti-dilution event specified in the immediately preceding sentence the exercise price of the warrants will be adjusted pursuant to a weighted-average formula.

We may not affect any exercise of the warrants and each holder of the warrants is not permitted to exercise the warrants into shares of our common stock if such exercise would give such holder a beneficial ownership of more than 9.99% of the outstanding shares of our common stock. This 9.99% limitation may be waived by each holder upon not less than 61 days prior notice to us.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

None of the principal accountant’s reports on the financial statements for either of the past two years contains an adverse opinion or disclaimer of opinion, and none was modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Perry-Smith LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. Their telephone number is (303) 262-0600.

INTEREST OF EXPERTS AND COUNSEL

Our financial statements as of the years ended December 31, 2007 and 2006 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Perry-Smith LLP, independent registered public accountants, to the extent and for the periods set forth in their report and are incorporated in this prospectus in reliance upon the report given upon the authority of Perry-Smith LLP as experts in auditing and accounting.

The validity of the shares of common stock offered under this prospectus was passed upon by Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules to the registration statement. The statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, are not necessarily complete and we refer you to the copy of the agreement or document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. You may read and copy the registration statement of which this prospectus is part at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we file periodic reports, proxy statements and other information with the SEC. This registration statement and future filings will be available for inspection and copying at the SEC’s Public Reference Room and the website of the SEC referred to above. These documents are also publicly available, free of charge, on our website, http://www.oisi.com.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

OPHTHALMIC IMAGING SYSTEMS

Ophthalmic Imaging Systems
Condensed Balance Sheet

Assets	March 31, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$5,559,490	$7,630,284
Accounts receivable, net	2,409,107	2,535,843
Accounts receivable from related party	496,817	397,307
Note receivable from related party	1,765,404	1,146,872
Inventories, net	1,094,508	746,342
Prepaid expenses and other current assets	593,306	507,732
Deferred tax asset	1,238,000	1,342,000
Total current assets	13,156,632	14,306,380
Furniture and equipment, net of accumulated
depreciation of $625,505 and $577,558 respectively	424,911	416,838
Restricted cash	169,555	168,218
Licensing agreement	273,808	273,808
Prepaid financing	132,468	148,365
AcerMed software purchase	553,830	90,815
Imaging software	157,836	0
Capitalized software development	225,892	0
Prepaid products	460,000	460,000
Capitalized merger costs	584,178	527,327
Other assets	302,430	295,144
Total assets	$16,441,540	$16,686,895

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$853,328	$726,573
Accrued liabilities	1,122,082	1,437,313
Deferred extended warranty revenue	1,702,492	1,604,315
Customer deposits	146,973	55,435
Note payable- current portion	1,023,558	1,029,643
Total current liabilities	4,848,433	4,853,279

Noncurrent liabilities:
Line of credit	150,000	150,000
Lease payable, less current portion	1,593,948	1,564,226
Total liabilities	6,592,381	6,567,505

Stockholders’ equity:
Common stock, no par value, 35,000,000 shares authorized;
16,866,831 issued and outstanding	16,482,288	16,474,720
Additional paid in capital	191,104	191,104
Accumulated deficit	(6,824,233)	-6,546,434
Total stockholders’ equity	9,849,159	10,119,390
Total liabilities and stockholders’ equity	$16,441,540	$16,686,895

The accompanying notes are an integral part of these unaudited condensed financial statements.

Ophthalmic Imaging Systems
Condensed Statement of Operations
(Unaudited)
	Three months ended March 31,
	2008	2007

Net revenues	$ 3,147,692	$ 4,160,380
Cost of sales	1,543,832	1,728,546
Gross profit	1,603,860	2,431,834
Operating expenses:
Sales and marketing	944,009	887,334
General and administrative	466,165	521,029
Research and development	436,978	408,527
Total operating expenses	1,847,151	1,816,890
Income from operations	(243,291)	614,944
Interest and other income (expense), net	(33,223)	42,638
Net income before income taxes	(276,514)	657,582
Income taxes (expense) benefit	(1,286)	(4,439)

Net (loss) income	$ (277,800)	$ 653,143

Shares used in the calculation of basic
Net (loss) income per share	16,866,831	16,508,677

Basic net (loss) income per share	$ (0.02)	$ 0.04

Shares used in the calculation of diluted
Net (loss) income per share	17,103,385	18,356,856

Diluted net (loss) income per share	$ (0.02)	$ 0.04

Ophthalmic Imaging Systems
Condensed Statements of Cash Flows
(Unaudited)
	Three months ended March 31,
	2008	2007

Operating activities:
Net (loss) income	$ (277,800)	$ 653,143
Adjustments to reconcile net (loss) income to net cash (used in)
provided by operating activities
Depreciation and amortization	47,947	44,994
Compensation Expense	7,569	7,712
Net increase in current assets other
than cash and cash equivalents	(302,514)	(168,199)
Net increase in other assets	(8,337)	--
Net decrease in current liabilities other
than short-term borrowings	(4,846)	(54,104)
Net cash (used in) provided by operating activities	(537,981)	483,546
Investing activities:
Acquisition of furniture and equipment	(56,020)	(112,569)
Acquisition of patents	(285)
Acquisition of AcerMed software license	(463,015)
Development of Imaging software	(157,836)
R&D Capitalization	(225,892)
Merger capitalization	(56,851)

Net cash used in investing activities	(959,899)	(112,569)
Financing activities:
Principal payments on notes payable	--	(176)
Advance to related parties	(618,532)	--
Amortization of prepaid financing related to note payable	15,896
Amortization of discount related to note payable	29,722
Proceeds from exercise of options	--	908
Net cash (used in) provided by financing activities	(572,914)	732
Net (decrease) increase in cash and equivalents	(2,070,794)	371,709
Cash and equivalents, beginning of the period	7,630,284	6,163,857
Cash and equivalents, end of the period	$ 5,559,490	$ 6,535,566

Supplemental schedule of noncash financing activities:
Addition (Reduction) to receivable from
Related party in exchange for inventory and
other noncash transactions, net	$ 234,015	$ 248,092

The accompanying notes are an integral part of these unaudited condensed financial statements.

Notes to Condensed Financial Statements

Three Month Period ended March 31, 2008 and 2007

(Unaudited)

Note 1.	Basis of Presentation

The accompanying unaudited condensed balance sheet as of March 31, 2008, condensed statements of operation for the three month period ended March 31, 2008 and 2007 and the condensed statements of cash flows for the three month period ended March 31, 2008 and 2007 have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnote disclosures required by U.S. GAAP for complete financial statements. It is suggested that these condensed financial statements be read in conjunction with the audited financial statements and notes thereto included in Ophthalmic Imaging Systems’ (the “Company’s”) Annual Report for the year ended December 31, 2007 on Form 10-KSB. In the opinion of management, the accompanying condensed financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position and results of operations for the periods presented. The results of operations for the period ended March 31, 2008 are not necessarily indicative of the operating results expected for the full year.

Note 2.	Net (loss) Income Per Share

Basic (loss) earnings per share (“EPS”), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock, which shares in the earnings of the Company. The treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

	Unaudited Three Months Ended March 31,
	2008	2007
Numerator for basic and diluted net (loss) income per share	$ (277,800)	$ 653,143

Denominator for basic net income per share:
Weighted average shares	16,866,831	16,508,677
Basic net income per share	$ (0.02)	$ 0.04

Diluted net income per share	$ N/A	$ 0.04

As of March 31, 2007 there were 8,000 options and warrants whose exercise price exceeded the average market price of the stock and have been excluded from this computation.
Note 3.

Related Party Transactions –

MediVision

In June 2003, pursuant to Amendment No. 1 to a Working Capital Funding Agreement between the Company and, MediVision Medical Imaging Ltd. (“MediVision”), an Israeli corporation, converted $1,150,000 of outstanding principal and accrued interest under a promissory note held by it into 6,216,216 shares of our common stock at a conversion price of $0.185 per share. As of March 31, 2008, MediVision owns approximately 56% of our outstanding common stock.

On January 30, 2008, we and MediVision entered into the Third Addendum to a License and Distribution Agreement, in order to provide additional financing for the engineering of the Electro-Optical Unit. Under this third addendum, we agreed to increase the loan amount from an aggregate amount of $1,100,000 to an aggregate amount of up to $1,350,000. This addendum also contains the following provisions in connection with the revised loan, (1) the number of MediVision’s shares of our stock acting as collateral for the revised loan will be recalculated as set forth in the Third Addendum, and (2) the formula to calculate our right to exercise an option in the MV Patent Rights will be changed in accordance with the revised loan amount and as set forth in the third addendum. The amount of shares pledged under the loan was calculated using the amount of loan given to MediVision divided by $0.43, the average closing price of our common stock for the ten business days prior to January 30, 2008, less a 25% discount. MediVision has pledged as collateral for this note, and the $200,000 loan and security agreement described below, an aggregate 5,420,221 shares of our common stock.

On March 31, 2008, we and MediVision entered into a fourth addendum to the License and Distribution agreement to provide additional financing for the engineering of the Electro-Optical Unit. Under this fourth addendum, we agreed to increase the loan amount from an aggregate amount of $1,350,000 to an aggregate amount of up to $1,600,000. This loan will incur interest of 8% per annum and repayment will commence on May 1, 2009. Repayments will be made 36 equal payments, payable on the first of each month. The monthly amount will be calculated based on the amount of principal outstanding on April 30, 2009. This addendum also contains the following provisions in connection with the revised loan, (1) the number of MediVision’s shares of our stock acting as collateral for the revised loan will be recalculated as set forth in the fourth addendum, and (2) the formula to calculate our right to receive a portion of MediVision’s ownership interest in patent rights relating to the Electro-Optical Unit will be changed in accordance with the revised loan amount and as set forth in the fourth addendum. The amount of shares pledged under the revised loan was calculated using the amount of loan given to MediVision divided by $0.27, the average closing price of our common stock for the ten business days prior to March 31, 2008, less a 25% discount. MediVision has pledged as collateral for this note, and the security agreement described below, an aggregate 5,420,221 shares of our common stock. As of March 31, 2008, MediVision’s principal outstanding under this Loan and Security Agreement is $1,263,460.

On January 30, 2008, we also entered into a Loan and Security Agreement with MediVision whereby we agreed to lend to MediVision up to $200,000 upon their request for working capital. Interest will accrue on this note at 8% per annum. The loan is secured by MediVision’s shares in our stock. The number of shares will be calculated using the amount of loan given to MediVision divided by $0.43, the average closing price of our common stock for the ten business days prior to January 30, 2008, less a 25% discount.

On March 31, 2008, we also entered into an addendum to the Loan and Security Agreement with MediVision in order to provide additional financing for working capital. This addendum amends the working capital agreement entered into on January 30, 2008. Under this addendum, we agreed to increase the working capital amount from up to $200,000 to an aggregate amount of up to $550,000. Interest will accrue on this note at 8% per annum. The loan is secured by MediVision’s shares in our stock. The number of shares will be calculated using the amount of loan given to MediVision divided by $0.27, the average closing price of our common stock for the ten business days prior to March 31, 2008, less a 25% discount. As of March 31, 2008, MediVision’s principal outstanding under this Loan and Security Agreement is $343,098.

As of March 31, 2008, we had paid MediVision $1,606,558 for the loans under the License and Distribution Agreement, as amended, and the Loan and Security Agreement, as amended, and MediVision pledged as collateral 5,420,221 shares of our stock based on the calculated fixed share price of $0.27.

On June 28, 2006, we and MediVision entered into a License and Distribution Agreement whereby MediVision appointed us to be its exclusive distributor of a new digital imaging system in the Americas and the Pacific Rim (excluding China and India), for a term of ten years. In return, we paid $273,808, consisting of a cash payment of $200,000, and recognition of $73,808 of research and development advances made in previous periods. Additionally, we are obligated to pay advances totaling $460,000 based on the completion of certain phases of development of the new digital imaging system and the completion of certain documents, and granted MediVision a license to use our OIS WinStation software and any other applicable OIS system and the accompanying intellectual property rights therein. On September 21, 2006, we paid $160,000 based on the completion of the first milestone in the agreement. On June 20, 2007, we paid $150,000 based on the completion of the second milestone in the agreement.

The advanced funds will be recovered as we purchase new digital imaging systems in accordance with the specified quotas. The quota mandates that we purchase a minimum amount of the new digital imaging systems each year. If we fail to satisfy our quota obligation, then we may pay MediVision the gross profit on the shortfall units to maintain exclusivity in the agreed upon territory. If no such shortfall payment is made, such failure to meet the quota will constitute a material breach and MediVision may terminate the exclusivity provision or the entire agreement. The quotas for 2007, 2008, 2009, and 2010 are 50, 70, 80, and 90 units, respectively, and will be at least 95 units for each year thereafter. The initial term of the agreement is for ten years, which will be automatically renewed in one year periods. Either party may terminate the agreement with at least 6 months prior written notice, provided that, we meet the purchase quota. Cash payments made under this agreement for exclusive distribution rights have been capitalized and will be amortized over the term of the agreement upon sale of the first product.

On April 9, 2007, we and MediVision entered into an addendum to the license and distribution agreement in order to extend various dates and deadlines as specified in the original agreement. As long as we continue to make loan payments to MediVision as described above, MediVision shall provide to us monthly reports regarding the progress of performance of the tasks and the use of the loan proceeds. We also have rights, upon reasonable notice, to visit and inspect all facilities at which any tasks relating to the products are performed by MediVision and/or third parties and to test prototypes of the Electro-Optical Unit. We also have the right to make decisions regarding the performance of the engineering of the Electro-Optical Unit pursuant to the budget and schedule, including decisions concerning changes to personnel involved in the engineering, changes in the subcontractors used, and the use of the proceeds from the loan for the engineering and manufacture of the Electro-Optical Unit.

On September 25, 2007, we and MediVision entered into an addendum to the license and distribution agreement in order to provide additional financing for the engineering of the Electro-Optical Unit, and to revise terms related to the agreement. If MediVision defaults on its repayment obligation as specified in the addendum, we may seek repayment by foreclosing on the shares pledged as collateral or, alternatively, we have the option to receive a portion of MediVision’s ownership interest in patent rights relating the Electro-Optical Unit, calculated based on the amount of principal and interest outstanding and in default at the time we exercise this option, divided by 1,100,000, multiplied by 34.375%.

On March 20, 2008, we entered into a definitive merger agreement (the “Merger Agreement”) with MV Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary (“Merger Sub”), and MediVision, pursuant to which Merger Sub will merge with and into MediVision (the “Merger”), with MediVision as the surviving entity.. At the effective time of the Merger (the “Effective Time”) (1) each ordinary share, par value NIS 0.1 per share, of MediVision (“MediVision Shares”) issued and outstanding immediately before the Effective Time, will be automatically converted into 1.66 shares of our common stock and each outstanding option to purchase MediVision Shares under certain of MediVision’s stock option plans, warrants or other rights to purchase MediVision Shares will be assumed by us such that it is converted into an option to purchase our common stock.

Consummation of the Merger is subject to certain conditions, including among others, (i) the approval of the holders of our common stock and MediVision Shares, (ii) the declaration by the SEC that the S-4 Registration Statement, registering shares of our common stock to be issued to MediVision’s shareholders pursuant to the Merger Agreement, has become effective under the Securities Act of 1933, as amended, (iii) the receipt of a permit of the “Israeli Prospectus,” a prospectus containing the Prospectus/Proxy Statement and any additional disclosures and that complies in form and substance with applicable Israeli Law and regulations in connection with the issuance of shares of our common stock in the Merger, from the Israeli Securities Authority, (iv) the approval of the applicable Belgian, Israeli, and U.S. governmental entities required for the consummation of the Merger and other transactions contemplated by the Merger Agreement, and (v) the elapse of certain Israeli statutory waiting periods.

We have capitalized the direct costs associated with the merger. As of March 31, 2008, these costs have accumulated to $584,178.

At March 31, 2008, we recorded a net amount due from MediVision of approximately $450,000 for products.

Sales to MediVision during the three months ended March 31, 2008 totaled approximately $104,000. Sales to MediVision during the three months ended March 31, 2007 totaled approximately $102,000. Sales derived from product shipments to MediVision are made at transfer pricing which is based on volume discounts similar to those available to other resellers and distributors of the Company’s products.

During the three month period ended March 31, 2008 and March 31, 2007, we paid approximately $440,000 and $326,000 to MediVision for research and development performed by MediVision on our behalf, respectively.

CCS Pawlowski

At March 31, 2008, we recorded a net amount due from CCS Pawlowski, a subsidiary of MediVision, of approximately $47,000 for products and services. Sales to CCS Pawlowski during the three months ended March 31, 2008 and March 31, 2007 totaled approximately $58,000 and $85,000, respectively.

Abraxas

In January 2008, we, through our wholly-owned subsidiary, Abraxas Medical Solutions, Inc., a Delaware corporation (“Abraxas”), acquired substantially all the assets of AcerMed, Inc., a leading developer of Electronic Medical Records (“EMR”) and Practice Management (“PM”) software. AcerMed has been providing comprehensive and advanced EMR and Practice Management software solutions for medical practices, from solo practitioners to multi-site practices nationwide. Through the acquisition, we gained the rights to software applications that automate the clinical, administrative, and financial operations of a medical office. This means that paper charting can be virtually eliminated and clinical charting would be done using, for example, a wireless computer pen tablet at the point of care. Due to the formation of Abraxas, NextGen Healthcare Information Systems, Inc. chose recently to discontinue its relationship with OIS. OIS was marketing and selling their EMR and PM software products to the ophthalmic market.

MediStrategy Ltd.

We have a service agreement with MediStrategy Ltd. (“MS”), an Israeli company owned by Noam Allon, a former Director of the Company, serving on the Board until December 2004. Under the terms of the agreement, MS provides services to us primarily in the business development field in ophthalmology, including business cooperation, mergers and acquisitions, identifying and analyzing new lines of business and defining new product lines or business opportunities to be developed. All services provided by MS are performed solely by Noam Allon.

In consideration for the services provided, we agreed to pay MS a monthly sum of $4,000. In addition, MS is to be paid a yearly performance bonus of up to $10,000 upon achievement of goals under the terms of the agreement determined by MS, Noam Allon and the Company’s Chairman of the Board. During the year ended December 31, 2006, MS earned fees of $48,000. This amount remains accrued, but not paid as of March 31, 2008. During the year ended December 31, 2007, MS earned fees of $48,000. This amount remains accrued, but not paid as of March 31, 2008. During the first three months of 2008, MS earned fees of $12,000. This amount remains accrued, but not paid as of March 31, 2008.

Note 4.

Share Based Compensation

At March 31, 2008, we have four active stock-based compensation plans (the “Plans”). Options granted under these plans generally have a term of ten years from the date of grant unless otherwise specified in the option agreement. The plans generally expire ten years from the inception of the plans. The majority of options granted under these agreements have a vesting period of three to four years. Incentive stock options under these plans are granted at fair market value on the date of grant and non-qualified stock options granted can not be less than 85% of the fair market value on the date of grant.

There were no new stock option plans approved during the three months ended March 31, 2008.

A summary of the changes in stock options outstanding under our equity-based compensation plans during the three months ended March 31, 2008 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	2,358,686	$0.73	6.59	--
Granted	--	--	--	--
Exercised	--	--	--	--
Forfeited/Expired	(17,000)	$1.43	--	--
Outstanding at March 31, 2008	2,341,686	$0.72	6.36	--
Exercisable at March 31, 2008	1,522,478	$0.56	5.60	--

We use the Black-Scholes-Merton option valuation model to determine the fair value of stock-based compensation under SFAS No. 123R, consistent with that used for pro forma disclosures under SFAS No. 123. The Black-Scholes-Merton model incorporates various assumptions including the expected term of awards, volatility of stock price, risk-free rates of return and dividend yield. The expected term of an award is generally no less than the option vesting period and is based on the Company’s historical experience. Expected volatility is based upon the historical volatility of the Company’s stock price. The risk-free interest rate is approximated using rates available on U.S. Treasury securities with a remaining term equal to the option’s expected life. The Company uses a dividend yield of zero in the Black-Scholes-Merton option valuation model as it does not anticipate paying cash dividends in the foreseeable future.

The Company recorded an incremental $8,000 of stock-based compensation expense during the three months ended March 31, 2008.

As of March 31, 2008, the Company had $58,588 of total unrecognized expense related to non-vested stock-based compensation, which is expected to be recognized through 2010. The total fair value of options vested during the three month period ended March 31, 2008 was $7,569. No options were granted or exercised for the three month period ended March 31, 2008.

Note 5.

Warranty Obligations

We generally offer a one-year warranty to our customers. Our warranty requires us to repair or replace defective products during the warranty period. At the time product revenue is recognized, we record a liability for estimated costs that may be incurred under our warranties. The costs are estimated based on historical experience and any specific warranty issues that have been identified. The amount of warranty liability accrued reflects our best estimate of the expected future cost of honoring our obligations under the warranty plans. We periodically assess the adequacy of our recorded warranty liability and adjust the balance as necessary.

The following provides a reconciliation of changes in our warranty reserve:

	Unaudited Three Months Ended March 31,
	2008	2007
Warranty balance at beginning of period	$ 128,250	$ 395,575
Reductions for warranty services provided	(39,063)	(48,938)
Changes for accruals in current period	20,000	100,000

Warranty balance at end of period	$ 109,187	$ 446,638

Note 6.

Segment Reporting

Our business consists of two operating segments: (i) OIS and (ii) Abraxas, our wholly-owned subsidiary.

In January 2008, we, through our wholly-owned subsidiary, Abraxas Medical Solutions, Inc., a Delaware corporation (“Abraxas”), acquired substantially all the assets of AcerMed, Inc., a leading developer of Electronic Medical Records (EMR) and Practice Management software. AcerMed has been providing comprehensive and advanced EMR and Practice Management software solutions for medical practices, from solo practitioners to multi-site practices nationwide. Through the acquisition, we gained the rights to software applications that automate the clinical, administrative, and financial operations of a medical office.

Our management reviews Abraxas’ results of operation separately. Our operating results for Abraxas excludes income taxes. The provision for income taxes is centrally managed at our corporate office on a consolidated basis, and accordingly, is not presented by segment since they are excluded from the measure of segment profitability reviewed by our management.

We evaluate our reporting segments in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Our Chief Financial Officer (“CFO”) has been determined as the Chief Operating Decision Maker as defined by SFAS No. 131. The CFO allocates resources to Abraxas based on its business prospects, competitive factors, net sales and operating results.

The following presents our financial information by segment for the three months ended March 31, 2008.

Results of Operations

Selected Financial Data

Three months ended
March 31,
2008
Statement of Income:
Net revenues:
OIS	$ 3,105,555
Abraxas	42,137

Gross Profit:
OIS	1,661,327
Abraxas	(57,467)

Operating Income:
OIS	(55,888)
Abraxas	(187,403)
Net Income (Consolidated)	(277,800)

Balance Sheet:
Assets:
OIS	15,357,510
Abraxas	1,084,030

Liabilities:
OIS	6,382,793
Abraxas	209,588

Stockholders’ Equity:
OIS	10,043,063
Abraxas	(193,904)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Ophthalmic Imaging Systems

We have audited the balance sheet of Ophthalmic Imaging Systems as of December 31, 2007 and 2006, and the related statements of income, retained earnings, and cash flows for each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ophthalmic Imaging Systems as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Perry-Smith LLP

Sacramento, California

March 27, 2008

OPHTHALMIC IMAGING SYSTEMS

BALANCE SHEET

December 31, 2007 and 2006

	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$7,630,284	$6,163,857
Accounts receivable, net of allowance for
doubtful accounts of $204,664 and $259,833	2,535,843	3,108,727
Receivable from related party (Note 6)	397,307	160,656
Note receivable from related party (Note 6)	1,146,872	--
Inventories (Note 2)	746,342	808,238
Prepaid expenses and other current assets	507,732	180,744
Deferred tax assets (Note 9)	1,342,000	1,172,000

Total current assets	14,306,380	11,594,222

Restricted cash (Note 7)	168,218	159,514
Furniture and equipment, at cost, net (Note 3)	416,838	390,553
Licensing agreement (Note 6)	273,808	273,808
Prepaid products (Note 6)	460,000	160,000
Capitalized merger-related costs (Note 6)	527,327	--
Prepaid financing	148,365	--
AcerMed asset purchase (Note 12)	90,815	--
Other assets	295,144	88,737

Total assets	$16,686,895	$12,666,834

(Continued)

OPHTHALMIC IMAGING SYSTEMS

BALANCE SHEET

(Continued)

December 31, 2007 and 2006

	2007	2006
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$726,573	$765,235
Accrued liabilities (Note 4)	1,437,313	2,018,874
Deferred extended warranty revenue (Note 4)	1,604,315	1,250,893
Customer deposits	55,435	310,768
Notes payable - current portion (Note 5)	1,029,643	11,204

Total current liabilities	4,853,279	4,356,974

Line of credit (Note 7)	150,000	150,000
Notes payable, less current portion (Note 5)	1,564,226	3,833

Total liabilities	6,567,505	4,510,807

Commitments and contingencies (Note10)

Stockholders’ equity (Note 8):
Common stock, no par value, 35,000,000 shares
authorized; 16,866,831 and 16,507,996
shares issued and outstanding in 2007 and
2006, respectively	16,474,720	16,255,077
Additional paid in capital	191,104	--
Accumulated deficit	(6,546,434)	(8,099,050)

Total stockholders’ equity	10,119,390	8,156,027

Total liabilities and stockholders’ equity	$16,686,895	$12,666,834

The accompanying notes are an integral

part of these financial statements.

OPHTHALMIC IMAGING SYSTEMS

STATEMENT OF INCOME

For the Years Ended December 31, 2007 and 2006

	2007	2006
Revenues:
Net sales	$14,489,044	$15,797,163
Cost of sales	6,265,695	6,545,792

Gross profit	8,223,349	9,251,371

Operating expenses:
Sales and marketing	3,494,926	3,795,559
General and administrative	1,684,751	1,696,147
Research and development (Note 6)	1,631,220	1,615,758

Total operating expenses	6,810,897	7,107,464

Income from operations	1,412,452	2,143,907
Other income (expense):
Interest expense	(52,627)	(5,843)
Other expense	(139,582)	(151,750)
Interest income	333,313	233,445

Total other income (expense)	141,104	75,852

Net income before provision for income
tax (expense) benefit	1,553,556	2,219,759

Provision for income tax (expense) benefit (Note 9)	(940)	31,000

Net income	$1,552,616	$2,250,759

Basic earnings per share	$0.09	$0.14

Shares used in the calculation of basic
earnings per share	16,682,773	16,090,610

Diluted earnings per share	$0.09	$0.13

Shares used in the calculation of diluted
earnings per share	18,023,500	17,797,162

The accompanying notes are an integral

part of these financial statements.

OPHTHALMIC IMAGING SYSTEMS

STATEMENT OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2007 and 2006

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, January 1, 2006	15,517,570	$ 14,974,007	$-	$ (10,349,809)	$ 4,624,198
Conversion of principal and interest to common stock (Note 5)	568,082	690,061	-	-	690,061
Exercise of warrants (Note 5 and 8)	375,000	538,250	-	-	538,250
Exercise of non-qualified stock options (Note 8)	47,344	32,080	-	-	32,080
Stock based compensation (Note 8)	-	20,679	-	-	20,679
Net income	-	-	-	2,250,759	2,250,759

Balance, December 31, 2006	16,507,996	16,255,077	-	(8,099,050)	8,156,027

Exercise of non-qualified stock options (Note 8)	358,835	186,347	-	-	186,347
Stock Based Compensation (Note 8)	-	33,296	-	-	33,296
Additional paid in capital – convertible note & warrants (Note 5)	-	-	191,104	-	191,104
Net income	-	-		1,552,616	1,552,616
Balance, December 31, 2007	16,866,831	$ 16,474,720	191,104	$ (6,546,434)	$ 10,119,390

The accompanying notes are an integral

part of these financial statements.

OPHTHALMIC IMAGING SYSTEMS

STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2007 and 2006

	2007	2006
Cash flows from operating activities:
Net income	$1,552,616	$2,250,759
Adjustments to reconcile net income to net cash (used in)
provided by operating activities:
Depreciation and amortization	175,164	82,030
Loss on disposal of asset	(1,171)	--
stock based compensation expense	33,296	20,679
Non-cash payment of interest	--	1,994
Net changes in operating assets and liabilities:
Accounts receivable	239,552	(267,524)
Inventories	61,896	(427,562
Prepaid expenses and other current assets	(326,988)	109,819
Deferred tax asset	(170,000)	(48,000)
Prepaid products	(300,000)	--
Other assets	(108,704)	(423,893)
Accounts payable	(38,662)	252,321
Accrued liabilities	(575,474)	(26,359
Deferred extended warranty revenue	353,422	389,407
Customer deposits	(255,333)	(378,615

Net cash provided by operating activities	639,614	1,535,056

Cash flows used in investing activities:
Capitalized merger-related costs	(527,327)	--
AcerMed asset purchase	(90,815)	--
Licensing rights	(75,000)	--
Patents	(31,407)	--
Acquisition of furniture and equipment	(200,278)	(364,796)

Net cash provided by investing activities	(924,827)	(364,796)

Cash flows from financing activities:
Principal payments on notes payable	(6,625)	(154,242)
Proceeds from borrowings under line of credit	--	150,000
Advance to related parties	(1,050,191)	--
Proceeds from notes receivable from related parties	--	486,803
Proceeds from note payable, other	2,579,370	--
Financing costs related to note payable, other	(148,365)
Additional paid in capital	191,104	--
Proceeds from sale of stock	186,347	570,330

Net cash provided by financing activities	1,751,640	1,052,891
Net increase in cash and cash equivalents	1,466,427	2,223,151
Cash and cash equivalents, beginning of the year	6,163,857	3,940,706

Cash and cash equivalents, end of the year	$7,630,284	$6,163,857

	2007	2006
Supplemental schedule of non cash financing activities:
Conversion of notes payable with common stock	$--	$688,067
Conversion of interest with common stock	$--	$1,994
Reduction in aggregate debt payable to significant
shareholders in exchange for inventory and other
noncash transactions, net	$--	$45,533
Addition to net receivable from significant shareholders in
exchange for inventory and other noncash transactions, net	$359,728	$-

Supplemental schedule of cash flow information:
Cash paid for taxes	$237,285	$49,173
Cash paid for interest	$33,048	$9,605

The accompanying notes are an integral

part of these financial statements.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Business

Ophthalmic Imaging Systems (the “Company,” “OIS,” “we,” “us,” or “our”) was incorporated under the laws of the State of California on July 14, 1986. The Company, headquartered in Sacramento, California, is engaged in the business of designing, developing, manufacturing and marketing digital imaging systems, image enhancement and analysis software and informatics solutions for use by practitioners in the ocular health field. The Company’s products are used for a variety of standard diagnostic test procedures performed in most eye care practices.

Use of Estimates

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Our 2007 revenues include approximately $200,000 due to a change in estimate related to our rebate program. When a customer purchases an upgrade of our system, we generally quote a discount if the old system is returned to us. The customer receives an invoice in full and is expected to pay that full amount if the old system is not returned. When a customer pays the full amount, we keep the rebate portion in a deposit liability account assuming the customer is returning the system to us. We analyzed our deposit account this year and changed our estimate of how many systems will be returned and resulting in an increase to revenue.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers highly liquid investments with original maturities of three months or less as cash equivalents.

At December 31, 2007, the Company had deposits with carrying amounts of $7,630,284 and bank balances of $7,676,722. Federally insured balances totaled $300,000 and uninsured balances totaled $7,376,722 at December 31, 2007.

Concentrations of Credit Risk and Export Sales

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company’s policy of requiring deposits from customers, the number of customers we have, and their geographic dispersion. The Company maintains reserves for potential credit losses and such losses have historically been within management’s expectations. No single customer comprised 10% or more of net sales during the years ended December 31, 2007 or 2006.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Revenues from sales to customers located outside of the United States accounted for approximately 5% of net sales during the years ended December 31, 2007 and 2006.
Inventories
Inventories, which consist primarily of purchased system parts, subassemblies and assembled systems, are stated at the lower of cost (determined using the first-in, first-out method) or market.
Accounts Receivable Allowance

The Company generally offers to its customers terms of 50% deposit paid up-front, remaining 50% less installation portion net 15 days after shipment of product, and the installation portion after installation is complete. The allowance for doubtful accounts balances is estimated based on historical experience and any specific customer/installation issues that have been identified. The Company periodically assesses the adequacy of its recorded allowance for doubtful accounts, and adjusts the balance as necessary.

Changes in the allowance for doubtful accounts were as follows:

Allowance at January 1, 2006	286,426
Provision	(26,593)

Allowance at December 31, 2006	259,833
Provision	(55,169)

Allowance at December 31, 2007	$204,664

Furniture and Equipment

Furniture and equipment are stated at cost and depreciated or amortized on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives generally range from three to seven years. The Company evaluates furniture and equipment for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Revenue Recognition

The Company’s revenue recognition policies are in compliance with applicable accounting rules and regulations, including Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements,” American Institute of Certified Public Accountants (“AICPA”), Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” SOP 98-9, “Modification of SOP 97-2”, with Respect to Certain Transactions and Emerging Issues Task Force Issue 00-21, “Revenue Arrangements with Multiple Deliverables.”

Under EITF 00-21, the multiple components of our revenue are considered separate units of accounting in that revenue recognition occurs at different points of time for product shipment, installation and training services, and service contracts based on performance or contract period.

Revenue for the product shipment is recognized when title passes to the customer, which is upon shipment, provided there are no conditions to acceptance, including specific acceptance rights. If we make an arrangement that includes specific acceptance rights, revenue is recognized when the specific acceptance rights are met.

Installation revenue is recognized when the installation is complete. Separate amounts are charged and assigned in the customer quote, sales order and invoice, for installation and training services. These amounts are determined based on fair value, which is calculated in accordance with industry and competitor pricing of similar services and adjustments according to what the market will bear.

Extended product service contracts are offered to our customers and are generally entered into prior to the expiration of our one year product warranty. The revenue generated from these transactions are recognized over the contract period, normally one to four years.

Warranty Reserve

Our warranty reserve contains two components, a general product reserve on a per product basis and specific reserves created as we become aware of system performance issues. The product reserve is calculated based on a fixed dollar amount per system shipped each quarter. Specific reserves usually arise from the introduction of new products and as issues are resolved, we reduce the specific reserve. These types of issues can cause our warranty reserve to fluctuate outside of sales fluctuations.

Historically, we estimated the cost of the various warranty services by taking into account the estimated cost of servicing routine warranty claims in the first year, including parts, labor and travel costs for service technicians. We analyze the expenses and utilization of our service department to estimate the cost per system for the first year manufacturer’s warranty.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Shipping and Handling Costs
Shipping and handling costs are included with cost of sales.
Advertising Costs
Advertising expenditures totaled $84,040 and $68,437, for the years ended December 31, 2007 and 2006, respectively.
Income Taxes

Deferred taxes are provided on a liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

We calculate a tax provision quarterly and assess how much of our deferred tax asset is more likely than not to be used in the future. In our assessment, we assume that we will be able to use all of our unlimited NOL amounts. We then assess the amount of our future capped net operating losses we will more likely than not be able to use.

In June 2006, the FASB issued FASB interpretation No. 48 (FIN48), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The provisions of FIN 48 were adopted on January 1, 2007 and were applied to all tax positions. Only tax positions that meet the more-likely-than-not recognition threshold on January 1, 2007 were recognized or continue to be recognized upon adoption. We previously recognized income tax positions based on management’s estimate of whether it was reasonably possible that a liability had been incurred for unrecognized income tax benefits by applying FASB Statement No. 5, Accounting for Contingencies. The adoption of FIN 48 did not have a material impact on our financial position, results of operations or cash flow.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Fair Value of Financial Instruments

At December 31, 2007 and 2006, the Company’s financial instruments included cash, cash equivalents, receivables, accounts payable, accrued liabilities and borrowings. The fair value of these financial instruments approximated their carrying value because of the short-term nature or variable rate terms of these instruments.

Earnings Per Share

Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock, which shares in the earnings of the Company. The treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

Stock Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments,” which addresses the accounting for stock-based payment transactions whereby an entity receives employee services in exchange for equity instruments, including stock options. SFAS No. 123(R) eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and instead generally requires that such transactions be accounted for using a fair-value based method. In 2005, we followed the measurement provisions of SFAS 123 for stock options issued to non-employees utilizing a Black-Scholes-Merton option-pricing model. We recorded compensation expense of $11,894 for stock options granted to non-employees for the years ended December 31, 2005. The Company has elected the modified prospective transition method as permitted under SFAS No. 123(R), and accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123(R). The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered beginning on January 1, 2006. Stock-based compensation for awards granted prior to January 1, 2006 is based upon the grant-date fair value of such compensation as determined under the pro forma provisions of SFAS 123(R), “Accounting for Stock-Based Compensation.” The Company issues new shares of common stock upon the exercise of stock options.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Stock Based Compensation (Continued)

The Company uses a Black-Scholes-Merton option valuation model to determine the fair value of stock-based compensation under SFAS No. 123(R), consistent with that used for pro forma disclosures under SFAS No. 123(R). The Black-Scholes-Merton model incorporates various assumptions including the expected term of awards, volatility of stock price, risk-free rates of return and dividend yield. The expected term of an award is generally no less than the option vesting period and is based on the Company’s historical experience. Expected volatility is based upon the historical volatility of the Company’s stock price. The risk-free interest rate is approximated using rates available on U.S. Treasury securities with a remaining term equal to the option’s expected life. The Company uses a dividend yield of zero in the Black-Scholes-Merton option valuation model as it does not anticipate paying cash dividends in the foreseeable future.

Convertible Debt Securities and Detachable Warrants

The Company entered into a Purchase Agreement with certain accredited pursuant to which we issued to the Purchasers Convertible Notes and warrants (See Note 5). The Company accounted for such securities in accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.”

According to APB 14, detachable warrants often trade separately from the debt instrument and therefore may be treated as separate securities. This pronouncement also states that the allocation of the debt and the warrants should be done on a relative fair value basis at the time of issuance and the portion allocated to the warrants should be accounted for as paid-in capital. The Company used the black and scholes model to calculate the fair value of the warrants at the time of issuance (assumptions used are displayed in table below).

According to EITF 00-27, the effective conversion price based on the proceeds received for or allocated to the convertible instrument should be used to compute the intrinsic value, if any, of the embedded conversion option. As a result of this consensus, an issuer should first allocate the proceeds received in a financing transaction that includes a convertible instrument to the convertible instrument and any other detachable instruments included in the exchange (such as detachable warrants) on a relative fair value basis. Then the Issue 98-5 model should be applied to the amount allocated to the convertible instrument, and an effective conversion price should be calculated and used to measure the intrinsic value, if any, of the embedded conversion option.

2007

Dividend Yield                                       None

Expected Volatility                                58.76

Risk Free Interest Rate                         4.52

Expected terms (years)                         5

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Impact of New Financial Accounting Statements
Financial Accounting Pronouncement FIN 48

Effective January 1, 2007, the Company adopted the provisions of FASB interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. There was no impact from applying the provisions of FIN 48 on the Company’s earnings or financial position.

Financial Accounting Pronouncement FAS 157

In December 2006, the Financial Accounting Standards Board (“FASB”) released Statement of Financial Accounting Standards No. 157 – Fair Value Measurements. This statement defines fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This standard applies under other accounting pronouncements that require or permit fair value measurements and is intended to increase consistency and comparability. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of FASB 157 is not expected to have a material impact on our financial position, results of operations or cash flows.

Financial Accounting Pronouncement FAS 141R

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141(R), among other things, establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in it’s financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We are required to adopt SFAS No. 141(R) for all business combinations for which the acquisition date is on or after January 1, 2009. Earlier adoption is prohibited. This standard will change the accounting treatment for business combinations on a prospective basis. We do not believe that the adoption of FASB 141 (R) will have a material impact on our financial position, results of operations or cash flows.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

2.	INVENTORIES
Inventories consist of the following as of December 31, 2007 and 2006:

	2007	2006
Raw materials	$277,964	$425,409
Work-in-process	45,719	75,039
Finished goods	422,659	307,790

	$746,342	$808,238

3.	FURNITURE AND EQUIPMENT
Furniture and equipment consist of the following as of December 31, 2007 and 2006:

	2007	2006
Research and manufacturing equipment	$180,819	$180,819
Office furniture and equipment	794,209	593,931
Demonstration equipment	19,368	19,368

	994,396	794,118
Less accumulated depreciation
and amortization	(577,558)	(403,565)

	$416,838	$390,553

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

4.	ACCRUED LIABILITIES, PRODUCT WARRANTY AND DEFERRED REVENUE
Accrued Liabilities
Accrued liabilities consist of the following as of December 31, 2007 and 2006:

	2007	2006
Accrued compensation	$724,350	$834,570
Accrued warranty expenses	122,250	395,575
Other accrued liabilities	590,713	788,729

	$1,437,313	$2,018,874

Product Warranty
Product warranty reserve changes consist of the following as of December 31, 2007 and 2006:

	2007	2006
Warranty balance at beginning of the year	$395,575	$614,251
Reductions for warranty services provided	(268,000)	(351,001)
Changes for accruals in current period	(5,325)	132,325

Warranty Balance at end of the year	$122,250	$395,575

Deferred Extended Warranty Revenue

In addition to the Company’s one-year warranty, the Company offers an extended warranty for an additional charge to the customer. The Company records the sale of the extended warranty as deferred revenue and amortizes the revenue over the term of the agreement, generally one to four years. At December 31, 2007 and 2006, deferred extended warranty revenue was $1,604,315 and $1,250,893, respectively.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

5.	NOTES PAYABLE
Notes payable consist of the following at December 31, 2007 and 2006:

	2007	2006
Convertible note	$2,579,371
Other	14,498	$15,037

Total	2,593,869	15,037

Less: current portion	1,029,643	11,204

Long-term portion	$1,564,226	$3,833

On October 29, 2007, we entered into a Purchase Agreement with certain accredited investors or qualified institutional buyers named therein (the “Purchasers”), pursuant to which we issued to the Purchasers (i) an aggregate of $2,750,000 in principal amount of our 6.5% Convertible Notes Due April 30, 2010 (the “Notes”), which Notes are convertible into 1,676,829 shares (the “Underlying Shares”) of our common stock, no par value, and (ii) warrants (“Warrants”) to purchase an aggregate of 616,671 shares (the “Warrant Shares”) of our common stock at an exercise price of $1.87 per share. We will use the proceeds from the issuance of the Notes for working capital and potential acquisitions.

The Company used APB 14 and EITF 00-27 to record the convertible debt. This treatment of convertible debt and detachable warrants comes up with an allocation of the fair market value of the notes versus the warrants. This calculated an effective interest rate due to the inclusion of the warrants. As a result, the Company allocated $191,104 to paid in capital, and to the discount of the note. This discount reflects the result of the effective interest rate due to the warrants and will be amortized over the life of the note to interest expense. In 2007, $20,475 of the discount was amortized to interest expense, leaving a remaining balance of $170,629. During 2007, the Company paid $30,785 of interest due on the note. There were no conversions or principal payments made during 2007. The remaining principal balance due on the note is $2,750,000, or $2,579,371 net of the discount.

6.	RELATED PARTY TRANSACTIONS
MediVision

On July 20, 2005 our Board of Directors authorized us to guarantee and/or provide security interests in our assets for certain of MediVision’s loans with United Mizrahi Bank Ltd. We entered into a Secured Debenture (the “Debenture”) in favor of United Mizrahi Bank Ltd., in an amount of up to $2,000,000 (plus interest, commissions and all expenses).

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

6.	RELATED PARTY TRANSACTIONS (Continued)

Under the terms of the Debenture, we guarantee the payment of all of the debts and liabilities of MediVision to United Mizrahi Bank. The Debenture is secured by a first lien on all of our assets. MediVision pledged 2,345,500 shares of our common stock it owns to us in order to secure the Debenture.

The amount owed to United Mizrahi Bank by MediVision and secured by us as of December 31, 2007 was approximately $2,000,000.

On June 28, 2006, we and MediVision entered a License and Distribution Agreement (the “License and Distribution Agreement”) whereby MediVision appointed us to be its exclusive distributor of a new digital imaging system, the Electro-Optical Unit, currently being developed, in the Americas and the Pacific Rim (excluding China and India), for a term of ten years. In return, among other things, we granted MediVision a license to use our OIS WinStation software and any other applicable OIS system and the accompanying intellectual property rights therein and a license to use our patents to develop the Electro-Optical Unit and fulfill its obligations under this agreement. Our foregoing appointment as an exclusive distributor is conditional upon the payment of the $460,000 advance and MediVision’s successful completion of the engineering, mass manufacture, and supply of the Electro-Optical Unit, which has specifically dedicated features for the retinal market, in accordance with the technical specifications contained in this agreement. On September 21, 2006, we paid $160,000 based on the completion of the first milestone in the agreement. On June 20, 2007, we paid $150,000 based on the completion of the second milestone in the agreement. These milestone payments were attributed as partial payment of the $460,000 in advances we agreed to pay.

On April 9, 2007, we and MediVision entered into the First Addendum to the License and Distribution Agreement originally entered into on June 28, 2006. In connection with the first addendum, we issued a promissory note and entered into a security agreement to provide additional financing for the engineering of the Electro-Optical Unit. We agreed to loan MediVision up to $800,000 to be distributed to MediVision in various monthly sums as needed in accordance with the budget and schedule attached to the first addendum, beginning in April 2007 for amounts budgeted from January 2007 through December 2007. The loan incurs interest of 8% per annum and repayment will commence on May 1, 2009. Repayments will be made in 24 equal payments, payable on the first of each month. The monthly amount will be calculated based on the amount of principal outstanding on April 30, 2009. Upon a default under the first addendum or the related promissory note or security agreement, the principal and interest outstanding on the loan will become immediately due and payable. The loan is secured by shares of our common stock, owned by MediVision. The amount of shares pledged under the loan was calculated using the amount of loan given to MediVision divided by $1.83, the average closing price of our common stock for the ten business days prior to April 9, 2007, less a 25% discount. If MediVision defaults on its repayment obligation as specified in the addendum, we may seek repayment by foreclosing on the shares pledged as collateral or, alternatively, we have the option to receive a portion of MediVision’s ownership interest in patent rights relating to the Electro-Optical Unit (the “MV Patent Rights”), calculated based on the amount of principal and interest outstanding on the loan, which is in default at the time we exercise this option, multiplied by 25%.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

6.	RELATED PARTY TRANSACTIONS (Continued)

On September 25, 2007, we and MediVision entered into a Second Addendum to the License and Distribution Agreement order to provide additional financing for the engineering of the Electro-Optical Unit. This addendum amends the License and Distribution Agreement entered into on June 28, 2006 and the First Addendum dated April 9, 2007. Under this second addendum, we agreed to increase the loan amount from an aggregate amount of $800,000 to an aggregate amount of up to $1,100,000. This addendum also contains the following provisions in connection with the revised loan amount, (1) the number of MediVision’s shares of our stock acting as collateral for the revised loan will be recalculated as set forth in the Second Addendum, (2) the formula to calculate our right to exercise an option in the MV Patent Rights will be changed in accordance with the revised loan amount and as set forth in the second addendum, and (3) certain increases to the number of advance order units and certain options thereto. The amount of shares pledged under the loan was calculated using the amount of loan given to MediVision divided by $1.02, the average closing price of our common stock for the ten business days prior to September 25, 2007, less a 25% discount.

On January 30, 2008, we and MediVision entered into a Third Addendum to the License and Distribution Agreement, in order to provide additional financing for the engineering of the Electro-Optical Unit. This addendum amends the License and Distribution Agreement entered into on June 28, 2006, the First Addendum dated April 9, 2007, and the Second Addendum dated September 25, 2007. Under this third addendum, we agreed to increase the loan amount from an aggregate amount of $1,100,000 to an aggregate amount of up to $1,350,000. This addendum also contains the following provisions in connection with the revised loan, (1) the number of MediVision’s shares of our stock acting as collateral for the revised loan will be recalculated as set forth in the Third Addendum, (2) the formula to calculate our right to exercise an option in the MV Patent Rights will be changed in accordance with the revised loan amount and as set forth in the third addendum. The amount of shares pledged under the loan was calculated using the amount of loan given to MediVision divided by $0.43, the average closing price of our common stock for the ten business days prior to January 30, 2008, less a 25% discount. MediVision has pledged as collateral for this note, and the $200,000 loan and security agreement described below, an aggregate 3,604,651 shares of our common stock.

On January 30, 2008, we also entered into a Loan and Security Agreement with MediVision whereby we agreed to lend to MediVision up to $200,000 upon their request for working capital. Interest will accrue on this note at 8% per annum. The loan is secured by MediVision’s shares in our stock. The number of shares will be calculated using the amount of loan given to MediVision divided by $0.43, the average closing price of our common stock for the ten business days prior to January 30, 2008, less a 25% discount. MediVision has pledged as collateral for the $1,350,000 note described above, and this loan and security agreement, an aggregate of 3,604,651 shares of our common stock. As of March 14, 2008, MediVision’s principal outstanding under this Loan and Security Agreement is $200,000.

As of December 31, 2007, we had paid MediVision $1,013,460 and MediVision pledged as collateral 993,588 shares of our stock based on the calculated fixed share price of $1.02. As of March 14, 2008, we had paid MediVision $1,463,460 and MediVision pledged as collateral 3,604,651 shares of our stock based on the calculated fixed share price of $.43.

As of December 31, 2007, and March 14, 2008, MediVision owns approximately 56% of our outstanding common stock.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

6.	RELATED PARTY TRANSACTIONS (Continued)

During the third quarter, we also entered into a non-binding agreement to acquire MediVision. Under the terms of the proposed agreement, MediVision’s outstanding shares will be converted into shares of OIS common stock at a yet to be determined conversion ratio. Outstanding options and warrants to purchase MediVision shares will be converted into options or warrants to purchase shares of OIS Common Stock. Once the acquisition is completed, MediVision will operate as our wholly owned subsidiary. We have capitalized the direct costs associated with the merger. To date, these costs have accumulated to approximately $527,000.

The Company had receivables of approximately $1,508,000 and $99,000 from MediVision as of December 31, 2007 and 2006, respectively.

Sales to MediVision during the fiscal years ended December 31, 2007 and 2006 totaled approximately $608,000 and $376,000, respectively. Sales derived from product shipments to MediVision are made at transfer pricing which is based on similar volume discounts that would be available to other resellers or distributors of the Company’s products.

During the year ended December 31, 2007 and 2006, the Company paid $1,397,000 and $1,115,000 to MediVision for research and development performed on behalf of the Company.
CCS Pawlowski
The Company entered into an agreement with CCS Pawlowski GmbH (“CCS”), a German subsidiary of MediVision, whereas CCS will be a distributor for the Company in the Germany and Austria territories.
At December 31, 2007, the Company had recorded approximately $36,000 of amounts due from CCS, as compared to $62,000 due from CCS as of December 31, 2006.
Sales to CCS during the fiscal years ended December 31, 2007 and 2006 totaled approximately $170,000 and $399,000, respectively.
MediStrategy Ltd.

We have a service agreement with MediStrategy Ltd. (“MS”), an Israeli company owned by Noam Allon, a former Director of the Company, serving on the Board until December 2004. Under the terms of the agreement, MS provides services to us primarily in the business development field in ophthalmology, including business cooperation, mergers and acquisitions, identifying and analyzing new lines of business and defining new product lines or business opportunities to be developed. All services provided by MS are performed solely by Noam Allon.

In consideration for the services provided, we agreed to pay MS a monthly sum of $3,300. In addition, MS is to be paid a yearly performance bonus of up to $20,000 upon achievement of goals under the terms of the agreement determined by MS, Noam Allon and the Company’s Chairman of the Board. As of September 1, 2005, the monthly sum changed from $3,300 to $4,000, and the yearly performance bonus changed from $20,000 to $10,000. During the year ended December 31, 2006, MS earned fees of $48,000. This amount remains accrued, but not paid as of December 31, 2007. During 2007, MS earned fees of $36,000. This amount remains accrued, but not paid as of December 31, 2007.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

6.	RELATED PARTY TRANSACTIONS (Continued)
Jonathan Adereth

Starting January 2005, Jonathan Adereth, a former director, serves as a consultant to the board of directors. The Company agreed to the following in connection with his service as a consultant. (i) to pay to Mr. Adereth, a monthly retainer of $2,000, (ii) to pay to Mr. Adereth a daily fee of $500 for physical attendance in meetings, and (iii) to reimburse Mr. Adereth for reasonable expenses incurred in connection with his services as a consultant to the Board of Directors. As of January 1, 2008, Mr. Adereth is no longer a consultant to the board of directors.

7.	LINE OF CREDIT

In May 2003, the Company entered into a $150,000 line of credit agreement with Wells Fargo. The line is secured by a pledged deposit with the bank totaling $168,218 at December 31, 2007. Advances on the line bear interest at prime (7.25% at December 31, 2007) with interest due monthly. The line matures on September 10, 2008.

8.	SHARE-BASED COMPENSATION

At December 31, 2007, we have four active stock-based compensation plans (the “Plans”) and individual stock option agreements. Options granted under these plans generally have a term of ten years from the date of grant unless otherwise specified in the option agreement. The plans generally expire ten years from the inception of the plans. Options granted under these agreements have a vesting period of three to four years. Incentive stock options under these plans are granted at fair market value on the date of grant and non-qualified stock options granted can not be less than 85% of the fair market value on the date of grant.

A summary of the Company’s plans as of December 31, 2007 is presented below:

Plan Name	Options Authorized Per Plan	Plan Expiration	Options Outstanding	Range of Exercise Prices	Available for Future Grants
1997 Nonstatutory Plan	1,000,000	October 2002	35,000	$0.63 - $1.38
Individual Stock Option
Agreements	126,360	November 1998	7,020	$ 0.63
2000 Option Plan	1,500,000	September 2010	1,028,000	$0.10 - $2.83	206,999
2003 Option Plan	750,000	October 2013	558,666	$0.68 - $1.96	21,998
2005 Option Plan	750,000	December 2015	730,000	$0.82 - $1.05	20,000

			2,358,686		248,997

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

8.	SHARE-BASED COMPENSATION (Continued)

In calculating compensation recorded related to stock option grants for the year ended December 31, 2007, the fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton option-pricing model and the following weighted average assumptions: dividend yield none; expected volatility of 58.76%, risk-free interest rate of 4.52%, and expected term of 8 years. The computation of expected volatility used in the Black-Scholes-Merton option-pricing model is based on the historical volatility of our share price. The expected term is estimated based on a review of historical and future expectations of employee exercise behavior.

In calculating compensation related to stock option grants, the fair value of each stock option is estimated on the date of grant using the Black–Scholes-Merton option pricing model and the following weighted average assumptions:

	2007	2006
Dividend Yield	None	None
Expected volatility	58.76	88.54
Risk-free interest rate	4.52	4.27
Expected term (years)	8	10

A summary of the changes in stock options outstanding under our equity-based compensation plans during the fiscal year ended December 31, 2007 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2007	2,222,699	$ 0.65	7.03	$5,890,152

Granted	738,000	$ .96	8.07	-
Exercised	(358,835)	$ 0.52	-	-

Forfeited/Expired	(243,178)	$ 1.02	-	-

Outstanding at December 31, 2007	2,358,686	$ 0.73	6.59	-

Exercisable at December 31, 2007	1,506,727	$ 0.54	5.83	$241,076

Shares issued to non-employees reflected in the table above include 683,000 shares outstanding at January 1, 2007. 120,000 shares were granted, 33,335 shares were exercised, and 86,665 shares lapsed during the year ended December 31, 2007, resulting in 683,000 shares outstanding and 549,042 exercisable at December 31, 2007 for non-employees.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

8.	SHARE-BASED COMPENSATION (Continued)

The weighted-average grant-date fair value of options granted during 2007 was $.96. The weighted-average grant-date fair value of options calculated in accordance with FAS 123(R) granted during 2006 was $1.41. The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $517,209, and $74,265, respectively.

A summary of the status of nonvested shares at December 31, 2007 and changes during the year then ended, is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested shares at January 1, 2007	424,292	$0.99
Granted	736,667	0.95
Vested	(209,669)	0.98
Forfeited/Expired	(99,332)	1.29

Non-vested shares at December 31, 2007	851,958	$1.05

Non-vested shares relating to non-employees reflected in the table above include 104,958 and 133,958 shares outstanding at January 1, 2007 and December 31, 2007, respectively.
As of December 31, 2007, there was $92,262 total unrecognized compensation cost related to non-vested options granted under the plans. That cost is expected to be recognized through 2010.
Cash received from warrant and stock option exercises for the years ended December 31, 2007, and 2006 was $186,347 and $32,080, respectively.

9.	INCOME TAXES

In 2007, we made an assessment that we will be able to use six years of capped net operating losses in the future, and projected taxable income in 2008. In 2007, we did not have enough available information to look beyond the year 2014 when assessing the amount of deferred tax assets that are more likely than not to be used. We have no net operating loss carryforward for California state income tax purposes. In 2006, the Company used the federal tax credit carryforward of approximately $175,000. Due to changes in ownership which occurred in prior years, Section 382 of the Internal Revenue Code provides for significant limitations on the utilization of net operating loss carryforwards and tax credits. As a result of these limitations, a portion of these loss and credit carryovers may expire without being utilized.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

9.	INCOME TAXES (Continued)

The income tax (benefit) expense for the years ended December 31, 2007 and 2006 consisted of the following:

	Federal	State	Total
2007
Current	$131,000	$39,940	$170,940
Deferred	470,000	86,000	556,000
Change in valuation allowance	(640,000)	(86,000))	(726,000)
Total income tax (benefit)	$(39,000)	$39,940	$940
2006
Current	$(53,000)	$70,000)	$17,000
Deferred	841,000	95,000	936,000
Change in valuation allowance	(914,000)	(70,000))	(984,000)
Total income tax (benefit)	$(126,000)	$95,000)	$(31,000)

The Company’s effective tax rate for the years ended December 31, 2007 and 2006 was 0% and (1)%. The reconciliation of the statutory rate to the effective rate is as follows:

	2007	2006
Statutory rate	34%	34%
State income taxes, net of Federal benefit	6	6
Other	(20)	(10)
Utilization of net operating losses	(9)	(22)
Change in valuation allowance	(11)	(9)

Total	0%	(1)%

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

9.	INCOME TAXES
The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carry forwards	$1,448,000	$1,547,000
Inventory reserves	129,000	649,000
Payroll related accruals	119,000	165,000
Warranty accrual	53,000	170,000
Accounts receivable reserve	306,000	111,000
Uniform capitalization	15,000	37,000
Deferred revenue	688,000	536,000
AMT credit carryover	-	70,000
Total deferred tax assets	2,758,000	3,285,000
Valuation allowance	(1,359,000)	(2,085,000)
Net deferred tax assets	1,399,000	1,200,000
Deferred tax liabilities:
Depreciation	(57,000)	(28,000)
Net deferred tax assets	$1,342,000	$1,172,000

At December 31, 2007 and 2006, management reviewed recent operating results and projected future operating results. At the end of each of these years, management determined that it was more likely than not that a portion of the deferred tax assets attributable to net operating losses would likely be realized. In order to realize our tax asset in 2007 and 2006, we needed to evaluate whether we will more likely than not be able to realize our deferred tax asset for 12 and 13 years ahead, respectively. We were not profitable for seventeen consecutive years between 1984 and 2000. We became profitable in 2001 and have been profitable for the last six years. There is significant uncertainty in projecting future profitability due to the history of our business, and the rapidly changing medical technology market that we are in. In 2007, we made an assessment that we will be able to use six years of capped net operating losses in the future, and projected taxable income in 2008. In 2007, we did not have enough available information to look beyond the year 2014 when assessing the amount of deferred tax assets that are more likely than not to be used. In 2006, we made an assessment that we will be able to use five years of capped net operating losses in the future, and projected taxable income in 2007. In 2006, we did not have enough available information to look beyond the year 2012 when assessing the amount of deferred tax assets that are more likely than not to be used. Forming a conclusion that a valuation allowance is not needed is difficult if there is a history of losses, especially if the losses were not due to an extraordinary item. In the fourth quarter of every fiscal year, we participate in the industry’s largest tradeshow of the year, which results in approximately 25% of our revenue generated in the last month of the fiscal year. This tradeshow substantially influences the outcome of our profitability for that year, as well as gives us an indication of the years to come. We consider the sales data from this period and the general market response to our new products when preparing our evaluation of our valuation allowance. Due to the Company’s limited history of profitable operations, management has recorded a valuation allowance of $1,359,000 and $2,085,000 at December 31, 2007 and 2006, respectively. The amount of the valuation allowance will be adjusted in the future if management determines that it is more likely than not the deferred assets will be realized.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

10.	COMMITMENTS AND CONTINGENCIES
Security Interest

In December 2002, the Company granted a security interest in substantially all assets of the Company to the United Mizrahi Bank Ltd. Bank, limited to $2 million, as security for amounts borrowed by MediVision from the bank and advanced to the Company under the note agreements (Note 6).

Operating Leases

The Company leases its corporate headquarters and manufacturing facility under a noncancellable operating lease that expires in June 2009. The lease agreement provides for minimum lease payments of $146,546 for the year ended December 31, 2008, and $75,833 for the year ended December 31, 2009. Abraxas leases a facility for their office under a noncancellable operating lease that expires in April 2009. The lease agreement provides for minimum lease payments of $84,000 for the year ended December 31, 2008, and $28,000 for the year ended December 31, 2009.

Rental expense charged to operations for all operating leases was approximately $142,000 during the year ended December 31, 2007 and $106,000 during the year ended December 31, 2006.

11.	WARRANTS
Warrant activity for the years ended December 31, 2007 and 2006 is summarized as follows:

	2007		2006
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding at beginning of year	313,000	$1.64	688,000	$1.53
Granted	616,671	1.87
Exercised			375,000	1.44

Outstanding at end of year	929,671	1.79	313,000	1.64

Currently exercisable	929,671	1.79	313,000	1.64

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

11.	WARRANTS

On October 29, 2007, we entered into a Purchase Agreement with The Tail Wind Fund and Solomon Strategic Holdings, Inc. Within this agreement, there were warrants issued to purchase an aggregate of 616,671 shares of our common stock at an exercise price of $1.87 per share. 526,973 of the warrants were issued to The Tail Wind Fund and 89,698 were issued to Solomon Strategic Holdings, Inc.

The 313,000 warrants outstanding as of January 1, 2007 and December 31, 2007 were issued in conjunction with the debt offerings for Laurus Master Fund.

There were 929,671 warrants outstanding and exercisable as of December 31, 2007 with a weighted average remaining contractual life of 3.73 years, a weighted average exercise price of $1.79. The 313,000 warrants issued to Laurus Master Fund outstanding on December 31, 2007 expire on April 27, 2009. The 616,671 warrants issued to The Tail Wind Fund and Solomon Strategic Holdings expire on December 10, 2012. There is no intrinsic value of warrants outstanding at December 31, 2007.

During 2006, Laurus converted 375,000 of common stock warrants for $538,250. The intrinsic value of the warrants exercised in 2006 was $427,500 and the intrinsic value of warrants outstanding at December 31, 2006 was $519,580.

12.	ACERMED ASSET PURCHASE

In January 2008, the Company reached an agreement to purchase, through its newly established subsidiary, Abraxas Medical Solutions, Inc., substantially all of the assets of Acermed, Inc., a leading software developer for Electronic Medical Records (EMR) and Practice Management software. and the transaction was approved by the California Central Bankruptcy Court. As of December 31, 2007, we capitalized $90,815 of costs associated with this purchase consisting primarily of direct legal expenses.

13.	SUBSEQUENT EVENTS

On March 20, 2008, we entered into a definitive merger agreement (the “Merger Agreement”) with MV Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary us (“Merger Sub”), and MediVision, pursuant to which Merger Sub will merge with and into MediVision (the “Merger”), MediVision will become a wholly owned subsidiary of us and Merger Sub will cease to exist. At the effective time of the Merger (the “Effective Time”) (1) each ordinary share, par value NIS 0.1 per share, of MediVision (“MediVision Shares”) issued and outstanding immediately before the Effective Time, will be automatically converted into 1.62 shares of our common stock and each outstanding option to purchase MediVision Shares under certain of MediVision’s stock option plans, warrants or other rights to purchase MediVision Shares will be assumed by us such that it is converted into an option to purchase our common stock.

OPHTHALMIC IMAGING SYSTEMS

NOTES TO FINANCIAL STATEMENTS

(Continued)

13.	SUBSEQUENT EVENTS

Consummation of the Merger is subject to certain conditions, including among others, (i) the approval of the holders of our common stock and MediVision Shares, (ii) the declaration by the SEC that the S-4 Registration Statement, registering shares of our common stock to be issued to MediVision’s shareholders pursuant to the Merger Agreement, has become effective under the Securities Act of 1933, as amended, (iii) the receipt of a permit of the “Israeli Prospectus,” a prospectus containing the Prospectus/Proxy Statement and any additional disclosures and that complies in form and substance with applicable Israeli Law and regulations in connection with the issuance of shares of our common stock in the Merger, from the Israeli Securities Authority, (iv) the approval of the applicable Belgian, Israeli, and U.S. governmental entities required for the consummation of the Merger and other transactions contemplated by the Merger Agreement, and (v) the elapse of certain Israeli statutory waiting periods.

We have capitalized the direct costs associated with the merger. To date, these costs have accumulated to approximately $527,327.

OPHTHALMIC IMAGING SYSTEMS

7,794,728

Shares

Common Stock

PROSPECTUS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our bylaws, filed as Exhibit 3.2, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been our directors or officers in accordance with Section 317 of the California Corporations Code. Our bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ophthalmic Imaging Systems pursuant to the foregoing provisions, or otherwise, Ophthalmic Imaging Systems has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

Item	Amount ($)

SEC Registration Fee	813.23

EDGAR Filing Expenses	250.00

Transfer Agent Fees	500.00

Legal Fees	15,000.00

Accounting Fees	2,500.00

Miscellaneous	250.00

Total	$ 19,313.23

Item 26. Recent Sales of Unregistered Securities

On October 29, 2007, we entered into a private placement transaction with The Tail Wind Fund Ltd. (“Tail Wind”) and Solomon Strategic Holdings, Inc. (“SSH”) which was exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder. Pursuant to the purchase agreement among Tail Wind, SSH and us, we issued convertible notes in the principal amount of $2,750,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due April 30, 2010, convertible into shares of our common stock at a conversion price of $1.64 per share. Interest was payable at our option in cash or shares of common stock. Additionally, we issued warrants to Tail Wind and SSH, to purchase an aggregate of 860,573 shares of our common stock at an exercise price of $1.87 per share. Tail Wind and SSH may exercise the warrant through October 29, 20129. We are obligated to register for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated October 29, 2007.

On April 27, 2004, we entered into a private placement transaction with Laurus Master Fund, Ltd. which was exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder. Pursuant to the securities purchase agreement between Laurus and us, we issued to Laurus a secured convertible term note in the principal amount of $1,000,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due April 27, 2007, convertible into shares of our common stock at a conversion price of

$1.22 per share. Interest was payable at our option in cash or shares of common stock. Additionally, we issued a warrant to Laurus to purchase 313,000 shares of our common stock at exercise prices ranging between $1.40 and $1.83 per share. Laurus may exercise the warrant through April 27, 2009. We are obligated to register for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated April 27, 2004 between the registrant and the purchaser, of which this registration statement relates. On January 20, 2006, Laurus converted all amounts outstanding under this note into 528,082 shares of our common stock.

On September 25, 2003, we entered into a private placement transaction with Laurus Master Fund, Ltd. which was exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder. Pursuant to the securities purchase agreement between Laurus and us, we issued to Laurus a secured convertible term note in the principal amount of $1,200,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due September 25, 2006, convertible into shares of our common stock at a conversion price of $1.07 per share. Interest was payable at our option in cash or shares of common stock. Additionally, we issued a warrant to Laurus to purchase 375,000 shares of our common stock at exercise prices ranging between $1.23 and $1.61 per share. Laurus may exercise the warrant through September 25, 2010. We are obligated to register for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated September 25, 2003 between the registrant and the purchaser, of which this registration statement relates.

In June 2003, MediVision exercised its option, as stipulated in the Amendment No. 1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock. On January 24, 2006, we repaid the amounts outstanding under this convertible note.

Exhibit Number	Description of Exhibit	Footnote Reference
3.1	Articles of Incorporation of Ophthalmic Imaging Systems, as amended.	(1)
3.2	Amendment to Articles of Incorporation (Certificate of Determination of Preferences of	(4)
	Series A Junior Participating Preferred Stock of Ophthalmic Imaging Systems).
3.3	Amendment to Articles of Incorporation (Certificate of Determination of Preferences of Series B Preferred Stock of Ophthalmic Imaging Systems).	(7)
3.4	Amended and Restated Bylaws of Ophthalmic Imaging Systems.	(27)
4.1	Specimen of Stock Certificate.	(1)
4.2	Securities Purchase Agreement dated September 25, 2003 by and between Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.	(13)
4.3	Secured Convertible Term Note dated September 25, 2003 issued to Laurus.	(14)
4.4	Common Stock Purchase Warrant dated September 25, 2003 by and between Ophthalmic Imaging Systems and Laurus.	(15)
4.5	Registration Rights Agreement dated September 25, 2003 by and between Ophthalmic Imaging Systems and Laurus.	(16)
4.6	Security Agreement dated September 25, 2003 by and between Ophthalmic Imaging Systems and Laurus.	(17)

Exhibit Number	Description of Exhibit	Footnote Reference
4.7	Securities Purchase Agreement dated April 27, 2004 by and between Ophthalmic Imaging Systems and Laurus.	(20)
4.8	Secured Convertible Term Note dated April 27, 2004 issued to Laurus.	(21)
4.9	Common Stock Purchase Warrant dated April 27, 2004 by and between Ophthalmic Imaging Systems and Laurus.	(22)
4.10	Registration Rights Agreement dated April 27, 2004 by and between Ophthalmic Imaging Systems and Laurus.	(23)
4.11	Security Agreement dated April 27, 2004 by and between Ophthalmic Imaging Systems and Laurus.	(24)
5.1	Opinion of Troutman Sanders	II
10.1	Lease Agreement, dated as of April 21, 2001, between Ophthalmic Imaging Systems and Jackson-Jahn, Inc.	(11)
10.2	First Amendment to the Lease Agreement dated as of April 21, 2001 between Ophthalmic Imaging Systems and Jackson-Jahn, Inc.	(26)
10.3	Second Amendment to the Lease Agreement dated as of April 21, 2001 between Ophthalmic Imaging Systems and Jackson-Jahn, Inc.	(26)
10.4	Confidentiality Agreement dated March 27, 1992 between Ophthalmic Imaging Systems and Steven R. Verdooner.	(1)
10.5	Assignment dated October 23, 1990 of U.S. Patent Application for Apparatus and Method for Topographical Analysis of the Retina to Ophthalmic Imaging Systems by Steven R. Verdooner, Patricia C. Meade and Dennis J. Makes (as recorded on Reel 5490, Frame 423 in the Assignment Branch of the U.S. Patent and Trademark Office).	(1)
10.6	Form of International Distribution Agreement used by Ophthalmic Imaging Systems and sample form of End User Software License Agreement.	(1)
10.7	Stock Option Plan.	(2)+
10.8	Rental Agreement dated May 1, 1994 by and between Ophthalmic Imaging Systems and Robert J. Rossetti.	(3)
10.9	Ophthalmic Imaging Systems’ 1997 Nonstatutory Stock Option Plan and sample form of Nonstatutory Stock Option Agreement.	(5)+
10.10	Form of Indemnification Agreement between Ophthalmic Imaging Systems and each of its directors, officers and certain key employees.	(6)
10.11	Working Capital Funding Agreement dated as of July 13, 2000 by and between MediVision and Ophthalmic Imaging Systems.	(8)

Exhibit Number	Description of Exhibit	Footnote Reference
10.12	Amendment No. 1 to Working Capital Funding Agreement dated as of July 1, 2001 by and between MediVision and Ophthalmic Imaging Systems.	(10)
10.13	Registration Rights Agreement dated as of August 2000 by and between MediVision and the Ophthalmic Imaging Systems.	(8)
10.14	Cooperation and Project Funding Agreement dated January 21, 2001, among Israel- United States Binational Industrial Research and Development Foundation, MediVision and Ophthalmic Imaging Systems.	(9)
10.15	2000 Stock Option Plan.	(11)+
10.16	2003 Stock Option Plan.	(18)
10.17	Loan and Security Agreement dated as of February 28, 2005 by and between Ophthalmic Imaging Systems and MediVision Medical Imaging Ltd.
10.18	Promissory Note dated as of February 28, 2005 by and between Ophthalmic Imaging Systems and MediVision Medical Imaging Ltd.	(26)
10.19	Secured Debenture dated as of July 20, 2005 by and between Ophthalmic Imaging Systems and United Mizrahi Bank Ltd.	(28)
10.20	Research and Development Services Agreement dated as of January 1, 2004 by and between Ophthalmic Imaging Systems and MediVision Medical Imaging Ltd.	(29)
10.21	Distribution Agreement dated as of February 14, 2006 by and between Ophthalmic Imaging Systems and CCS Pawlowski GmbH.	(29)
10.22	Distribution Agreement dated as of January 1, 2004 by and between Ophthalmic Imaging Systems and MediVision Medical Imaging Ltd. and Addendum thereto dated December 9, 2005.
10.23	Services Agreement dated as of January 1, 2004 by and between Ophthalmic Imaging Systems, MediStrategy Ltd. and Noam Allon and Addendum thereto dated September 30, 2005.	(29)
10.24	Employment Agreement dated December 1, 2001 between Ophthalmic Imaging Systems and Gil Allon.	(30)
10.25	Amendment to Employment Agreement dated April 12, 2006 between Ophthalmic Imaging Systems. and Gil Allon.	(30)
10.26	Employment Agreement dated July 11, 2002, between Ophthalmic Imaging Systems and Ariel Shenhar.	(30)
10.27	Amendment to Employment Agreement dated December 3, 2003, between Ophthalmic Imaging Systems and Ariel Shenhar.	(30)
10.28	Amendment to Employment Agreement dated February 29, 2004, between Ophthalmic Imaging Systems and Ariel Shenhar.	(30)

Exhibit Number	Description of Exhibit	Footnote Reference
10.29	Amendment to Employment Agreement dated April 12, 2006, between Ophthalmic Imaging Systems and Ariel Shenhar.	(30)
10.30	Termination Agreement dated September 30, 2006, between Ophthalmic Imaging Systems and Dutchess Private Equities Fund II, LP.	*
14	Code of Ethics.	(26)
23.1	Consent of Perry-Smith LLP, Independent Auditors.	*
23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
24.1	Power of Attorney	(31)

________________________

#	Previously filed.

*	Filed herewith.

+	Management contract or compensatory plan or arrangement.

(1)	Incorporated by reference to Ophthalmic Imaging Systems’ Registration Statement on Form S-18, number 33-46864-LA.
(2)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended August 31, 1993, filed on November 26, 1993.
(3)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended August 31, 1994, filed on November 29, 1994.
(4)	Incorporated by reference to Exhibit A of Exhibit 1 of Ophthalmic Imaging Systems’ Form 8-K, filed on January 2, 1998.
(5)	Incorporated by reference to Ophthalmic Imaging Systems’ Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1997, filed on January 14, 1998.
(6)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998, filed on December 15, 1998.
(7)	Incorporated by reference to Exhibit 3.1 of Ophthalmic Imaging Systems’ Form 8-K, filed on November 24, 1999.
(8)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000, filed on December 13, 2000.
(9)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the transition period from September 1, 2000 to December 31, 2000, filed on March 29, 2001.
(10)	Incorporated by reference to Ophthalmic Imaging Systems’ Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed on November 14, 2001.

(11)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed on March 26, 2002.
(12)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 27, 2003.
(13)	Incorporated by reference to Exhibit 4.1 of Ophthalmic Imaging Systems’ Form 8-K, filed on October 1, 2003.
(14)	Incorporated by reference to Exhibit 4.2 of Ophthalmic Imaging Systems’ Form 8-K, filed on October 1, 2003.
(15)	Incorporated by reference to Exhibit 4.3 of Ophthalmic Imaging Systems’ Form 8-K, filed on October 1, 2003.
(16)	Incorporated by reference to Exhibit 4.4 of Ophthalmic Imaging Systems’ Form 8-K, filed on October 1, 2003.
(17)	Incorporated by reference to Exhibit 4.5 of Ophthalmic Imaging Systems’ Form 8-K, filed on October 1, 2003.
(18)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on March 25, 2004.
(19)	Incorporated by reference to Exhibit 4.1 of Ophthalmic Imaging Systems’ Form 8-K, filed on April 29, 2004.
(20)	Incorporated by reference to Exhibit 4.2 of Ophthalmic Imaging Systems’ Form 8-K, filed on April 29, 2004.
(21)	Incorporated by reference to Exhibit 4.3 of Ophthalmic Imaging Systems’ Form 8-K, filed on April 29, 2004.
(22)	Incorporated by reference to Exhibit 4.4 of Ophthalmic Imaging Systems’ Form 8-K, filed on April 29, 2004.
(23)	Incorporated by reference to Exhibit 4.5 of Ophthalmic Imaging Systems’ Form 8-K, filed on April 29, 2004.
(24)	Incorporated by reference to Exhibit 10.1 of Ophthalmic Imaging Systems’ Form 8-K filed on December 30, 2004.
(25)	Incorporated by reference to Exhibit 10.2 of Ophthalmic Imaging Systems’ Form 8-K filed on December 30, 2004.
(26)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed on March 18, 2005.
(27)	Incorporated by reference to Exhibit 99.1 of Ophthalmic Imaging Systems’ Form 8-K filed on May 5, 2005.
(28)	Incorporated by reference to Exhibit 99.2 of Ophthalmic Imaging Systems’ Form 8-K filed on July 25, 2005.
(29)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed on March 28, 2006.

(30)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on March 29, 2006.
(31)	Incorporated by reference to Ophthalmic Imaging Systems’ Registration Statement on Form SB-2, Registration No. 333-116217, filed on October 11, 2005.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, in the city of Sacramento, state of California, on May 30, 2008.

OPHTHALMIC IMAGING SYSTEMS

By:	/s/ Gil Allon
Gil Allon, Chief Executive Officer (Principal Executive Officer)

By:	/s/ Ariel Shenhar
Ariel Shenhar, Chief Financial Officer, Vice President and Secretary (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gil Allon
Gil Allon Chief Executive Officer (Principal Executive Officer)	Director	May 30, 2008
/s/ Ariel Shenhar
Ariel Shenhar Chief Financial Officer (Principal Financial and Accounting Officer)	Director	May 30, 2008
*
Yigal Berman	Director	May 30, 2008
/s/ William Greer
William Greer	Director	May 30, 2008

Jonathan Phillips	Director	May 30, 2008

		Director	May 30, 2008
Marc DeClarck

*By:	/s/ Ariel Shenhar
Ariel Shenhar Attorney-in-fact			May 30, 2008

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Footnote Reference
3.1	Articles of Incorporation of Ophthalmic Imaging Systems, as amended.	(1)
3.2	Amendment to Articles of Incorporation (Certificate of Determination of Preferences of	(4)
	Series A Junior Participating Preferred Stock of Ophthalmic Imaging Systems).
3.3	Amendment to Articles of Incorporation (Certificate of Determination of Preferences of Series B Preferred Stock of Ophthalmic Imaging Systems).	(7)
3.4	Amended and Restated Bylaws of Ophthalmic Imaging Systems.	(27)
4.1	Specimen of Stock Certificate.	(1)
4.2	Securities Purchase Agreement dated September 25, 2003 by and between Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.	(13)
4.3	Secured Convertible Term Note dated September 25, 2003 issued to Laurus.	(14)
4.4	Common Stock Purchase Warrant dated September 25, 2003 by and between Ophthalmic Imaging Systems and Laurus.	(15)
4.5	Registration Rights Agreement dated September 25, 2003 by and between Ophthalmic Imaging Systems and Laurus.	(16)
4.6	Security Agreement dated September 25, 2003 by and between Ophthalmic Imaging Systems and Laurus.	(17)
4.7	Securities Purchase Agreement dated April 27, 2004 by and between Ophthalmic Imaging Systems and Laurus.	(20)
4.8	Secured Convertible Term Note dated April 27, 2004 issued to Laurus.	(21)
4.9	Common Stock Purchase Warrant dated April 27, 2004 by and between Ophthalmic Imaging Systems and Laurus.	(22)
4.10	Registration Rights Agreement dated April 27, 2004 by and between Ophthalmic Imaging Systems and Laurus.	(23)
4.11	Security Agreement dated April 27, 2004 by and between Ophthalmic Imaging Systems and Laurus.	(24)
5.1	Opinion of Troutman Sanders	II
10.1	Lease Agreement, dated as of April 21, 2001, between Ophthalmic Imaging Systems and Jackson-Jahn, Inc.	(11)
10.2	First Amendment to the Lease Agreement dated as of April 21, 2001 between Ophthalmic Imaging Systems and Jackson-Jahn, Inc.	(26)

Exhibit Number	Description of Exhibit	Footnote Reference
10.3	Second Amendment to the Lease Agreement dated as of April 21, 2001 between Ophthalmic Imaging Systems and Jackson-Jahn, Inc.	(26)
10.4	Confidentiality Agreement dated March 27, 1992 between Ophthalmic Imaging Systems and Steven R. Verdooner.	(1)
10.5	Assignment dated October 23, 1990 of U.S. Patent Application for Apparatus and Method for Topographical Analysis of the Retina to Ophthalmic Imaging Systems by Steven R. Verdooner, Patricia C. Meade and Dennis J. Makes (as recorded on Reel 5490, Frame 423 in the Assignment Branch of the U.S. Patent and Trademark Office).	(1)
10.6	Form of International Distribution Agreement used by Ophthalmic Imaging Systems and sample form of End User SoftwareLicense Agreement.	(1)
10.7	Stock Option Plan.	(2)+
10.8	Rental Agreement dated May 1, 1994 by and between Ophthalmic Imaging Systems and Robert J. Rossetti.	(3)
10.9	Ophthalmic Imaging Systems’ 1997 Nonstatutory Stock Option Plan and sample form of Nonstatutory Stock Option Agreement.	(5)+
10.10	Form of Indemnification Agreement between Ophthalmic Imaging Systems and each of its directors, officers and certain key employees.	(6)
10.11	Working Capital Funding Agreement dated as of July 13, 2000 by and between MediVision and Ophthalmic Imaging Systems.	(8)
10.12	Amendment No. 1 to Working Capital Funding Agreement dated as of July 1, 2001 by and between MediVision and Ophthalmic Imaging Systems.	(10)
10.13	Registration Rights Agreement dated as of August 2000 by and between MediVision and the Ophthalmic Imaging Systems.	(8)
10.14	Cooperation and Project Funding Agreement dated January 21, 2001, among Israel- United States Binational Industrial Research and Development Foundation, MediVision and Ophthalmic Imaging Systems.	(9)
10.15	2000 Stock Option Plan.	(11)+
10.16	2003 Stock Option Plan.	(18)
10.17	Loan and Security Agreement dated as of February 28, 2005 by and between Ophthalmic Imaging Systems and MediVision Medical Imaging Ltd.
10.18	Promissory Note dated as of February 28, 2005 by and between Ophthalmic Imaging Systems and MediVision Medical Imaging Ltd.	(26)
10.19	Secured Debenture dated as of July 20, 2005 by and between Ophthalmic Imaging Systems and United Mizrahi Bank Ltd.	(28)

Exhibit Number	Description of Exhibit	Footnote Reference
10.20	Research and Development Services Agreement dated as of January 1, 2004 by and between Ophthalmic Imaging Systems and MediVision Medical Imaging Ltd.	(29)
10.21	Distribution Agreement dated as of February 14, 2006 by and between Ophthalmic Imaging Systems and CCS Pawlowski GmbH.	(29)
10.22	Distribution Agreement dated as of January 1, 2004 by and between Ophthalmic Imaging Systems and MediVision Medical Imaging Ltd. and Addendum thereto dated December 9, 2005.
10.23	Services Agreement dated as of January 1, 2004 by and between Ophthalmic Imaging Systems, MediStrategy Ltd. and Noam Allon and Addendum thereto dated September 30, 2005.	(29)
10.24	Employment Agreement dated December 1, 2001 between Ophthalmic Imaging Systems and Gil Allon.	(30)
10.25	Amendment to Employment Agreement dated April 12, 2006 between Ophthalmic Imaging Systems. and Gil Allon.	(30)
10.26	Employment Agreement dated July 11, 2002, between Ophthalmic Imaging Systems and Ariel Shenhar.	(30)
10.27	Amendment to Employment Agreement dated December 3, 2003, between Ophthalmic Imaging Systems and Ariel Shenhar.	(30)
10.28	Amendment to Employment Agreement dated February 29, 2004, between Ophthalmic Imaging Systems and Ariel Shenhar.	(30)
10.29	Amendment to Employment Agreement dated April 12, 2006, between Ophthalmic Imaging Systems and Ariel Shenhar.	(30)
10.30	Termination Agreement dated September 30, 2006, between Ophthalmic Imaging Systems and Dutchess Private Equities Fund II, LP.	*
14	Code of Ethics.	(26)
23.1	Consent of Perry-Smith LLP, Independent Auditors.	*
23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
24.1	Power of Attorney	(31)

________________________

#	Previously filed.

*	Filed herewith.

+	Management contract or compensatory plan or arrangement.

(1)	Incorporated by reference to Ophthalmic Imaging Systems’ Registration Statement on Form S-18, number 33-46864-LA.
(2)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended August 31, 1993, filed on November 26, 1993.
(3)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended August 31, 1994, filed on November 29, 1994.
(4)	Incorporated by reference to Exhibit A of Exhibit 1 of Ophthalmic Imaging Systems’ Form 8-K, filed on January 2, 1998.
(5)	Incorporated by reference to Ophthalmic Imaging Systems’ Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1997, filed on January 14, 1998.
(6)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998, filed on December 15, 1998.
(7)	Incorporated by reference to Exhibit 3.1 of Ophthalmic Imaging Systems’ Form 8-K, filed on November 24, 1999.
(8)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000, filed on December 13, 2000.
(9)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the transition period from September 1, 2000 to December 31, 2000, filed on March 29, 2001.
(10)	Incorporated by reference to Ophthalmic Imaging Systems’ Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed on November 14, 2001.
(11)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed on March 26, 2002.
(12)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 27, 2003.
(13)	Incorporated by reference to Exhibit 4.1 of Ophthalmic Imaging Systems’ Form 8-K, filed on October 1, 2003.
(14)	Incorporated by reference to Exhibit 4.2 of Ophthalmic Imaging Systems’ Form 8-K, filed on October 1, 2003.
(15)	Incorporated by reference to Exhibit 4.3 of Ophthalmic Imaging Systems’ Form 8-K, filed on October 1, 2003.
(16)	Incorporated by reference to Exhibit 4.4 of Ophthalmic Imaging Systems’ Form 8-K, filed on October 1, 2003.
(17)	Incorporated by reference to Exhibit 4.5 of Ophthalmic Imaging Systems’ Form 8-K, filed on October 1, 2003.
(18)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on March 25, 2004.

(19)	Incorporated by reference to Exhibit 4.1 of Ophthalmic Imaging Systems’ Form 8-K, filed on April 29, 2004.
(20)	Incorporated by reference to Exhibit 4.2 of Ophthalmic Imaging Systems’ Form 8-K, filed on April 29, 2004.
(21)	Incorporated by reference to Exhibit 4.3 of Ophthalmic Imaging Systems’ Form 8-K, filed on April 29, 2004.
(22)	Incorporated by reference to Exhibit 4.4 of Ophthalmic Imaging Systems’ Form 8-K, filed on April 29, 2004.
(23)	Incorporated by reference to Exhibit 4.5 of Ophthalmic Imaging Systems’ Form 8-K, filed on April 29, 2004.
(24)	Incorporated by reference to Exhibit 10.1 of Ophthalmic Imaging Systems’ Form 8-K filed on December 30, 2004.
(25)	Incorporated by reference to Exhibit 10.2 of Ophthalmic Imaging Systems’ Form 8-K filed on December 30, 2004.
(26)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed on March 18, 2005.
(27)	Incorporated by reference to Exhibit 99.1 of Ophthalmic Imaging Systems’ Form 8-K filed on May 5, 2005.
(28)	Incorporated by reference to Exhibit 99.2 of Ophthalmic Imaging Systems’ Form 8-K filed on July 25, 2005.
(29)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed on March 28, 2006.
(30)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on March 29, 2006.
(31)	Incorporated by reference to Ophthalmic Imaging Systems’ Registration Statement on Form SB-2, Registration No. 333-116217, filed on October 11, 2005.